As filed with the Securities and Exchange Commission on April 7, 1998
                                                      Registration No. 333-48285

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------
                                AMENDMENT No. 1
                                       to



                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ---------------
                      FISHER SCIENTIFIC INTERNATIONAL INC.
            (Exact name of registrant as specified in its charter)


    Delaware                          5049                      02-0451017
(State or other           (Primary standard industrial       (I.R.S. employer
 jurisdiction)             classification code number)    identification number)


                                  Liberty Lane
                                Hampton, NH 03842
                                 (603) 926-5911
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              Todd M. DuChene, Esq.
                      Fisher Scientific International Inc.
                                  Liberty Lane
                                Hampton, NH 03842
                                 (603) 925-5911
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                           Gregory A. Fernicola, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                                919 Third Avenue
                               New York, NY 10022
                                 (212) 735-3000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                                ---------------
If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and their is compliance with General Instruction G, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_] ___________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


                                ---------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS


                           Offer For All Outstanding
             9% Senior Subordinated Notes due 2008 in Exchange for
               9% Senior Subordinated Notes due 2008, Which Have
               Been Registered Under the Securities Act of 1933,
                                As Amended, of


                                 [FISHER LOGO]




The Exchange Offer will expire at 5:00 p.m., New York City time, on May 8,
                            1998, unless extended.

                               ---------------

     Fisher Scientific International Inc. ("Fisher" and, collectively with its subsidiaries, the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount of up to $400,000,000 of its 9% Senior Subordinated Notes due 2008 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 9% Senior Subordinated Notes due 2008 (the "Old Notes" and, together with the New Notes, the "Notes") from the holders (the "Holders") thereof. The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes and except for certain provisions providing for liquidated damages on the Old Notes under certain circumstances relating to the timing of the Exchange Offer.

     On January 21, 1998, Fisher issued $400,000,000 aggregate principal amount of Old Notes. The Old Notes were issued pursuant to an offering exempt from registration under the Securities Act and applicable state securities laws.

     Interest on the Notes is payable semiannually in arrears on February 1 and August 1 of each year, commencing August 1, 1998. The Notes will mature on February 1, 2008. The Notes will be redeemable at the option of Fisher, in whole or in part, at any time on or after February 1, 2003, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, on or prior to February 1, 2001, Fisher may redeem in the aggregate up to 40% of the original principal amount of the Notes at a redemption price equal to 109% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds of one or more Equity Offerings (as defined herein); provided, however, that at least 60% of the aggregate principal amount of Notes originally issued remain outstanding immediately after giving effect to such redemption. See "Description of the Notes-Optional Redemption." Upon a Change of Control (as defined herein), if Fisher does not redeem the Notes, subject to certain conditions, each holder of Notes will have the right to require Fisher to purchase all or a portion of such holder's Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes-Change of Control."

     The Old Notes were issued as part of the financing necessary to effect the Recapitalization (as defined herein) of the Company. Concurrently with the consummation of the offering of the Old Notes, Fisher and certain subsidiary borrowers entered into a new credit facility (the "New Credit Facility") to obtain funds that will also be used in part to effect the Recapitalization. See "The Recapitalization."

     The Notes are unsecured senior subordinated obligations of Fisher and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of Fisher, including borrowings under the New Credit Facility, and rank pari passu in right of payment with all other existing and future senior subordinated indebtedness of Fisher. As of December 31, 1997, on a pro forma basis after giving effect to the Recapitalization and the financing therefor, Fisher would have had approximately $469.7 million of Senior Indebtedness outstanding.

     For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from January 21, 1998. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes.

     The New Notes are being offered hereunder in order to satisfy certain obligations of Fisher contained in the Registration Rights Agreement (as defined). Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to third parties, Fisher believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any Holder which is an "affiliate" of Fisher within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement with any person to participate in the distribution of such New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. For a period of 180 days after the Expiration Date (as defined herein), Fisher will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     Fisher will not receive any proceeds from the Exchange Offer. Fisher will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event Fisher terminates the Exchange Offer and does not accept for exchange any Old Notes, Fisher will promptly return the Old Notes to the Holders thereof. See "The Exchange Offer."

     There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of Holders of the New Notes to sell their New Notes or the price at which such Holders may be able to sell their New Notes. Merrill Lynch & Co., Donaldson, Lufkin & Jenrette Securities Corporation and Chase Securities Inc. (the "Initial Purchasers") have advised Fisher that they currently intend to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notice. Fisher does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

     See "Risk Factors" beginning on page 12 for a discussion of certain factors that should be considered by prospective investors who tender their Old Notes in the Exchange Offer.
                               ---------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.


                 The date of this Prospectus is April 7, 1998.

                          FORWARD-LOOKING STATEMENTS

     Certain statements contained herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those contemplated or projected, forecast, estimated or budgeted in or expressed or implied by such forward-looking statements. Such factors include, among others, the risk and other factors set forth under "Risk Factors" as well as the following: general economic and business conditions; industry trends; overseas expansion; the loss of major customers or suppliers; the timing of orders received from customers; cost and availability of raw materials; changes in business strategy or development plans; availability and quality of management; and availability, terms and deployment of capital. SPECIAL ATTENTION SHOULD BE PAID TO SUCH FORWARD-LOOKING STATEMENTS INCLUDING, BUT NOT LIMITED TO, STATEMENTS RELATING TO (I) THE COMPANY'S ABILITY TO EXECUTE ITS POST-MERGER BUSINESS STRATEGY, (II) THE COMPANY'S ABILITY TO OBTAIN SUFFICIENT RESOURCES TO FINANCE ITS WORKING CAPITAL AND CAPITAL EXPENDITURE NEEDS AND PROVIDE FOR ITS KNOWN OBLIGATIONS, (III) INDUSTRY SALES GROWTH AND THE ABILITY OF THE COMPANY TO MAKE ACQUISITIONS, AND (IV) THE IMPACT OF ENVIRONMENTAL REGULATION ON THE COMPANY'S OPERATIONS.


                             AVAILABLE INFORMATION

     Fisher is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by Fisher with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public References Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains an Internet "website" that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. Fisher Common Stock is listed on the NYSE, and reports, proxy statements and other information concerning the Company may be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. This Prospectus constitutes a part of a Registration Statement on Form S-4 filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the New Notes offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to such copy filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Prospectus incorporates by reference documents which are not presented herein or delivered herewith. Copies of any such documents relating to the Company, other than exhibits to such documents (unless such exhibits specifically are incorporated by reference in such documents), are available without charge, upon written or oral request, from Fisher Scientific International Inc., Liberty Lane, Hampton, New Hampshire 03842, Attention: Todd
M. DuChene, Esq., Vice President, General Counsel and Secretary, telephone
(603) 926-5911.

     The following documents previously filed by the Company (File No. 1-10920) with the Commission are incorporated in this Prospectus by reference:

   (1) Fisher's Annual Report on Form 10-K for the year ended December 31,
   1997;

   (2) Fisher's Current Report on Form 8-K dated February 5, 1998; and

   (3) Fisher's Proxy Statement/Prospectus on Form S-4 dated December 19,
      1997, including Fisher's definitive proxy material mailed to Fisher's stockholders in connection with the special meeting of stockholders to be held on January 16, 1998, and as amended on February 2, 1998.

     All reports and other documents subsequently filed by Fisher pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

                     (This page intentionally left blank)

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, all references in this Prospectus to the "Company" refer to Fisher Scientific International Inc., a Delaware corporation, and its subsidiaries. All references to "fiscal 1997" refer to the year ended December 31, 1997. Unless otherwise indicated, industry data contained herein is derived from publicly available industry trade journals, reports and other publicly available sources, which the Company has not independently verified, or from Company estimates which the Company believes to be reasonable but which have not been independently verified. FOR A DISCUSSION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 12.


                                  The Company

     Fisher Scientific International Inc. is a world leader in serving science, providing more than 245,000 products and services to research, healthcare, industrial, educational and government customers in 145 countries. The Company serves as a one-stop source for the scientific and laboratory needs of its customers, supplying a broad product offering of leading brands of instruments, research chemicals, clinical consumables, diagnostics, laboratory workstations and other laboratory supplies. The Company provides integrated supply services for the procurement of maintenance, repair and operating ("MRO") products and other basic supplies, and also develops and markets software for electronic commerce. Fisher was founded in 1991, although the business conducted by its principal operating subsidiary, Fisher Scientific Company L.L.C., has been in continuous operation since 1902 and traces its roots to 1851. Fisher's principal executive offices are located at Liberty Lane, Hampton, New Hampshire 03842, and its telephone number is (603) 926-5911.

     Pursuant to the Second Amended and Restated Agreement and Plan of Merger amending an Agreement and Plan of Merger dated August 7, 1997 (as amended, the "Merger Agreement") dated November 14, 1997, between the Company and FSI Merger Corp. ("FSI"), a Delaware corporation formed by Thomas H. Lee Company ("THL Co."), providing for, among other things, the merger (the "Merger" and, together with the financing of the Merger and the related transactions described below, the "Recapitalization") of such corporation with and into Fisher, which was consummated on January 21, 1998, approximately 87% of the fully diluted common stock of Fisher was converted into the right to receive $48.25 per share in cash (approximately $955.0 million in the aggregate) pursuant to an election process that provided stockholders the right to elect for each share of Fisher Common Stock held, subject to proration, either $48.25 in cash or to retain one share of stock in the recapitalized company. Pursuant to the Merger Agreement, vesting of all outstanding options accelerated.


The Industry

     The Company's market consists of five principal sectors: (i) scientific research and development activities conducted by biotechnology, pharmaceutical, chemical, environmental and other entities; (ii) hospitals and physicians' offices that perform diagnostic tests on patients, (iii) commercial and national reference laboratories; (iv) educational activities in research institutions, medical schools, universities, colleges, elementary and secondary schools; and (v) users of MRO materials and occupational health and safety products in production and other activities.

     The Company's largest market is the scientific research supply market. According to a recent study conducted by the Laboratory Products Association, sales to the scientific research supply market were estimated to be approximately $5 billion during 1997. The scientific research market is primarily impacted by the level of applicable scientific and technology related research and development ("R&D") spending in the U.S. The National Science Foundation estimates that non-defense related R&D expenditures increased from $44 billion in 1980 to over $130 billion in 1995, representing a compound annual growth rate of approximately 7.5%. In addition to this growth, non-defense-related R&D expenditures have not typically been subject to cyclical swings, having not experienced a year-over-year decline since 1960 (when the National Science Foundation began publishing such data).

     The Company's second-largest market is the U.S. clinical laboratory testing market. A recent study by MarketData Enterprises Inc. estimated that the U.S. clinical laboratory testing market totaled approximately $30 billion in 1997, up from approximately $27 billion in 1993. Based on these overall spending levels, management estimates that the clinical testing equipment and supply market, the market the Company competes in, totals approximately $6 billion. The Company's third-largest market, safety supply, which is a subset of the $225 billion MRO market, is estimated to be approximately $7 billion. This market is currently highly fragmented, but there has been a recent trend towards consolidation of suppliers of safety products.

     The markets in which the Company competes are typically characterized by high transaction volume (units) with relatively small average order prices. As a result, customers in these markets incur relatively high average procurement costs per order. The Company believes that as end users consolidate their vendor base and/or outsource their procurement functions to reduce costs, manufacturer use of distribution and demand for the Company's distribution and third party procurement services, including demand for the Company's electronic ordering technology, will increase. By leveraging the Company's distribution and technological capabilities as well as its national sales force, manufacturers and end users can reduce the cost of procurement for an expanding list of products.

     Over the last few years, the trend toward fewer suppliers has resulted in consolidation of the fragmented scientific distribution market. Consolidation benefits larger distributors by presenting them with the opportunity to leverage large distribution infrastructures over higher sales volume and more customers. The mergers of Fisher with CMS and VWR Scientific Products Corporation with Baxter Industrial are illustrative of this trend. These same trends exist in most international markets.

Products and Services

     The Company currently has over 245,000 products available for delivery from its electronic and other order-entry systems and is continuously expanding and refining its product offerings to provide its customers with a complete array of laboratory and clinical testing supplies. In addition to supplying leading brands of instruments, supplies and equipment, the Company offers research chemicals, clinical consumables, instruments, diagnostics, and laboratory workstations of its own manufacture.

     Fisher Products. The Company's product portfolio is comprised of proprietary products as well as sourced products. Proprietary offerings consist of self-manufactured products and products sold through exclusive distribution agreements. Management estimates that proprietary products accounted for approximately 40% of total sales in fiscal 1997. Consumable products, such as laboratory supplies and specialty chemicals, represented approximately 75% of the Company's total sales in fiscal 1997.

     Sales and Customer Service Professionals. In order to reduce the complexity of today's scientific research and clinical testing product offerings, the Company provides customer support through a worldwide sales and customer service network. The Company's direct sales force consists of over 1,000 account representatives and product/systems sales specialists worldwide. Most of the members of the Company's direct sales force have scientific or medical backgrounds, which enable them to provide technical assistance to the end users of Fisher products. In addition to performing traditional selling functions, these representatives provide the basis for a market-driven development program for new products and services by identifying customer needs and utilizing the Company's accumulated technical expertise to translate those needs into new services or products, which may be manufactured by either the Company or its suppliers. In addition, the Company's customer service organization includes over 1,000 representatives worldwide. These customer service representatives, supported by a scientific and technical staff, respond to end-user product or application questions and assist the Company's customers with efficient order entry and order expediting. In response to customers' efforts to improve purchasing efficiencies, the Company has developed the computerized order-entry systems described in "Electronic Commerce" below.

     Electronic Commerce. In an effort to meet its customers' desire to improve purchasing efficiencies, the Company expanded its role as an industry leader in the development and deployment of electronic commerce solutions through the formation of Fisher Technology Group ("FTG"). This business unit was established to commercialize software and related services developed by the Company. Organizations are utilizing these offerings to implement advanced supply-chain-management techniques that enable procurement to be automated for improved service at lower total cost. These Internet, intranet and client/server solutions are an extension of FTG's historical inventory management and procurement systems. The applications contain full graphics and text display, and provide search, retrieval, order-management and transaction-processing functions. CornerStone allows buyers and suppliers to create public or private web sites to support their business-to-business transactions. ProcureNet (www.procurenet.com), a public mall owned and operated by FTG, utilizes the CornerStone architecture to provide the general commercial community access to the electronic storefronts of its supplier tenants. More than 300,000 products are currently available on ProcureNet. SupplyLink provides the same capability in a client/server environment.

     Fisher Catalog. The Fisher Catalog has been published for over 90 years and is a standard reference for the scientific community worldwide. In addition, the Company publishes the CMS/Fisher Healthcare Catalog, the Fisher Chemical Catalog, the Fisher Science Education catalog, as well as several international catalogs in nine different languages. In 1995, the Company established an Internet site (Fishersci.com), which currently features The Fisher Catalog, the Fisher Chemical Catalog, the Fisher Safety Catalog, the Acros Organics Catalog of Fine Chemicals and the CMS/Fisher Healthcare Catalog, as well as other product, safety and general information, all in electronic form for quick and easy access. More than 100,000 items and over 25,000 images representing 6,000 catalog pages can be browsed. New products are continuously added, making the Fisher suite of catalogs a dynamic library, one of the most complete and up-to-date sources of laboratory and safety products available. The Company's customers now have the ability to place their orders electronically through an intuitive, integrated and easy-to-use process. The Company also continues to publish over a dozen international catalogs to support its growing worldwide presence. More than one million copies of the Company's various catalogs are produced biannually, with supplements tailored to specific market segments such as biotechnology, research chemicals, educational materials and occupational health and safety.

Distribution

     The Company's distribution network comprises 32 locations in the U.S., including a national distribution center in Somerville, New Jersey, four regional centers (New Jersey, California, Illinois and Georgia) and twenty-seven local facilities throughout the United States. The Company also has two distribution centers in Canada and one each in Germany, France, England, Belgium, Singapore, Korea, Malaysia, Mexico and Australia. Through its worldwide distribution networks, the Company distributes an average of 20,000 items every business day, with products accounting for more than 90% of total sales in fiscal 1997 shipped to customers within 24 hours of being ordered.

Manufacturing

     The Company operates principal manufacturing facilities in Fair Lawn, Somerville and Swedesboro, New Jersey; Two Rivers, Wisconsin; Indiana and Pittsburgh, Pennsylvania; Huntersville, North Carolina; Loughborough, United Kingdom; Geel, Belgium; Rochester, New York; and Mountain Home, Arkansas. Products manufactured include research, bulk and organic chemical, laboratory equipment, laboratory fumehoods, wood, plastic and metal laboratory workstations and furniture, computer local area network "LAN" cabinets, scientific glassware and plastic labware, and diagnostic and educational materials. More than one-half of these products are sold directly to end users, other dealers and distributors with the balance sold through the Company's distribution network.

     The Company's manufacturing customers range from small start-up operations to large national corporations and government agencies. The Company's manufacturing operations are not dependent on any single customer and are operated on a "stand alone" basis to complement the Company's distribution organization by providing the Company's sales representatives with a full range of value added service and product offerings and to position the Company as a one-stop source for all of the customer's scientific research and laboratory needs.

Suppliers

     The Company distributes laboratory instruments, supplies and equipment obtained from over 3,200 vendors. Vendors generally offer these products to distributors on substantially similar terms. Although certain products are available from only a limited number of vendors, Fisher does not anticipate that it will be unable to purchase any of the products it distributes. The Company's largest supplier represented approximately 11% of total sales in fiscal 1997.

Competition

     The Company operates in a highly competitive market. The Company competes primarily with a wide range of suppliers and manufacturers that sell their own products directly to end users. The Company also competes with other distributors, such as VWR Scientific Products Corporation in the scientific research market and Allegiance Corporation in the clinical market. The principal means of competition in the markets the Company serves are systems capabilities, breadth and exclusivity of product offerings, price and service. The Company believes that it competes effectively in these areas through The Fisher Catalog, electronic procurement systems, integrated supply capabilities, and international logistics and distribution capabilities.

Trademarks and Patents

     The Company owns or licenses a number of patents and patent applications that are important to its businesses. The Company has more than 200 registered and unregistered service marks and trademarks for its products and services. Some of its more significant marks include CornerStone, Fisher Rims, ProcureNet, SupplyLink, UniKix, Webkix, Accumet, Acros, Biochemical Sciences, Chemalert, Chemguard, CMS, Curtin Matheson Scientific, Enviroware, Fisher, Fisherbiotech, Fisherbrand, Fisher Diagnostics, Fisher Healthcare, Fisher Safety, Fisher Scientific, Gastrak, Hamilton, Histoprep, Isotemp, Marathon, Microprobe, Optima, Pacific Hemostasis, and Valutrak. Registered trademarks generally can have perpetual life, provided they are renewed on a timely basis and continue to be used properly as trademarks, subject to the rights of third parties to seek cancellation of the marks.

Customers, Seasonality and Backlog

     The Company's sales are not materially dependent upon any single customer or any few customers. No single customer of the Company represented more than 5% of 1997 sales. The Company's customers range in size from start-up companies, hospital purchasing consortiums, and government agencies to nationally and internationally recognized scientific research, medical and educational institutions. The Company's sales are generally related to applicable R&D spending and to clinical testing practices and are therefore not seasonal to any significant extent. In addition, no material portion of the Company's business is subject to renegotiation of profits or termination at the election of the United States Government. Because the Company's products are, in most cases, sold for immediate shipment, there are no significant backlogs.


                              The Recapitalization

     On November 14, 1997, Fisher and FSI entered into the Merger Agreement providing for, among other things, the Merger as well as the other elements of the Recapitalization.

     As a result of the Merger, THL Co. (through the Thomas H. Lee Equity Fund III, L.P. ("THL Fund III") and other affiliates of THL Fund III (collectively "THL"), DLJ Merchant Banking Partners II, L.P. and affiliates ("DLJMB"), Chase Equity Associates, L.P. ("Chase Equity") and Merrill Lynch & Co. ("Merrill Lynch" and, together with THL, DLJMB and Chase Equity, the "Equity Investors") own 78.4% of the issued and outstanding shares of Fisher Common Stock, with THL owning 50.2% of the outstanding shares.

     In connection with the Recapitalization, Fisher has entered into and, along with certain material foreign subsidiaries, is the obligor pursuant to, a new senior bank credit facility consisting of (i) a $294.2 million term loan facility (the "Term Facility") and (ii) a $175.0 million revolving credit facility (the "Revolving Credit Facility" and, together with the Term Facility, the "New Credit Facility"). In addition to the net proceeds from the sale of the Old Notes, Fisher financed the Recapitalization with (a) $294.2 million of term loan borrowings under the New Credit Facility, (b) $150.0 million of proceeds pursuant to a securitization of accounts receivable (the "Receivables Securitization Facility") and (c) $303.0 million from the sale of common stock to the Equity Investors (the "Equity Contribution"). The proceeds from such bank borrowings, the sale of the Old Notes, the Receivables Securitization Facility and the Equity Contribution were used principally to finance the conversion into cash of the shares of Fisher Common Stock then outstanding which were not retained by existing stockholders and eligible employees, to refinance certain outstanding indebtedness of the Company and to pay related fees and expenses of the Merger.

     The following table sets forth the sources and uses of funds in connection with the financing of the Recapitalization assuming the Recapitalization was consummated on December 31, 1997:

   Sources:

                                                           Amount
                                                       --------------
                                                        (In millions)
       Revolving Credit Facility(1) ................          $0.0
       Receivables Securitization Facility .........         150.0
       Term Facility ...............................         294.2
       Proceeds from sale of the Old Notes .........         400.0
       New equity capital(2) .......................         303.0
                                                          --------
           Total ...................................     $ 1,147.2
                                                         =========
   Uses:
       Cash merger consideration ...................     $   955.0
       Repayment of existing indebtedness ..........         112.0
       Estimated fees and expenses .................          72.5
       Excess cash .................................           7.7
                                                         ---------
           Total ...................................     $ 1,147.2
                                                         =========

   ----------------

   (1) The $175.0 million Revolving Credit Facility is available for working capital and general corporate purposes.

   (2) Does not include common stock retained by existing shareholders ($36.0 million measured at the cash price of $48.25 per share), $36.2 million of common stock issued to management pursuant to the conversion of options by certain employees and $11.0 million of common stock retained by certain eligible employees. As a result of the Recapitalization, shares of FSI common stock were converted into shares of Fisher Common Stock.

                               The Exchange Offer

   Securities Offered...   $400,000,000 principal amount of 9% Senior
                           Subordinated Notes due 2008 which have been registered under the Securities Act. The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except for certain provisions providing for liquidated damages on the Old Notes under certain circumstances relating to the timing of the Exchange
                           Offer.

   The Exchange Offer...   The New Notes are being offered in exchange for
                           a like principal amount of Old Notes. The issuance of the New Notes is intended to satisfy obligations of Fisher contained in the Registration Rights
                           Agreement, dated January 21, 1998, among Fisher and the Initial Purchasers (the "Registration Rights
                           Agreement").

   Expiration Date;

   Withdrawal Rights....   The Exchange Offer will expire at 5:00 p.m.,
                           New York City time, on May 8, 1998, or such later date and time to which it is extended. The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.
                           Any Old Note not accepted for exchange for any reason will be returned without expense to the tendering
                           Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See
                           "The Exchange Offer--Terms of the Exchange Offer;
                           Period for Tendering Old Notes" and "--Withdrawal
                           Rights."


   Procedures for Tendering
   Old Notes............   Each Holder of Old Notes wishing to accept the
                           Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with either certificates for such Old Notes or a Book-Entry
                           Confirmation (as defined herein) of such Old Notes into the Book-Entry Transfer Facility (as defined herein), if such procedure is available, and any other required documentation to the exchange agent
                           (the "Exchange Agent") at the address set forth herein. By executing the Letter of Transmittal, each Holder will represent to Fisher, among other things, that (i) the New Notes acquired pursuant to the Exchange Offer by the Holder and any other person are being obtained in the ordinary course of business of the person receiving such New Notes, (ii) neither the Holder nor such other person is participating in, intends to participate in or has an arrangement or understanding with any person to participate in the distribution of such New Notes and (iii) neither the Holder nor such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker or dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer--Procedures for Tendering Old Notes" and "Plan of Distribution."

   Special Procedures for
   Beneficial Owners....   Any beneficial owner whose Old Notes are registered
                           in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time. See
                           "The Exchange Offer--Procedures for Tendering Old
                           Notes."

   Guaranteed Delivery
   Procedures...........   Holders of Old Notes who wish to tender their Old
                           Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange
                           Offer--Guaranteed Delivery Procedures."

   Certain Federal Income
   Tax Considerations...   The exchange pursuant to the Exchange Offer will
                           not result in the recognition of income, gain or loss to the Holders or the Company for federal income tax purposes. See "Certain Federal Income Tax
                           Considerations."

   Use of Proceeds......   There will be no proceeds to the Company from the
                           Exchange Offer.

   Exchange Agent.......   State Street Bank and Trust Company is serving as
                           Exchange Agent in connection with the Exchange Offer.
                           See "The Exchange Offer--Exchange Agent."


                     Consequences of Exchanging Old Notes

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Fisher does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of the Notes--Registration Rights." Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, Fisher believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any Holder which is an "affiliate" of Fisher within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement with any person to participate in the distribution of such New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account in exchange of Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a Prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. See "The Exchange Offer--Consequences of Exchanging Old Notes."

                     Summary Description of the New Notes

     The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except for certain provisions under the Registration Rights Agreement providing for liquidated damages on the Old Notes under certain circumstances relating to timing of the Exchange Offer, which rights in each case will terminate upon consummation of the Exchange Offer. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from January 21, 1998. Accordingly, registered Holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from January 21, 1998. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer, which rights will terminate upon consummation of the Exchange Offer.

   Notes Offered.........  Up to $400,000,000 principal amount of Fisher's 9%
                           Senior Subordinated Notes due 2008, which have been registered under the Securities Act.

   Maturity Date.........  February 1, 2008.

   Interest Payment
    Dates ...............  February 1 and August 1 of each year, commencing
                           August 1, 1998.

   Optional Redemption...  The Notes are redeemable at the option of Fisher, in whole or in part, at any time on or after February 1, 2003 at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, on or prior to February 1, 2001, Fisher, at its option, may redeem in the aggregate up to 40% of the original principal amount of the Notes at a redemption price equal to 109% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds of one or more Equity Offerings; provided, however, that at least 60% of the aggregate principal amount of Notes originally issued remain outstanding immediately after giving effect to such redemption. See "Description of the Notes--Redemption--Optional Redemption."

   Ranking...............  The Notes are unsecured senior subordinated obligations of Fisher and will be subordinated in right of payment to all existing and future Senior Indebtedness of Fisher, including borrowings under the New Credit Facility and outstanding under the 7-1/8% Notes due 2005 and rank pari passu in right of payment with all other existing and future senior subordinated indebtedness of Fisher. As of December 31, 1997, after giving pro forma effect to the Recapitalization, Fisher would have had approximately $469.7 million of Senior Indebtedness outstanding. See "Description of the Notes--Subordination."

   Change of Control.....  Upon the occurrence of a Change of Control
                           Triggering Event (as defined herein), subject to certain conditions, each holder of Notes will have the right to require Fisher to purchase such holder's Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. In addition, at any time on or prior to February 1, 2003, upon the occurrence of a Change of Control, the Company may, at its option, redeem all but not less than all of the Notes, at a redemption price equal to the sum of (i) 100% of the outstanding principal amount thereof plus (ii) the Applicable Premium (as defined herein) plus (iii) accrued and unpaid interest and Liquidated Damages (as defined herein), if any, to the date of redemption. See "Description of the Notes--Change of Control."

   Covenants.............  The indenture pursuant to which the Old Notes were, and the New Notes will be, issued (the "Indenture") contains certain covenants that, among other things, limit the ability of Fisher and any Restricted Subsidiary (as defined herein) to (i) incur additional indebtedness, (ii) pay dividends or make other distributions in respect of its capital stock,
                           (iii) repurchase equity interests or subordinated indebtedness, (iv) create certain liens, (v) enter into certain transactions with affiliates, (vi) consummate certain asset sales and (vii) merge or consolidate. See "Description of the Notes--Certain Covenants."

   Exchange Offer;
   Registration
   Rights................  Holders of New Notes (other than as set forth below) are not entitled to any registration rights with respect to the New Notes. Pursuant to the Registration Rights Agreement (the "Registration Rights Agreement"), Fisher agreed to use its best efforts to file an Exchange Offer Registration Statement (as defined). The Registration Statement of which this Prospectus is a part constitutes the Exchange Offer Registration Statement. Under certain circumstances, certain Holders of Notes (including Holders of Notes who may not participate in the Exchange Offer or who may not freely resell New Notes received in the Exchange Offer) may require Fisher to file, and cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of Notes by such Holders before making a decision to tender their Old Notes in the Exchange Offer. See "Description of the Notes--Exchange Offer; Registration Rights."

   Use of Proceeds.......  The Company will not receive any proceeds from the
                           Exchange Offer. The net proceeds from the offering of the Old Notes, together with certain borrowings under the New Credit Facility, the Receivables Securitization Facility and the Equity Contribution, were used to finance the Recapitalization and to pay fees and expenses in connection therewith. See "Use of Proceeds," "Capitalization" and "The Recapitalization."


                                 Risk Factors

     Holders of Old Notes should carefully consider the matters set forth under "Risk Factors," beginning on page 12, and all other information set forth in this Prospectus, before making a decision to tender their Old Notes in the Exchange Offer.

               Selected Historical and Pro Forma Financial Data
                             (Dollars in millions)

     The selected financial data for each of the fiscal years in the five year period ended December 31, 1997 have been derived from the Company's audited financial statements. Such information is contained in and should be read in conjunction with the financial statements and accompanying notes included or incorporated by reference in the Company's Annual Reports on Form 10-K for such years. The selected unaudited pro forma financial data of the Company have been derived from, and should be read in conjunction with, the Unaudited Pro Forma Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. See "Unaudited Pro Forma Financial Statements." The selected unaudited pro forma financial data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the Recapitalization had been consummated on the dates indicated, nor are they necessarily indicative of future operating results or financial position.

                                                                       Year ended December 31,
                                                        ------------------------------------------------------
                                                         1993       1994       1995(a)      1996        1997
                                                        ------    --------    --------    --------    --------
Income Statement Data:
Sales ................................................  $978.4    $1,126.7    $1,435.8    $2,144.4    $2,175.3
Cost of sales ........................................   685.7       807.8     1,048.9     1,565.9     1,583.6
                                                        ------    --------    --------    --------    --------
Gross profit .........................................   292.7       318.9       386.9       578.5       591.7
Selling, general and administrative expense ..........   232.0       255.0       334.4       483.9       518.8
Restructuring and other charges(b) ...................      --          --        34.3          --        51.8
                                                        ------    --------    --------    --------    --------
Income from operations ...............................    60.7        63.9        18.2        94.6        21.1
Interest expense .....................................     7.9         9.0        15.0        27.1        23.0
Other (income) expense, net ..........................    (5.0)       (7.8)       (1.1)       (0.1)        3.2
                                                        ------    --------    --------    --------    --------
Income (loss) before income taxes ....................    57.8        62.7         4.3        67.6        (5.1)
Provision for income taxes ...........................    25.2        27.0         1.1        30.8        25.4
                                                        ------    --------    --------    --------    --------
Net income (loss) ....................................  $ 32.6    $   35.7    $    3.2    $   36.8    $  (30.5)
                                                        ======    ========    ========    ========    ========
Other Financial Data:
Ratio of earnings (loss) to fixed charges(c) .........     6.3x        6.1x        1.2x        3.1x        0.8x
EBITDA(d) ............................................  $ 85.7    $   91.1    $   98.2    $  157.2    $  157.9
Depreciation and amortization ........................    20.0        19.4        28.9        44.6        47.0
Capital expenditures .................................    12.9        17.7        24.6        40.7        59.2

Pro Forma Unaudited Financial Data:
Ratio of earnings to fixed charges(c) ................                                                     0.2x
EBITDA(d) ............................................                                                $  156.9
Cash interest expense(e) .............................                                                    83.8
Ratio of EBITDA to cash interest expense .............                                                     1.9x


                                                As of December 31, 1997
                                              ---------------------------
                                               Historical      Pro Forma
                                              ------------   ------------
Balance Sheet Data:
Working capital ...........................     $  237.5      $   123.1
Total assets ..............................      1,176.5        1,066.9
Total indebtedness(f) .....................        287.5          869.7
Stockholders' equity (deficiency) .........        347.1         (355.6)

                                               (see footnotes on following page)

  (a) On October 17, 1995, Fisher acquired CMS and Fisons Scientific Equipment ("FSE") from Fisons. The operations of CMS and FSE have been included in the Company's consolidated financial statements from the date of acquisition.

  (b) During the fourth quarter of 1997, the Company recorded $51.8 million ($47.0 million, net of tax) of restructuring and other charges. These charges related to the closure of additional logistics and customer-service centers, and related asset write-offs in the United States, personnel reductions in the United States and internationally, and the write-off of goodwill related to certain international operations. During the third quarter of 1995, the Company recorded a $34.3 million ($20.3 million, net of tax) restructuring charge. The charge is primarily related to the elimination and in some cases relocation of certain administrative functions, a sales force reorganization, and the global consolidation of certain domestic, Canadian and international logistics and customer-service facilities and systems.

  (c) For purposes of computing this ratio, earnings (loss) consist of income
      (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of an interest factor.

  (d) "EBITDA" is defined as net income, plus provision for income taxes, plus interest expense, plus depreciation and amortization expense, plus certain restructuring and nonrecurring expenses, less nonrecurring gains on sales of assets plus estimated insurance cost reductions in 1997 which will be realized in 1998. EBITDA is used here because the Company believes it is an indicator of the Company's ability to service existing and future indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. The Company's computation of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA is calculated as follows (in millions):

                                                                       Year Ended December 31,           Pro Forma
                                                           --------------------------------------------  ---------
                                                            1993     1994     1995       1996      1997     1997
                                                            ----     ----     ----       ----      ----     ----
   Net Income (Loss)                                       $32.6    $35.7    $ 3.2    $  36.8    $(30.5)  $(69.9)
   Income Tax Provision (Benefit)                           25.2     27.0      1.1       30.8      25.4     (0.9)
   Interest Expense                                          7.9      9.0     15.0       27.1      23.0     87.7
   Depreciation and Amortization                            20.0     19.4     28.9       44.6      47.0     47.0
   Restructuring and other charges (See note (b) above)       --       --     34.3         --      51.8     51.8
   Nonrecurring charges in selling, general
     and administrative expense (1)                           --       --     14.5       18.2      29.8     29.8
   Nonrecurring charges in cost of sales (1)                  --       --      1.2        1.2       6.7      6.7
   Amounts in other (income) expense:
     Gain on sale of property (2)                             --       --       --       (1.5)       --       --
     Fees related to evaluation of strategic
       alternatives and loss on sale of a
       non-strategic business (3)                             --       --       --         --       5.0      5.0
     Gains on sale of non-core assets (4)                     --       --       --         --      (2.8)    (2.8)
   Insurance Cost Savings (5)                                 --       --       --         --       2.5      2.5
                                                           -----    -----    -----    -------    ------   ------
   EBITDA                                                  $85.7    $91.1    $98.2    $ 157.2    $157.9   $156.9
                                                           =====    =====    =====    =======    ======   ======

    (1) Selling, general and administration expense and cost of sales in 1995, 1996 and 1997 include nonrecurring and redundant costs associated with the implementation of the 1995 Restructuring Plan discussed in (b) above, the integration of CMS into Fisher, and, in 1997, software write-offs and other information system-related charges associated with the Company's implementation of new global computer systems, direct costs resulting from the UPS strike, management retention payments primarily related to the Recapitalization and costs related to adjustments to certain inventory reserves due to changes in estimates. In addition, management believes that the strike had a material impact on revenues which adversely impacted operating profits. For a discussion of uncertainties relating to the United Parcel Service ("UPS") strike, see "Risk Factors--Reliance on Third Party Package Delivery Services."

    (2) Certain gains on the sale of property, plant and equipment primarily related to the restructuring and integration plans were recorded in 1996.

    (3) Certain costs were incurred in 1997 related to the Board's review of strategic alternatives and a loss on the sale of a non-strategic business.

    (4) Certain gains were recognized in 1997 related to the sale of non-core assets.

    (5) Cost reductions resulting from the renegotiation of insurance policies in 1997 which will be realized in 1998.

(e) Cash interest expense is defined as interest expense, including interest expense related to the Receivables Securitization Facility, adjusted to exclude amortization of financing costs related to the Revolving Credit Facility, the Term Facility, the Receivables Securitization Facility, the offering of the Old Notes, the 7-1/8% Notes due 2005 and, in 1996, the $125 million convertible subordinated notes due 2003.

(f) Consists of long-term debt and short-term debt.

                                 RISK FACTORS

     Holders of Old Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following risks before tendering their Old Notes in the Exchange Offer, although the risk factors set forth below (other than "--Consequences of Failure to Exchange and Requirements for Transfer of New Notes") are generally applicable to the Old Notes as well as the New Notes.

Consequences of Failure to Exchange and Requirements for Transfer of New Notes
     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Fisher does not currently anticipate that it will register Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, Fisher believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of Fisher within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement with any person to participate in the distributions of such New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of Fisher, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. For a period of 180 days after the Expiration Date, Fisher will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. See "The Exchange Offer--Consequences of Exchanging Old Notes."


Substantial Leverage; Ability to Service Indebtedness

     As a result of the Recapitalization, the Company is highly leveraged, with indebtedness that is very substantial in relation to its shareholders' equity. After giving pro forma effect to the Recapitalization, as of December 31, 1997, the Company's aggregate outstanding indebtedness would have been $869.7 million and the Company's shareholders' equity would have been a deficit of $355.6 million. The New Credit Facility, the Receivables Securitization Facility and the Indenture (defined below) permit the Company to incur or guarantee certain additional indebtedness, subject to certain limitations. See "Unaudited Pro Forma Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "The Recapitalization" and "Description of the Notes."

     In addition, the substantial leverage will have a negative effect on the Company's net income. For the fiscal year ended December 31, 1997, the Company's net loss on a pro forma basis as adjusted to give effect to the Recapitalization would have been $69.9 million as compared to the historical net loss of $30.5 million for such period. For the fiscal year ended December 31, 1997, pro forma interest expense would have been $87.7 million as compared to $23.0 million for the same period on an historical basis.

     The Company's high degree of leverage could have important consequences to holders of Notes, including but not limited to the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations and other purposes, including investments in research and development and capital spending; (iii) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage;
(iv) the Company may be hindered in its ability to adjust rapidly to changing market conditions; and (v) the Company's substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or its business or changing market conditions and regulations.

     The Company's ability to repay or to refinance its obligations with respect to its indebtedness will depend on its future financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors, many of which are beyond the Company's control. These factors could include operating difficulties, increased operating costs, product pricing pressures, the response of competitors, regulatory developments, and delays in implementing strategic projects. The Company's ability to meet its debt service and other obligations may depend in significant part on the extent to which the Company can implement successfully its business strategy. There can be no assurance that the Company will be able to implement its strategy fully or that the anticipated results of its strategy will be realized.

     If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay capital expenditures, sell assets, or seek to obtain additional equity capital, or to refinance or restructure its debt. There can be no assurance that the Company's cash flow and capital resources will be sufficient for payment of principal of, and premium, if any, and interest on, its indebtedness in the future, or that any such alternative measures would be successful or would permit the Company to meet its scheduled debt service obligations. In addition, because the Company's obligations under the New Credit Facility and the Receivables Securitization Facility bear interest at floating rates, an increase in interest rates could adversely affect, among other things, the Company's ability to meet its financing obligations. The Company has entered into certain interest protection arrangements following the Closing with respect to a portion of its indebtedness under the New Credit Facility that has placed a cap on the interest rates payable thereon. See "The Recapitalization."

Subordination of Notes; Asset Encumbrances

     The Notes are unsecured, senior subordinated obligations of Fisher, and as such, are subordinated in right of payment to all existing and future Senior Indebtedness of Fisher, including indebtedness of Fisher under the New Credit Facility and the 7-1/8% Notes due 2005. The Notes rank pari passu with all senior subordinated indebtedness of Fisher, if any, and rank senior to all subordinated indebtedness of Fisher, if any. The Notes are also effectively subordinated to all secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness, and to all existing and future obligations and liabilities of the Company's subsidiaries (including that portion of the New Credit Facility for which Fisher's material subsidiaries are obligors).

     The obligations of Fisher and the subsidiary borrowers under the New Credit Facility are secured by substantially all assets of the Company and its material domestic subsidiaries, a pledge of the stock of domestic subsidiaries, and a pledge of 65% of the stock of material foreign subsidiaries which are direct subsidiaries of Fisher or one of its material domestic subsidiaries. Obligations of a foreign subsidiary borrower are secured by a pledge of 100% of the shares of such borrower. The obligations of Fisher and the subsidiary borrowers are further guaranteed by Fisher and each material domestic subsidiary of Fisher. As of December 31, 1997, after giving pro forma effect to the Recapitalization and the financing therefor, the aggregate amount of Senior Indebtedness of Fisher would have been approximately $469.7 million.

     In the event of bankruptcy, liquidation, dissolution, reorganization or any similar proceeding regarding Fisher, or any default in payment or acceleration of any debt thereof, the assets of Fisher will be available to pay obligations on the Notes only after the Senior Indebtedness of Fisher has been paid in full, and there may not be sufficient assets remaining to pay amounts due on all or any of the Notes. See "Description of the Notes--Subordination."

Restrictive Covenants

     The New Credit Facility contains a number of covenants that will significantly restrict the operations of the Company and its ability to make certain types of acquisitions. In addition, under the New Credit Facility and the

Receivables Securitization Facility, the Company is required to comply with specified financial ratios and tests, including maximum leverage ratios and minimum EBITDA to cash interest expense ratios, and certain of these ratios and tests may be more restrictive in future years. There can be no assurance that the Company will be able to comply with such covenants or restrictions in the future. The Company's ability to comply with such covenants and other restrictions may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any such covenants or restrictions could result in a default under the New Credit Facility or a termination event under the Receivables Securitization Facility that would permit the lenders thereunder to declare all amounts outstanding thereunder to be immediately due and payable, together with accrued and unpaid interest, and to terminate their commitments to make further extensions of credit thereunder, and the Company could be prohibited from making any payments on the Notes. See "The Recapitalization." In addition, the Indenture contains a number of restrictive covenants relating to the Company. See "Description of the Notes."

Fraudulent Conveyance Risks

     The incurrence by the Company of indebtedness, including indebtedness in connection with the New Credit Facility and the Notes, and the subsequent transfer of a portion of the proceeds thereof to the Company's stockholders to pay the cash consideration in the Merger, may be subject to review under relevant federal and state fraudulent conveyance statutes in a bankruptcy, reorganization or rehabilitation case or similar proceeding or in a lawsuit by or on behalf of unpaid creditors of the Company. Under these fraudulent conveyance statues, if a court were to find that, at the time of the Recapitalization, (i) the Company incurred the indebtedness and paid the cash consideration in the Merger with the intent of hindering, delaying or defrauding current or future creditors or (ii) (a) the Company received less than reasonably equivalent value or fair consideration in connection with the Recapitalization and (b) the Company (1) was insolvent or was rendered insolvent by reason of the Recapitalization, including the incurrence of the indebtedness related thereto, (2) was engaged in a business or transaction for which its assets constituted unreasonably small capital, (3) intended to incur, or believed that it would incur obligations beyond its ability to pay as such obligations matured (as the foregoing terms are defined in or interpreted under the fraudulent conveyance statutes) or (4) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), such court could determine to invalidate such indebtedness, in whole or in part, as a fraudulent conveyance or subordinate such indebtedness to existing or future creditors of the Company.

     As a condition to consummation of the Merger, the Company received an opinion from an independent expert as to the solvency of the Company after giving effect to the Merger and the Recapitalization.

Difficulty In Executing Business Strategy

     The business strategy that has been developed by the Company is based on the Company's current and historical operations and the operations of other companies in the scientific services industries. The Company's current business strategy is based, in part, on the Company's ability to capitalize on benefits expected to result from various acquisitions and investments made by the Company over the last few fiscal years, including the acquisitions of CMS and FSE, investments to expand the Company's international operations and continued investment in FTG. Although partially completed, there can be no assurance that the Company will be able to successfully complete the integration of CMS into its operations, or that such integration, when complete, will generate expected efficiencies and cost savings. In addition, the Company's consolidated international operations and FTG each incurred net losses in fiscal 1997 and are currently operating at a loss. If the Company is unable to improve the sales and profitability of its international business and of FTG, the Company's financial condition and results of operations may be materially adversely affected. After the Recapitalization, the Company's management may decide to alter or discontinue certain parts of the business strategy described herein and may adopt alternative or additional strategies. In addition, there can be no assurance that such a strategy, if implemented, will be successful or will improve operating results. Moreover, there can be no assurance that the successful implementation of such a strategy will result in improved operating results. Further, other conditions may exist, such as increased competition, or an economic downturn, which may offset any improved operating results that are attributable to such a strategy.

Dependence on Information Systems; Systems Conversion; Year 2000 Issue

     The Company's business is dependent in part on its information systems. These systems play an integral role in: tracking product offerings (including pricing and availability); processing and shipping customer orders; warehouse operations; purchasing; inventory management; financial reporting; and other operational functions. The

Company is currently in the process of implementing a project whereby many of its present computer systems, including its order entry, purchasing and financial systems will be replaced. This conversion is expected to occur over the next two years. There can be no assurance that the Company will not experience unanticipated delays, complications and expenses in implementing, integrating and operating such systems. Failure to successfully complete the conversion of the Company's current computer system on a timely basis or failures with respect to the Company's systems generally could result in operational and financial disruptions and could also lead to cost over-runs.

     The Company faces "Year 2000" issues. Year 2000 issues exist when dates are recorded using two digits (rather than four) and are then used for arithmetic operations, comparisons or sorting. A two-digit date recording may recognize a date using "00" as 1900 rather 2000, which could cause the Company's computer systems to perform inaccurate computations. The Company's Year 2000 issues relate not only to its own systems but also to those of its customers and suppliers. It is anticipated the Company's program to enhance its systems capabilities described above, and other Year 2000 activities of the Company with respect to systems not being replaced will resolve the Year 2000 issue with respect to the Company's internal systems. Although management believes its program to address Year 2000 issues is adequate, there is no guarantee that the program is in fact adequate or that the systems replacements and modifications will be completed on time. Even if the Company's Year 2000 conversion is completed, the failure of the Company's suppliers and customers to address the Year 2000 issue could result in disruption or significantly impact the Company.

Dependence on Corporate Research and Development Spending

     The Company's customers include corporations active in scientific or technological research, healthcare, industrial, safety and other markets, both in the U.S. and internationally. The research and development budgets and activities of these companies have a significant effect on the demand for products manufactured and/or distributed by the Company. Such policies are based on a variety of factors, including the need to develop new products, competition and availability of resources. Although scientific and technology-related research and development spending in the U.S. historically has not been subject to cyclical swings, no assurance can be made that this trend will continue. In addition, as the Company continues to expand its international operations, the research and development spending levels in other global markets will become increasingly important. A decrease in research and development spending by the Company's customers could have a material adverse effect on the Company's results of operations.

Healthcare Reform; Cost Containment

     The Company's sales to the U.S. clinical laboratory market have historically been significant. The trend towards managed care, together with efforts to reform the healthcare delivery system in the U.S., has resulted in increased pressure on healthcare providers and other participants in the healthcare industry to reduce costs. To the extent that the Company's customers in the healthcare industry seek to address the need to contain costs by limiting the number of clinical tests being performed, the Company's results of operations could be materially and adversely affected.

Control of the Company

     As a result of the Recapitalization, the Equity Investors own 78.4% of the issued and outstanding Fisher Common Stock, with THL owning 50.2% of such outstanding stock. Accordingly, the Equity Investors control the Company and have the power to elect a majority of its directors, appoint new management and approve any action requiring the approval of the holders of recapitalized Fisher Common Stock, including adopting amendments to the Company's certificate of incorporation and approving mergers or sales of substantially all of the Company's assets. In connection with the Recapitalization, the Equity Investors and certain members of management entered into an Investor's Agreement dated January 21, 1998 (the "Investors' Agreement"). The Investors' Agreement provides that the Board of Directors of the Company will comprise at least 10, but not more than 11 directors, seven of whom will be appointed by THL, one of whom will be appointed by DLJMB, one of whom will be Mr. Paul M. Montrone and one of whom will be Mr. Paul M. Meister. The directors elected pursuant to the Investors' Agreement will have the authority to make decisions affecting the capital structure of the Company, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. There can be no assurance that the interests of the Equity Investors will not conflict with the interests of the other shareholders.

Competition

     The Company operates in a market which is highly competitive. The Company's competitors include other distributors as well as a large number of suppliers and manufacturers that sell their own products directly to end users. Some of these competitors are larger and may have greater resources than the Company. There has been a recent trend toward consolidation in the industry which could result in the Company's competitors that provide distribution services becoming larger. In addition, potential competitors in the future could include suppliers and manufacturers that currently rely on one or more third party distributors to distribute their products. There can be no assurance that market competition, both international and domestic, will not have a material adverse effect on the Company's financial condition and results of operations.

Reliance on Third Party Package Delivery Services

     Virtually all of the Company's products are shipped to customers by independent package delivery companies. The Company does not own or maintain a fleet of transportation vehicles dedicated to the delivery of its products. The principal independent delivery service used by the Company is UPS, which shipped products accounting for over sixty percent of the Company's U.S. shipments in fiscal 1997. Other carriers used by the Company include national and regional trucking firms, overnight courier services and the United States Postal Service. A major work stoppage or other series of events that would make such carriers unavailable to the Company could have a significant adverse effect upon the Company's ability to conduct its business.

Fisher Sales Growth

     The Company's ability to implement its business strategy will depend on numerous factors, many of which are beyond the control of the Company. Much of the Company's recent sales growth was the result of acquisitions, including the acquisitions of CMS and FSE in October 1995. Future growth will be largely dependent on growth in the overall market for instruments, supplies and equipment, and environmental testing, life sciences, worker safety and emerging testing techniques and the ability of the Company to make acquisitions. There can be no assurance that such growth will occur or that suitable acquisition candidates will be available or that any acquisition will be successful.

Environmental Regulation

     Some of the Company's operations involve and have involved the handling, manufacture or use of many substances that are classified as toxic or hazardous substances within the meaning of applicable environmental and other laws. Some risk of environmental and other damage or hazard is inherent in particular operations and products manufactured, sold or distributed by the Company. There can be no assurance that damage, hazard or loss will not occur. To a large extent, such damage is uninsured. The Company continually monitors and reviews its procedures and policies for compliance with existing law and the cost of compliance with existing environmental laws is not expected to have a material adverse effect on the Company's earnings, liquidity or competitive position. However, future events, including changes in existing laws and regulations may give rise to additional costs which are currently unintended and unforeseen and which could have a material adverse effect on the Company's financial condition.

Dependence on Key Personnel

     The Company depends heavily on the services of its senior management, including Paul M. Montrone, the Company's Chairman, President and Chief Executive Officer, and Paul M. Meister, the Company's Vice Chairman, Executive Vice President and Chief Financial Officer. The loss of any member of the Company's senior management, including Mr. Montrone or Mr. Meister, could have a material adverse effect on the Company. In addition, certain members of management have entered into employment agreements with Fisher in connection with the Merger.

International Operations

     The Company conducts international operations through a variety of wholly owned subsidiaries, majority-owned subsidiaries, joint ventures, equity interests and agents located in North and South America, Europe, the Far East, the Middle East and Africa. The Company is also exploring the possibility of expansion into other international markets as well. There is no guarantee that the Company will maintain significant operations internationally or that any such operations will be successful. Any international operations established by the

Company will be subject to risks similar to those affecting its North American operations in addition to a number of other risks, including lack of complete operating control, lack of local business experience, foreign currency fluctuations, difficulty in enforcing intellectual property rights, language and other cultural barriers and political and economic instability.

Exchange Rate Fluctuations

     The majority of the Company's revenues and expenses are denominated in U.S. dollars, although the Company owns properties and conducts operations in non-U.S. facilities including Canada, France, Mexico, Belgium, Germany, the Netherlands, Singapore, Malaysia, Switzerland and the United Kingdom. Accordingly, fluctuations in the exchange rate between the U.S. dollar and the respective currencies of the aforementioned countries could have an adverse effect on the Company.

Change of Control

     Upon the occurrence of a Change of Control Triggering Event (as defined in the Indenture), the Company will be required to make an offer to purchase all of the outstanding Notes at a price equal to 101% of the principal amount thereof at the date of purchase plus accrued and unpaid interest, if any, to the date of purchase. In addition, at any time on or prior to February 1, 2003, upon the occurrence of a Change of Control (as defined in the Indenture), the Company may, at its option, redeem all but not less than all of the Notes, at a redemption price equal to the sum of (i) 100% of the outstanding principal amount thereof plus (ii) the Applicable Premium (as defined in the Indenture) plus (iii) accrued and unpaid interest and Liquidated Damages (as defined in the Indenture), if any, to the date of redemption. The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the New Credit Facility and might constitute a default under other indebtedness of the Company. In addition, the New Credit Facility prohibits the purchase of the Notes by the Company in the event of a Change of Control, unless and until such time as the indebtedness under the New Credit Facility is repaid in full. The Company's failure to purchase the Notes in such instance would result in a default under each of the Indenture and the New Credit Facility. The inability to repay the indebtedness under the New Credit Facility, if accelerated, could have material adverse consequences to the Company and to the holders of the Notes. Future indebtedness of the Company may also contain prohibitions of certain events or transactions that could constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. See "The Recapitalization" and "Description of the Notes--Change of Control." In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations under the New Credit Facility and the Notes.

Absence of Public Market for the Notes

     The New Notes are being offered to the Holders of the Old Notes. The Old Notes were issued on January 21, 1998 to a small number of institutional investors and are eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screenbased, automated market for trading of securities eligible for resale under Rule 144A. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Notes could be adversely affected. There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of Holders of the New Notes to sell their New Notes or the price at which such Holders may be able to sell their New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than the initial offering price of the Old Notes depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. Although the Initial Purchasers have informed Fisher that they currently intend to make a market in the New Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. Fisher does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

                              THE RECAPITALIZATION

     Background. On November 14, 1997, Fisher and FSI entered into the Merger Agreement providing for, among other things, the Merger as well as the other elements of the Recapitalization.

     As a result of the Merger, THL and the other Equity Investors own 78.4% of the issued and outstanding shares of Fisher Common Stock, with THL owning 50.2% of the outstanding shares.

     In addition to the net proceeds from the sale of the Old Notes, Fisher financed the Recapitalization with (a) $294.2 million of term loan borrowings under the New Credit Facility, (b) $150.0 million in proceeds under the Receivables Securitization Facility and (c) $303.0 million from the Equity Contribution. The proceeds from such bank borrowings, the sale of the Old Notes, the Receivables Securitization Facility and the Equity Contribution were used principally to finance the conversion into cash of the shares of Fisher Common Stock currently outstanding which are not retained by existing stockholders and eligible employees, to refinance certain outstanding indebtedness of the Company and to pay related fees and expenses of the Merger.

     The following table sets forth the sources and uses of funds in connection with the financing of the Recapitalization assuming the Recapitalization was consummated on December 31, 1997:

     Sources:

                                                           Amount
                                                       --------------
                                                        (In millions)
       Revolving Credit Facility(1) ................      $    0.0
       Receivables Securitization Facility .........         150.0
       Term Facility ...............................         294.2
       Proceeds from sale of the Old Notes .........         400.0
       New equity capital(2) .......................         303.0
                                                           -------
           Total ...................................      $1,147.2
                                                          ========
       Uses:
       Cash merger consideration ...................      $  955.0
       Repayment of existing indebtedness ..........         112.0
       Estimated fees and expenses .................          72.5
       Excess cash .................................           7.7
                                                          --------
           Total ...................................      $1,147.2
                                                          ========

    ------------
    (1) The $175.0 million Revolving Credit Facility is available for working capital and general corporate purposes.

    (2) Does not include common stock retained by existing shareholders ($36.0 million measured at the Cash Price of $48.25 per share), $36.2 million of common stock issued to management pursuant to the conversion of options by certain employees and $11.0 million of common stock retained by certain eligible employees. As a result of the Recapitalization, shares of FSI common stock were converted into shares of Fisher Common Stock.

     For a description of the New Credit Facility and other indebtedness of the Company, see "Description of Other Indebtedness" and the notes to the Consolidated Financial Statements included elsewhere herein. For a description of the Receivables Securitization Facility, see "Description of Other Financing."


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the Exchange Offer. The net proceeds from the offering of the Old Notes were approximately $380.0 million, after deducting discounts and commissions and expenses related to the offering. The net proceeds from the offering of the Old Notes were used to fund a portion of the financing for the Recapitalization and related transactions, including payments in respect of Fisher Common Stock and options for Fisher Common Stock, repayment of certain existing indebtedness of the Company and payment of transaction-related fees and expenses. For further discussion of the sources and uses of funds related to the Recapitalization, see "The Recapitalization."

     The existing indebtedness of the Company repaid in connection with the Recapitalization consisted of certain existing bank facilities and other debt of the Company. As of December 31, 1997, the outstanding balance of such indebtedness amounted to $112.0 million and bore interest at a weighted average rate of 6.84% per annum.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1997 on a historical basis and on a pro forma basis after giving effect to the Recapitalization. This table should be read in conjunction with "Use of Proceeds," "Unaudited Pro Forma Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus.


                                                       As of December 31, 1997
                                                    ----------------------------
                                                     Historical      As Adjusted
                                                    ------------   -------------
                                                            (In millions)
   Cash and cash equivalents ....................      $ 18.2         $  25.9
                                                       ======         =======
   Debt(a):
    Revolving Credit Facility(b) ................      $   --         $    --
    Term Facility ...............................          --           294.2
    Existing Bank Credit Facility ...............       100.6              --
    7-1/8% Notes due 2005 .......................       149.0           149.0
    Notes .......................................          --           400.0
    Other .......................................        37.9            26.5
                                                       ------         -------
       Total debt ...............................       287.5           869.7
                                                       ------         -------

   Shareholders' equity (deficit):
    Preferred Stock .............................          --              --
    Common Stock(c) .............................         0.2             0.1(c)
    Capital in excess of par value ..............       278.9           305.3(c)
    Retained earnings (deficit) .................        96.7          (603.5)
    Other .......................................       (28.7)          (57.5)
                                                       ------         -------
       Total shareholders' equity (deficit) .....       347.1          (355.6)
                                                       ------         -------
       Total capitalization .....................      $634.6         $ 514.1
                                                       ======         =======


     ------------
    (a) Excludes $150.0 million of funds received from the sale of accounts receivable through the Receivables Securitization Facility which was entered into concurrently with the Recapitalization and which was reflected as a reduction in receivables.

    (b) The $175.0 million Revolving Credit Facility is available for working capital and general corporate purposes.

    (c) Includes common stock retained by existing shareholders ($36.0 million measured at the cash price of $48.25 per share), $36.2 million of common stock issued to management pursuant to the conversion of options by certain employees and $11.0 million of common stock retained by eligible employees and certain warrants received by the Equity Investors.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Financial Statements have been derived from the Company's historical financial statements. The Unaudited Pro Forma Statement of Operations gives effect to the Recapitalization as if it occurred on January 1, 1997. The Unaudited Pro Forma Balance Sheet gives effect to the Recapitalization as if it occurred on December 31, 1997. The Recapitalization was recorded in the Company's historical financial statements effective January 21, 1998.

     The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. The Unaudited Pro Forma Financial Statements should be read in conjunction with the Financial Statements of the Company and the related notes, and other financial information included elsewhere or incorporated by reference in this Prospectus. This unaudited pro forma financial information is provided for informational purposes only and does not purport to be indicative of the results which would have been obtained had the Recapitalization been completed on the dates indicated or which may be expected to occur in the future.

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                       UNAUDITED PRO FORMA BALANCE SHEET
                                  (in millions)

                                December 31, 1997




                                                        Pro Forma
                                             Actual   Adjustments(a)   Pro Forma
                                            --------  -------------    --------
ASSETS
Current assets:
 Cash and equivalents ...................   $   18.2    $    7.7 (a)   $   25.9
 Receivables, net .......................      297.1      (150.0)(b)      147.1
 Inventories ............................      223.8         0.0          223.8
 Other current assets ...................       53.3         0.0           53.3
                                            --------    --------       --------
  Total current assets ..................      592.4      (142.3)         450.1
Property, plant and equipment, net ......      223.6         0.0          223.6
Goodwill ................................      251.4         0.0          251.4
Other assets ............................      109.1        32.7 (c)      141.8
                                            --------    --------       --------
  Total assets ..........................   $1,176.5    $ (109.6)      $1,066.9
                                            ========    ========       ========
LIABILITIES AND STOCKHOLDERS'
 EQUITY (DEFICIT)
Current liabilities:
 Short-term debt ........................   $   19.7    $    0.0       $   19.7
 Accounts payable .......................      199.8         0.0          199.8
 Accrued and other current liabilities ..      135.4       (27.9)(d)      107.5
                                            --------    --------       --------
  Total current liabilities .............      354.9       (27.9)         327.0
Long term debt ..........................      267.8       582.2 (e)      850.0
Other liabilities .......................      206.7        38.8 (f)      245.5
                                            --------    --------       --------
  Total liabilities .....................      829.4       593.1        1,422.5
Stockholders' Equity (Deficit)
 Cumulative redeemable preferred stock ..        0.0         0.0            0.0
 Common stock ...........................        0.2        (0.1)(g)        0.1
 Capital in excess of par value .........      278.9        26.4 (g)      305.3
 Retained earnings (deficit) ............       96.7      (700.2)(g)     (603.5)
 Other ..................................      (28.7)      (28.8)(g)      (57.5)
                                            --------    --------       --------
  Total stockholders' equity (deficit) ..      347.1      (702.7)        (355.6)
                                            --------    --------       --------
  Total liabilities and stockholders'
   equity (deficit) .....................   $1,176.5    $ (109.6)      $1,066.9
                                            ========    ========       ========


          See accompanying notes to unaudited pro forma balance sheet.

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET


     The pro forma financial data has been derived by the application of pro forma adjustments to the Company's historical financial statements for the period noted. The Merger has been accounted for as a recapitalization which will have no impact on the historical basis of assets and liabilities.

(a) The net effect of the Merger and the Recapitalization, as if it occurred on December 31, 1997, reflects the following (in millions):

     Sources


       Revolving Credit Facility(1) ...............     $     --
       Receivables Securitization Facility ........        150.0
       Term Facility ..............................        294.2
       Proceeds from sale of the Old Notes ........        400.0
       New equity capital
         FSI common stock(2) ......................        303.0
                                                         -------
           Total ..................................     $1,147.2
                                                         ========

     Uses


       Cash merger consideration ..................     $  955.0
       Repayment of existing indebtedness .........        112.0
       Estimated fees and expenses ................         72.5
       Excess cash ................................          7.7
                                                        --------
           Total ..................................     $1,147.2
                                                        ========

------------

    (1) The $175.0 million Revolving Credit Facility is available for working capital and general corporate purposes.

    (2) 746,114 shares were retained by non-employees and 228,857 shares were retained by eligible employees pursuant to the stock election process described in the Merger Agreement.

(b) Concurrent with the financing of the Merger, the Company sold $150.0 million of its accounts receivable under the Receivables Securitization Facility and recorded a corresponding accrual for the loss on the sale of $1.4 million.

(c) The adjustment reflects the following (in millions):


          Capitalized financing costs .........  $34.0
          Write-off of unamortized financing
            costs on debt refinanced ..........   (1.3)
                                                 -----
                                                 $32.7
                                                 =====

    The $34.0 million reflects the capitalized portion of fees and expenses paid to effect the Merger. Total estimated fees and expenses are $72.5 million, the remaining $38.5 million of which will be charged off against stockholders' equity. Such estimated fees and expenses consist of (i) fees and expenses related to the Recapitalization, including bank commitment fees and underwriting discounts and commissions, (ii) professional, advisory and investment banking fees and expenses and (iii) miscellaneous fees and expenses such as printing and filing fees. The $1.3 million write-off relates to unamortized financing costs on the portion of long-term debt refinanced.

(d) The adjustment reflects the following (in millions):


        Income tax benefits related to:
         Employee stock options exercised ...........   $(22.3)
         Grant of options to certain
          executive officers (see Note (f)) .........     (4.0)
         Transaction fees and expenses ..............     (1.9)
         Loss on sale of receivables ................     (0.6)
         Write-off of unamortized financing
          fees on debt refinanced ...................     (0.5)
        Accrual for loss on sale of accounts
          receivable ................................      1.4
                                                        ------
                                                        $(27.9)
                                                        ======

(e) The pro forma adjustment to long-term debt reflects the following (in millions):

                                                                   Cash inflow/
                                                                     (outflow)
                                                                   -------------
        Term Facility .........................................       $294.2
        Sale of Old Notes .....................................        400.0
        Repayment of existing long-term debt outstanding.......       (112.0)
                                                                      ------
          Pro forma adjustment to long-term debt ..............       $582.2
                                                                      ======

    The $175.0 million Revolving Credit Facility, including a letter of credit limit of $150.0 million, is available for working capital and general corporate purposes. The Revolving Credit Facility amount excludes approximately $35.0 million of letters of credit which would have been issued to replace existing letters of credit.

(f) The adjustment reflects the following (in millions):

        Liability for new shares to be held in trust ..........        $28.8
        Accrual for options granted to certain executives .....         10.0
                                                                       -----
                                                                       $38.8
                                                                       =====

    Of the common stock issued to management pursuant to the conversion of certain options, $28.8 million was deposited in a Rabbi Trust. These shares are included in the Company's pro forma shares outstanding number and, accordingly, in the pro forma earnings per share calculations. The trust is reflected as a liability within other long-term liabilities and as a contra-equity item.

    The $10.0 million accrual for options granted to certain executives relates to options granted to certain executive officers which provide for a put right.

(g) The pro forma adjustment reflects the following (in millions):


                                                                       Additional
                                                           Common       Paid-in       Retained
                                                            Stock       Capital       Earnings       Other         Total
                                                           ------      ----------     --------      -------       --------
Repurchase of Common Stock and conversions
 of options to cash ..................................     $ (0.2)     $ (278.9)      $ (675.9)     $    --       $ (955.0)
Equity contribution by FSI ...........................        0.1         302.9             --           --          303.0
Conversion of management stock options ...............         --          36.2          (36.2)          --             --
Grant of options to certain executives ...............         --            --          (10.0)          --          (10.0)
Accrual for loss on sale of accounts receivable ......         --            --           (1.4)          --           (1.4)
Write-off of unamortized financing fees ..............         --            --           (1.3)          --           (1.3)
Fees and expenses related to the Recapitalization.....         --         (33.8)          (4.7)          --          (38.5)
Tax benefit on above charges .........................         --            --           29.3           --           29.3
Deposit of shares held in trust ......................         --            --             --        (28.8)         (28.8)
                                                           ------      --------       --------      -------       --------
  Total ..............................................     $ (0.1)     $   26.4       $ (700.2)     $ (28.8)      $ (702.7)
                                                           ======      ========       ========      =======       ========

                      FISHER SCIENTIFIC INTERNATIONAL INC.


                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                     (in millions, except per share amounts)


                          Year Ended December 31, 1997


                                                         Pro Forma
                                              Actual    Adjustments   Pro Forma
                                             --------   -----------   ---------
Sales ....................................   $2,175.3     $     --     $2,175.3
Cost of sales ............................    1,583.6           --      1,583.6
Selling, general and administrative
 expense .................................      518.8          1.0 (a)    519.8
Restructuring and other charges ..........       51.8           --         51.8
                                             --------     --------     --------
Income from operations ...................       21.1         (1.0)        20.1
Interest expense .........................       23.0         64.7 (b)     87.7
Other expense, net .......................        3.2           --          3.2
                                             --------     --------     --------
Loss before income taxes .................       (5.1)       (65.7)       (70.8)
Income tax provision/(benefit) ...........       25.4        (26.3)(c)     (0.9)
                                             --------     --------     --------
Net Loss .................................   $  (30.5)    $  (39.4)    $  (69.9)
                                             ========     ========     ========
Loss per Common Share:
   Basic and Diluted .....................   $  (0.30)                 $  (1.75)
                                             ========                  =========
Weighted average common shares and
 common share equivalents outstanding:
   Basic and Diluted .....................      101.5        (61.5)(d)     40.0
                                             ========     ========     ========


   See the accompanying notes to unaudited pro forma statement of operations.

                      FISHER SCIENTIFIC INTERNATIONAL INC.

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS



     The pro forma financial data has been derived by the application of pro forma adjustments to the Company's historical financial statements for the year ended December 31, 1997. The Merger has been accounted for as a recapitalization which has no impact on the historical basis of assets and liabilities. On March 9, 1998, the Company's Board of Directors declared a five-for-one stock split on the Fisher Common Stock, payable April 1, 1998 to shareholders of record on March 19, 1998. All per share amounts and common stock share amounts have been restated to reflect the stock split.


(a) The pro forma adjustment to selling, general and administrative expense reflects the annual management fee the Company will pay to THL.

(b) The pro forma adjustment to interest expense reflects the following (in millions):

                                                           Rate
                                                          ------
   Interest expense related to Receivables
     Securitization Facility ..........................   6.125%         $ 9.3
   Interest expense on Term Facility--Tranche A .......   8.450%          10.7
   Interest expense on Term Facility--Tranche B .......   8.125%           8.2
   Interest expense on Term Facility--Tranche C .......   8.375%           5.9
   Interest expense on the Notes ......................   9.000%          36.0
   Amortization of capitalized financing fees .........                    3.6
   Interest expense on long-term debt refinanced ......                   (9.0)
                                                                         -----
     Total adjustment .................................                  $64.7
                                                                         =====

(c) The adjustment reflects the tax effect of the pro forma adjustments at a 40% effective tax rate.

(d) Reflects the reduction in weighted average common shares and common share equivalents outstanding as a result of the reduction in shares in connection with the Merger.


    Pursuant to the Merger Agreement, upon the consummation of the Merger, certain shares of Fisher Common Stock outstanding were retained. The 96,908,965 shares which were not converted were canceled and the holders thereof received cash. Simultaneously, all of the shares of FSI were converted into 31,394,575 shares of Fisher and existing stockholders and certain eligible employees hold 4,874,855 shares of Fisher Common Stock which were retained in connection with the Merger. In addition, certain eligible employees exchanged 10,722,850 outstanding options for 3,754,505 shares of Fisher Common Stock pursuant to the conversion of certain options. Thus, immediately following the transaction, there was an aggregate of 40,023,935 shares of Fisher Common Stock outstanding and the Equity Investors had warrants to acquire 2,583,315 shares of Fisher Common Stock at $9.65 per share.


(e) Net loss for the year ended December 31, 1997 does not include total charges of $43.9 million, net of a tax benefit of $29.3 million consisting of (i) a charge of $33.5 million, net of a tax benefit of $22.3 million for compensation expense to be recorded in connection with employee stock options, (ii) a charge of $6.0 million net of a tax benefit of $4.0 million for compensation expense to be recorded in connection with the grant of options to certain executives reflecting the put right associated with these options, (iii) a charge of $2.8 million, net of a tax benefit of $1.9 million for fees and expenses related to the Merger which will be expensed,
    (iv) a charge of $0.8 million, net of a tax benefit of $0.6 million for the loss on the sale of accounts receivable and (v) a charge of $0.8 million, net of a tax benefit of $0.5 million for the write-off to be recorded for unamortized financing costs related to long term debt refinanced. These charges will be reflected in the Company's Statement of Operations in the first accounting period after the Merger.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Overview

     The Company was formed in September 1991. The Company's operations are conducted by wholly owned and majority-owned subsidiaries, joint ventures, equity interests and agents, located in North and South America, Europe, the Far East, the Middle East and Africa. The Company's activities relate principally to one business segment--scientific and clinical products. This includes operations engaged in the supply, marketing, service and manufacture of scientific, clinical, educational and occupational health and safety products, and MRO materials.

     Pursuant to the Recapitalization which was consummated on January 21, 1998, approximately 87% of the fully diluted common stock of Fisher was converted into the right to receive $48.25 per share in cash (approximately $955.0 million in the aggregate) pursuant to an election process that provided stockholders the ability to elect for each share of Fisher Common Stock held, subject to proration, either $48.25 in cash or to retain one share of stock in the recapitalized company. Pursuant to the Merger Agreement, vesting of all outstanding options accelerated. See Note 2 to Financial Statements.

     On October 17, 1995, Fisher acquired the principal businesses of the laboratory supplies division of Fisons in a transaction accounted for as a purchase. The Company purchased the outstanding stock of CMS, headquartered in Houston, Texas, and substantially all of the net assets of FSE, a division of Fisons with headquarters in Loughborough, United Kingdom. CMS is a supplier of diagnostic test kits, equipment and laboratory supplies to integrated health care organizations, managed care organizations, national and independent reference laboratories, and physicians' office laboratories where human specimens are tested for subsequent diagnosis, as well as a supplier to the scientific research community. FSE is a leading supplier of laboratory products in the United Kingdom and also serves markets throughout Europe, Africa, the Middle East and the Far East. The Company intends to use these businesses to expand its operations in the clinical laboratory market, enhance its position in the North American scientific research laboratory market and complement its international growth strategy. During 1997, 1996 and 1995, Fisher made certain smaller acquisitions of laboratory products distributors and other businesses. All acquisitions have been accounted for as purchases; operations of the companies and businesses acquired have been included in Fisher's consolidated financial statements from their respective dates of acquisition. See Note 4 to Financial Statements.


Results of Operations

     Year Ended December 31, 1997 as Compared to Year Ended December 31, 1996

     Sales

     Sales for the year ended December 31, 1997 increased 1.4% to $2,175.3 million from $2,144.4 million for the comparable period in 1996. Sales growth in Fisher's historical North American operations and the inclusion of sales of operations acquired in the fourth quarter of 1996 (UniKix Technologies and a laboratory products distributor in Mexico) were partially offset by a decrease in sales to the U.S. clinical laboratory market and the impact of the strike by employees of UPS who are members of the International Brotherhood of Teamsters (the "UPS strike"), which occurred in August of 1997.

     As a national distributor, the Company utilizes the services of UPS for a significant portion of its domestic shipments. Fisher is one of UPS's largest customers in terms of annual revenue to the shipper. The UPS strike significantly reduced sales for the third and fourth quarters of 1997 and increased operating costs. The Company anticipates a gradual recovery in sales levels during 1998.

     Gross Profit

     The Company's gross profit for the year ended December 31, 1997 increased 2.3% to $591.7 million from $578.5 million for the comparable period in 1996, primarily as a result of volume. Gross profit as a percent of sales increased to 27.2% for the year ended December 31, 1997 from 27.0% for the comparable period in 1996. Gross profit in 1997 was negatively affected by $6.7 million of costs related to adjustments to certain inventory reserves due to changes in estimates, direct costs resulting from the UPS strike and the integration of CMS into the Company. Gross profit in 1996 includes $1.2 million of costs associated with the revaluation of CMS and FSE acquired inventory.

     Selling, General and Administrative Expense

     Selling, general and administrative expense for the year ended December 31, 1997 increased 7.2% to $518.8 million from $483.9 million for the comparable period in 1996. Selling, general and administrative expense in both periods includes nonrecurring and redundant costs associated with the implementation of the 1995 Restructuring Plan (defined below), the integration of CMS into the Company, and, in 1997, software write-offs and other information system-related charges associated with the Company's implementation of new global computer systems, direct costs resulting from the UPS strike, and management retention payments related primarily to the Recapitalization. Nonrecurring integration and restructuring-related costs include costs resulting from the temporary duplication of operations, relocation of inventories and employees, hiring and training new employees, and other one-time and redundant costs, which will be eliminated as the integration and restructuring plans are completed. These costs are recognized as incurred. For the year ended December 31, 1997, approximately $29.8 million of such nonrecurring costs were included in selling, general and administrative expense compared with $18.2 million for the corresponding periods in 1996.

     Excluding nonrecurring costs, selling, general and administrative expense as a percentage of sales was 22.5% for 1997 compared with 21.7% for 1996. This increase is primarily due to lower than expected sales volume without a corresponding decrease in expense. The Company has taken and is continuing to take actions to improve efficiencies and reduce this expense as a percent of sales.

     Operations outside the United States continue to have significantly higher selling, general and administrative expense as a percentage of sales as compared with that of the Company's domestic operations. These higher costs are being incurred as part of a plan to develop an integrated worldwide supply capability, the benefit of which has not been fully realized.

     Restructuring and Other Charges

     Following the execution of the Merger Agreement, during the fourth quarter of 1997 in conjunction with the annual business planning process, the Company evaluated its business strategy for both its domestic and international operations and, as a result, adopted the 1997 restructuring plan (the "1997 Restructuring Plan") and recorded restructuring and other charges of $51.8 million. The charges include costs associated with the closure of additional logistics and customer-service centers and related asset write-offs in the United States and internationally, the write-off of goodwill related to certain international operations and the write-off of systems-related assets. Implementation of the 1997 Restructuring Plan is expected to be completed and the related accruals substantially expended by the end of 1999.

     Income from Operations

     Income from operations for the year ended December 31, 1997 decreased to $21.1 million from $94.6 million for the comparable period in 1996 primarily due to the 1997 restructuring and other nonrecurring charges and the increased selling, general and administrative expense discussed above. Income from operations as a percent of sales decreased to 1.0% for the year ended December 31, 1997, compared with 4.4% for the same period in 1996.

     Interest Expense

     Interest expense for the year ended December 31, 1997 decreased to $23.0 million from $27.1 million for the comparable period in 1996. The decrease principally reflects a reduction in interest expense as a result of the June 1996 conversion and redemption of the Fisher's $125 million step-up convertible notes. See "Liquidity and Capital Resources" below.

     Other (Income) Expense, net

     Other (income) expense, net for the year ended December 31, 1997 decreased to $3.2 million of expense from $0.1 million of income for the comparable period in 1996. The increase in expense for the year was primarily due to foreign exchange losses, $5.0 million of fees and expenses related to the Board of Directors' review of strategic alternatives and a loss on the sale of a non-strategic business, offset by $2.8 million of gains on sales of non-core assets.

     Income Tax Provision

     The income tax provision was $25.4 million for the year ended December 31, 1997 compared with $30.8 million for the comparable period in 1996. The effective income tax rate for 1997 increased significantly compared with 45.5% for the corresponding period in 1996. The increased rate is a result of foreign losses for which no tax benefits are currently being provided, write-off of previously recognized foreign tax benefits and nondeductible fees and expenses incurred in connection with the Board's review of strategic alternatives.

     Net Income (Loss)

     Net income (loss) for the year ended December 31, 1997 decreased to $30.5 million of loss from $36.8 million of income for the comparable period in 1996. These changes are due to the factors discussed above.


     Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995

     Sales

     Sales for the year ended December 31, 1996 increased 49% to $2,144.4 million from $1,435.8 million for the comparable period in 1995. The sales increase primarily reflects sales of CMS and FSE, acquired in October 1995, as well as growth in North American distribution.

     Gross Profit

     The Company's gross profit for the year ended December 31, 1996 increased 50% to $578.5 million from $386.9 million for the comparable period in 1995. The increase in gross profit is attributable primarily to the aforementioned sales growth.

     Gross profit as a percent of sales was 27.0% for the year ended December 31, 1996 and remained consistent with that of the same period in 1995. Lower gross margins associated with recently acquired businesses were offset by improvements in gross margins of Fisher's historical North American operations. Both 1996 and 1995 include $1.2 million of costs associated with the revaluation of CMS and FSE acquired inventory.

     Selling, General and Administrative Expense

     Selling, general and administrative expense for the year ended December 31, 1996 increased 45% to $483.9 million from $334.4 million for the comparable period in 1995. The increase reflects the inclusion of selling, general and administrative expenses of recently acquired businesses, growth in base North American distribution operations, nonrecurring costs to integrate CMS into the Company and nonrecurring costs associated with the implementation of the 1995 Restructuring Plan (see "Restructuring Charge" below) that began in the third quarter of 1995.

     Operations outside of the United States continue to have significantly higher selling, general and administrative expense as a percentage of sales as compared with that of the Company's domestic operations. These higher costs are being incurred as part of a plan to develop an integrated worldwide supply capability, the benefit of which has not been fully realized.

     Restructuring Charge

     In the third quarter of 1995, the Company recorded a pretax restructuring charge of $34.3 million. The 1995 restructuring plan (the "1995 Restructuring Plan"), which anticipated the integration of the former Fisons businesses, including CMS, with the Company, included the elimination and in some cases relocation of certain administrative functions, reorganization of the research sales force, and the consolidation and relocation of certain logistics and customer service systems and locations throughout the world.

     Certain costs resulting from the temporary duplication of operations, relocation of inventories, relocation of employees, hiring and training new employees, other start-up costs and redundant costs, which will be eliminated as the 1995 Restructuring Plan is implemented, were not included in the restructuring charge and are recognized as incurred. Approximately $18.2 million and $14.5 million of such charges have been recorded in 1996 and 1995, respectively, and are included in selling, general and administrative expense.

     Income from Operations

     Income from operations for the year ended December 31, 1996 increased to $94.6 million, compared with $18.2 million for the corresponding period in 1995. The increase reflects the effect of the restructuring charge of $34.3 million recorded in 1995 as well as the factors discussed above. The Company's operations outside of North America were not profitable, primarily as a result of costs associated with the continued development of the Company's worldwide supply capability and up-front infrastructure costs as discussed above in "Selling, General and Administrative Expense."

     Interest Expense

     Interest expense of $27.1 million in 1996 increased by $12.1 million from the 1995 level. The increase principally reflects interest related to borrowings used to finance the acquisition of CMS and FSE in the fourth quarter of 1995, partially offset by the June 1996 conversion and redemption of the Company's $125 million step-up convertible notes.

     Net Income

     Net income for the year ended December 31, 1996 increased to $36.8 million from $3.2 million for the comparable period in 1995 as a result of the factors discussed above.

     Liquidity and Capital Resources

     For the year ended December 31, 1997, the Company's operations generated $46.1 million of cash compared with $49.0 million in 1996. This decrease in cash provided by operating activities primarily reflects a decrease in net income adjusted for noncash items, partially offset by an increase in cash flows from changes in working capital. The net increase in cash provided by receivables, inventories and payables is due to the Company's overall effort to reduce working capital which had increased during the integration of CMS into Fisher in 1996. Other assets and liabilities reduced operating cash flows by $22.5 million compared with $5.3 million in 1996 primarily due to the increased effect of foreign currency translation in 1997 and increased payments to software service vendors related to the implementation of new global computer systems in 1997.

     The Company's operating working capital (defined as receivables plus inventories less accounts payable and accrued liabilities) decreased to $185.7 million at December 31, 1997 from $194.2 million at December 31, 1996. This decrease is primarily due to net decreases in receivables, inventories and payables discussed above. Excluding the effect, if any, of future acquisitions and anticipated temporary inventory duplications as the Company completes the consolidation and relocation of certain of its logistical facilities in North America, the Company's working capital requirements are not anticipated to increase in 1998.

     During the year ended December 31, 1997, the Company used $50.7 million of cash for investing activities compared with $42.0 million for the same period in 1996. The increase in cash used for investing activities is primarily attributable to capital expenditures partially offset by proceeds from the sale of property, plant and equipment. During the years ended December 31, 1997 and 1996, the Company made capital expenditures of $59.2 million and $40.7 million, respectively. The increase is due to the Company's investments in logistical facilities in North America and the Far East and global computer systems. The Company implemented a project to upgrade and, in some cases, to remediate global computer systems, which it plans to complete in 1999. This project is expected to result in approximately $35 million of additional spending in 1998 and 1999, which the Company plans to fund with cash from operations and borrowings. The change in proceeds from the sale of property, plant and equipment is due to the receipt of proceeds from the sale of non-core fixed assets. The increase in other investing activities relates to the funding of a trust associated with the Company's pension plans. See Note 16 to the Financial Statements. Capital expenditures in 1998 are expected to show a similar increase over 1997 as the Company continues its consolidation and relocation of logistical facilities in North America and its global computer systems project. The Company's investing activities were primarily funded by the Company's cash on hand and cash provided by operating activities.

     Cash used in financing activities was $1.9 million in 1997 compared with $46.0 million in 1996. This change is due to $7.4 million in net long-term debt payments in 1997 compared with $52.4 million in 1996. See "Debt" below. In 1997 and 1996 financing activities included approximately $96 million and $25 million, respectively, of long-term debt proceeds from and $105 million and $74 million, respectively, of long-term debt repayments of Fisher's bank credit facilities.

     The Company intends to continue to pursue acquisitions of complementary businesses that will enhance growth and profitability. The Company currently has no commitment, understanding or arrangement relating to any material acquisitions.

     The Company expects that 1998 cash flows from operations, together with cash on hand and funds available under the new debt financing arrangement (discussed below) entered into as part of the Recapitalization, will be sufficient to meet ongoing operating and capital expenditure requirements.

     After the Recapitalization

     Historically, the Company has utilized internally generated funds and borrowings under credit facilities to meet ongoing working capital and capital expenditure requirements. In connection with the Recapitalization, the Company incurred new indebtedness aggregating approximately $694.2 million. Substantially all of the proceeds of such indebtedness were used to refinance existing debt, to pay merger consideration, and to pay fees and expenses relating to the Recapitalization. See "The Recapitalization."

     As a result of the Recapitalization, the Company has significantly increased cash requirements for debt service relating to the Notes and credit facilities. The Company relies on internally generated funds and, to the extent necessary, on borrowings under the Revolving Credit Facility to meet its liquidity needs. On a pro forma basis, at December 31, 1997, the Company would have had borrowings of approximately $869.7 million and up to $175.0 million available under the Revolving Credit Facility.

     Management believes that based on the current level of operations and anticipated internal growth, cash flow from operations, together with other available sources of funds, including borrowings under the Revolving Credit Facility, will be adequate to make required payments of principal and interest on the Company's indebtedness and to fund anticipated capital expenditures and working capital requirements. However, actual capital requirements may change. The ability of the Company to meet its debt service obligations and reduce its total debt will be dependent on the future performance of the Company, which in turn, will be subject to general economic conditions and to financial, business, and other factors, including factors beyond the Company's control. A portion of the Company's debt bears interest at floating rates; therefore, its financial condition is and will continue to be affected by changes in prevailing interest rates.

     Debt

     At December 31, 1997, the Company had $100.6 million outstanding under its pre-existing bank credit facilities (the "Old Bank Credit Facilities"), $60.0 million of which was denominated in U.S. dollars and the remainder in British Pounds. Borrowings under the Old Bank Credit Facilities were repaid on the date of the Recapitalization. On December 31, 1997, $173.5 million was available under the Old Bank Credit Facilities as a revolving line of credit and for letters of credit. The Company was required to pay a commitment fee based on certain of the Company's coverage ratios. At December 31, 1997, the rate was 0.2% per annum on the unused portion of the Old Bank Credit Facilities. All borrowings under the Old Bank Credit Facilities bore interest, at the Company's option, at either the Bank's Base Rate or at LIBOR plus a margin, based on certain of the Company's coverage ratios. At December 31, 1997, the rate was approximately 6.87%. The estimated fair value of these borrowings at December 31, 1997 approximated the net carrying value. The Company also had outstanding $150.0 million aggregate principal amount of 7-1/8% Notes due December 15, 2005, which were sold on December 18, 1995 at a price to the public equal to 99.184% of principal bringing the effective interest rate to 7.5%. The estimated fair market value of the 7-1/8% Notes at December 31, 1997, based on quotes from bond traders making a market in the 7-1/8% Notes, was approximately $138.8 million.

     In connection with the Recapitalization, effective January 21, 1998, Fisher entered into new debt financing arrangements, consisting of $469.2 million under the New Credit Facility, $150 million under the Receivables Securitization Facility and $400 million of Old Notes. The full proceeds of the Old Notes, together with a portion of the proceeds of the New Credit Facility were used to finance the conversion into cash of the shares of Fisher Common Stock then outstanding which were not retained by existing stockholders and employees, to refinance $107.8 million of indebtedness of the Company outstanding on the date of the Recapitalization and to pay related fees and expenses of the Recapitalization. In addition, the New Credit Facility has and will be used to provide for the Company's working capital requirements.

     The New Credit Facility consists of (i) the $294.2 million Term Facility consisting of (a) a $125.0 million tranche A term loan ("Tranche A"), (b) a $100.0 million tranche B term loan ("Tranche B") and (c) a $69.2 million tranche C term loan ("Tranche C"); and (ii) the $175.0 million Revolving Credit Facility. Borrowings under the Term Facility bear interest at a rate equal to, at the Company's option, the following: with respect to Tranche A, LIBOR plus 2.25% or Prime Rate plus 1.25%; with respect to Tranche B, LIBOR plus 2.50% or Prime Rate plus 1.50%; and with respect to Tranche C, LIBOR plus 2.75% or Prime Rate plus 1.75%. Borrowings made under the Revolving Credit Facility bear interest at a rate equal to, at the Company's option, LIBOR plus 2.25%, or the Prime Rate plus 1.25%; provided that (i) pound sterling borrowings under Tranche A bear interest at LIBOR for sterling deposits plus 2.25%, (ii) Canadian dollar borrowings under Tranche A bear interest at the borrower's option at the Canadian Prime Rate plus 1.25% or a B/A rate determined in accordance with the provisions of the New Credit Facility and (iii) negotiated foreign currency loans issued under the Revolving Credit Facility will bear interest at the rates to be negotiated. The Company will also pay to the lenders a commitment fee equal to .50% per annum of the undrawn portion of each lender's commitment from time to time. The LIBOR and Prime Rate margins and the commitment fees are subject to reductions, based on various tests of Fisher's financial performance. The tranches of the Term Facility have the following maturity periods from the date of inception:
Tranche A--6 years, Tranche B--7 years and Tranche C--7.75 years. The Revolving Credit Facility expires six years from the date of inception.

     The obligations of Fisher and the subsidiary borrowers under the New Credit Facility are secured by substantially all assets of the Company and its material domestic subsidiaries, a pledge of the stock of all domestic subsidiaries, and a pledge of 65% of the stock of material foreign subsidiaries which are direct subsidiaries of Fisher or one of its material domestic subsidiaries. Obligations of each foreign subsidiary borrower are secured by a pledge of 100% of the shares of such borrower. The obligations of Fisher and the subsidiary borrowers are further guaranteed by Fisher and each material domestic subsidiary of Fisher.

     The New Credit Facility contains covenants of the Company and the subsidiary borrowers, including, without limitation, restrictions on (i) indebtedness, (ii) the sale of assets, (iii) mergers, acquisitions and other business combinations, (iv) restrictions on the payment of cash dividends to shareholders, and (v) various financial covenants. The financial covenants include requirements to maintain certain levels of interest coverage, debt to earnings before interest, taxes, depreciation and amortization ("EBITDA") and minimum EBITDA and to limit capital expenditures. In addition to the mandatory repayment schedule discussed below, loans under the Term Facility are required to be prepaid with 50% of excess cash flow (as defined in the New Credit Facility and subject to certain limits as specified therein) and certain equity issuances of the Company, and 100% of net-cash proceeds of certain asset sales, certain insurance and condemnation proceeds and certain debt issuances of the Company. The mandatory repayment schedule of the Term Facility, over the next five years and thereafter is as follows: $0.0 million in 1998, $6.0 million in 1999, $17.0 million in 2000, $22.0 million in 2001, $37.0 million in 2002, and
$212.2 million in the aggregate in years subsequent to 2002.

     The Receivables Securitization Facility relates to the sale, on a revolving basis, of certain of the Company's accounts receivable to a bankruptcy remote subsidiary of the Company which entered into an agreement to transfer, on a revolving basis, an undivided percentage ownership interest in a designated pool of accounts receivable up to a maximum amount based on a defined calculated percentage of the outstanding accounts receivable balance. The facility has a maturity of five years and the effective interest rate is approximately LIBOR plus 50 basis points.

     The Notes will mature on February 1, 2008 with interest payable semiannually in arrears on February 1 and August 1 of each year commencing August 1, 1998. The Notes are unsecured senior subordinated obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness and rank pari passu in right of payment with all other existing and future senior subordinated indebtedness of the Company.

     The Notes are redeemable at the option of Fisher at any time after February 1, 2003 at an initial redemption price of 104.5%, declining ratably to par on or after February 1, 2006. In addition, on or prior to February 1, 2001, Fisher may redeem up to 40% of the original principal amount of the Notes at a redemption price of 109% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption with the net cash proceeds of one or more public equity offerings, provided that at least 60% of the aggregate principal amount of the Notes originally issued remain outstanding immediately after the occurrence of such redemption. Upon a Change of Control Triggering Event (as defined in the Indenture under which the Notes are issued), Fisher will be required to make an offer to purchase all outstanding Notes at 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase.

     The Indenture under which the Notes are issued contains (A) covenants that restrict, among other things, the ability of the Company and its subsidiaries to (i) incur additional indebtedness, (ii) pay dividends or make certain other restricted payments and (iii) merge or consolidate with any other person and
(B) other various covenants which are customary for transactions of this type.

     Restructuring Plans

     Following execution of the Merger Agreement during the fourth quarter of 1997 in conjunction with the annual business planning process, the Company evaluated its business strategy for both its domestic and international operations, and, as a result, adopted the 1997 Restructuring Plan and recorded restructuring and other charges of $51.8 million. The charges include costs associated with the closure of additional logistics and customer-service centers and related asset write-offs in the United States and internationally, the write-off of goodwill related to certain international operations and the write-off of systems-related assets. The restructuring and other charges consist of $38.3 million related to noncash asset impairments, $9.1 million of accruals for employee separation arrangements and $4.4 million of exit costs.

     As previously noted, in 1995 the Company recorded a pretax restructuring charge of $34.3 million, of which approximately $18.0 million consisted of noncash charges and approximately $16.0 million consisted of accrued cash charges related to separation arrangements and exit costs related to consolidation efforts. Implementation of the 1995 Restructuring Plan is expected to be completed in conjunction with the 1997 Restructuring Plan. The Company expects cash expenditures in 1998 related to these plans to approximate $11.0 million, which will be paid from available funds. Cash expenditures in 1997 and 1996 were approximately $2.0 million and $7.0 million, respectively. Certain costs resulting from the temporary duplication of certain operations, relocation of inventory, relocation of employees, hiring and training new employees, other start-up costs and redundant costs, which are expected to be eliminated as the 1997 Restructuring Plan is implemented, are not included in the restructuring charge and were recognized in income from operations as incurred. Upon completion of the 1995 Restructuring Plan and the 1997 Restructuring Plan and the integration of CMS into the Company, the Company expects an improvement in annual pretax profitability of approximately $25 million. See "Forward-Looking Statements".

     During the third quarter of 1991, the Company recorded a pretax $20.0 million restructuring charge relating primarily to improving operations of its North American distribution system through consolidation and expansion of certain facilities. This plan is substantially complete and the related accruals remaining of $2.6 million will be substantially expended by the end of 1998.

     Environmental Matters

     Some of the Company's operations involve and have involved the handling, manufacture or use of substances that are classified as toxic or hazardous substances within the meaning of applicable environmental laws. Consequently, some risk of environmental and other damage is inherent in particular operations and products of the Company, as it is with other companies engaged in similar businesses, and there can be no assurance that material damage will not occur or be discovered to have occurred or be determined to be material in the future. The Company is currently involved in various stages of investigation and remediation relative to environmental protection matters.

     The Company's Fair Lawn and Somerville, New Jersey facilities are the subject of administrative consent orders, issued pursuant to New Jersey's Environmental Clean-Up and Responsibility Act ("ECRA") (now called the Industrial Site Recovery Act ("ISRA")), in connection with prior transfers of a controlling interest in the Company, which require that certain remediation and other activities be undertaken at these sites. The Fair Lawn facility is also part of a site listed on the "Superfund" National Priority List under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"). Fisher has also been notified that it is among the potentially responsible parties under CERCLA or similar state laws for the costs of investigating and/or remediating contamination caused by hazardous materials at certain other sites. The Company's non-Superfund liabilities for environmental matters are principally related to compliance with ECRA/ISRA administrative consent orders and other environmental regulatory requirements such as the Clean Air Act, the Clean Water Act and other generally applicable requirements.

     The potential costs related to environmental matters and the possible impact on future operations are difficult to predict given the uncertainties regarding the extent of the required cleanup, the complexity and interpretation of applicable laws and regulations, the varying costs of alternative cleanup methods and the extent of the Company's responsibility. However, such costs could be material. Accruals for environmental liabilities are recorded, based on current interpretations of environmental laws and regulations, when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Estimates are established based upon reports prepared by environmental specialists, management's knowledge to date and its experience with the foregoing environmental matters, and include potential costs for investigation, remediation, operation and maintenance of cleanup sites and related capital expenditures. Accrued liabilities for environmental matters were $35.1 million and $37.6 million at December 31, 1997 and 1996, respectively. Although these amounts do not include third-party recoveries, certain sites may be subject to indemnification. The Company has accounted for environmental liabilities in accordance with Accounting Standards Statement of Position 96-1, "Environmental Remediation Liabilities," which addresses accounting and reporting for environmental remediation liabilities. Management believes this accrual is adequate for the environmental liabilities expected to be incurred and, as a result, believes that the ultimate liability incurred with respect to environmental matters will not have a material adverse effect on the Company's financial statements or results of operations. However, future events, such as changes in existing laws and regulations, changes in agency direction or enforcement policies, or changes in the conduct of the Company's operations, may give rise to additional compliance costs which could have a material adverse effect on the Company's financial statements.

     Financial Instruments

     The Company's financial instruments consist primarily of cash in banks, investments in marketable securities, accounts receivable and debt. In addition, the Company has forward currency contracts that hedge certain firm commitments. See Notes 3 and 6 of Notes to Financial Statements for additional information.

     Dividends

     The Company paid a quarterly cash dividend of $.02 per share for the first three quarterly periods of fiscal 1997 and each of the quarterly periods of 1996. On January 21, 1998, in connection with the Recapitalization, the Company and certain of its subsidiaries entered into a New Credit Facility which restricts the Company's ability to pay future dividends. Accordingly, Fisher does not anticipate paying cash dividends on Fisher Common Stock at any time in the future.


Financial Condition

     At December 31, 1997, current assets decreased $60.4 million from December 31, 1996, with reductions in cash and cash equivalents of $6.5 million, accounts receivable of $19.5 million, inventories of $32.2 million and other current assets of $2.2 million. The decrease in cash and cash equivalents is primarily due to repayments on the Company's Old Bank Credit Facilities. The decrease in accounts receivable and inventories is primarily due to the Company's overall efforts to reduce working capital which had increased during the integration of CMS into Fisher in 1996.

     Current liabilities decreased by $38.1 million primarily due to a decrease of $34.7 million in accounts payable related to the Company's overall effort to reduce working capital discussed above. Long-term assets decreased by $25.8 million, primarily due to asset write-offs related to the 1997 Restructuring Plan which were partially offset by capital expenditures. Long-term debt decreased by $13.7 million, primarily due to repayments of the Old Bank Credit Facilities. Stockholders' equity decreased by $39.1 million primarily due to the Company's net loss and the change in the currency translation adjustment.


Accounting Pronouncements

     In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement No. 128, "Earnings Per Share" (SFAS No. 128). SFAS No. 128 establishes new standards for computing and presenting earnings per share. The Company adopted SFAS No. 128 in the fourth quarter of 1997 and has restated all prior periods to comply with this new pronouncement. The effect of the change on earnings per share was not significant.

     During 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130) and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131), which are required to be adopted by Fisher in its fiscal 1998 financial statements. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements and requires companies to disclose comprehensive income as part of the basic financial statements. SFAS No. 131 establishes standards for reporting information on operating segments in financial statements. Fisher is currently reviewing the impact SFAS No. 131 may have on additional disclosure, if any, in its financial statements.

     In October 1996, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 96-1, "Environmental Remediation Liabilities", which addresses accounting and reporting for environmental remediation liabilities. The implementation of SOP 96-1 during 1997 did not have a material effect on the Company's financial statements.

                              THE EXCHANGE OFFER


Terms of the Exchange Offer; Period for Tendering Old Notes

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), Fisher will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on May 8, 1998; provided, however, that if Fisher, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

     As of the date of this Prospectus, $400 million aggregate principal amount of the Old Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about April 7, 1998, to all Holders of Old Notes known to Fisher. Fisher's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.


     Fisher expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the Holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by Fisher. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

     Fisher expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." Fisher will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.


Procedures for Tendering Old Notes

     The tender to Fisher of Old Notes by a Holder thereof as set forth below and acceptance thereof by Fisher will constitute a binding agreement between the tendering Holder and Fisher upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to State Street Bank and Trust Company (the "Exchange Agent") at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or
(ii) a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO FISHER.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered Holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by Fisher in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by Fisher in its sole discretion, which determination shall be final and binding. Fisher reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Note which acceptance might, in the judgment of Fisher or its counsel, be unlawful. Fisher also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by Fisher shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as Fisher shall determine. Neither Fisher, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered Holder or Holders appear on the Old Notes.

     If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by Fisher, proper evidence satisfactory to Fisher of their authority to so act must be submitted.

     By tendering, each Holder will represent to Fisher that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder, and that neither the Holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. In the case of a Holder that is not a broker-dealer, each such Holder, by tendering, will also represent to Fisher that such Holder is not engaged in and does not intend to engage in a distribution of the New Notes. If any Holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of Fisher, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the Exchange Offer, such Holder or any such other person (i) could not rely on the applicable interpretations of the staff of the Commission and
(ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering such a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, Fisher will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, Fisher shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if Fisher has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

     For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from January 21, 1998. Accordingly, registered Holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from January 21, 1998. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.


Book-Entry Transfer

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.


Guaranteed Delivery Procedures

     If a registered Holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by Fisher (by facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the Expiration Date the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the Expiration Date.

Withdrawal Rights

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at the address or, in the case of Eligible Institutions, at the facsimile number, set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) contain a statement that such holder is withdrawing his election to have such Old Notes exchanged, (iv) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer to have the Trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the person withdrawing the tender and (v) specify the name in which such Old Notes are registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by Fisher, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with the Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following the procedures described under "-- Procedures for Tendering Old Notes" above at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.


Certain Conditions to the Exchange Offer

     Notwithstanding any other provision of the Exchange Offer, Fisher shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, any of the following events shall occur:

          (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of Fisher to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of Fisher might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the sole judgment of Fisher, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

          (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by a governmental agency or authority which may adversely affect the ability of Fisher to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

          (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of Fisher and its subsidiaries taken as a whole that, in the sole judgment of Fisher, is or may be adverse to the Company, or Fisher shall have become aware of facts that, in the sole judgment of Fisher, have or may have adverse significance with respect to the value of the Old Notes or the New Notes; which in the sole judgment of Fisher in any case, and regardless of the circumstances (including any action by Fisher) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

     The foregoing conditions are for the sole benefit of Fisher and may be asserted by Fisher regardless of the circumstances giving rise to any such condition or may be waived by Fisher in whole or in part at any time and from time to time in its sole discretion. The failure by Fisher at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, Fisher will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.


Exchange Agent

     State Street Bank and Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

               State Street Bank and Trust Company, Exchange Agent

                      By Mail:                     By Overnight Courier:
    State Street Bank and Trust Company     State Street Bank and Trust Company
                   P.O. Box 778                   Two International Place
         Boston, Massachusetts 02102            Boston, Massachusetts 02110
   Attention: Corporate Trust Department   Attention: Corporate Trust Department
                   Kellie Mullen                       Kellie Mullen

   By Hand: in New York (as Drop Agent)              By Hand: in Boston
State Street Bank and Trust Company, N.A.   State Street Bank and Trust Company
            61 Broadway, 15th Floor               Two International Place
             Corporate Trust Window            Fourth Floor, Corporate Trust
           New York, New York 10006             Boston, Massachusetts 02110

                              For Information Call:
                                 (617) 664-5587

                            By Facsimile Transmission
                        (for Eligible Institutions only):
                                 (617) 664-5314

                      Attention: Corporate Trust Department

                              Confirm by Telephone:
                                 (617) 664-5314

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.


Fees and Expenses

     Fisher will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by Fisher and are estimated in the aggregate to be approximately $1,000,000.


Transfer Taxes

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct Fisher to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.


Consequences of Exchanging Old Notes

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Fisher does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of the Notes--Registration Rights." Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, Fisher believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of Fisher within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of Fisher, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with.

                                    BUSINESS


Introduction

     Fisher Scientific International Inc. is a world leader in serving science, providing more than 245,000 products and services to research, healthcare, industrial, educational and government customers in 145 countries. The Company serves as a one-stop source for the scientific and laboratory needs of its customers, supplying a broad product offering of leading brands of instruments, research chemicals, clinical consumables, diagnostics, laboratory workstations and other laboratory supplies. The Company provides integrated supply services for the procurement of MRO products and other basic supplies, and also develops and markets software for electronic commerce. Fisher was founded in 1991, although the business conducted by its principal operating subsidiary, Fisher Scientific Company L.L.C., has been in continuous operation since 1902 and traces its roots to 1851. Fisher's principal executive offices are located at Liberty Lane, Hampton, New Hampshire 03842, and its telephone number is (603) 926-5911.

     Pursuant to the Merger Agreement, approximately 87% of the fully diluted common stock of Fisher was converted into the right to receive $48.25 per share in cash (approximately $955.0 million in the aggregate) pursuant to an election process that provided stockholders the right to elect for each share of Fisher Common Stock held, subject to proration, either $48.25 in cash or to retain one share of stock in the recapitalized company. Pursuant to the Merger Agreement, vesting of all outstanding options accelerated.


The Industry

     The Company's market consists of five principal sectors: (i) scientific research and development activities conducted by biotechnology, pharmaceutical, chemical, environmental and other entities; (ii) hospitals and physicians' offices that perform diagnostic tests on patients, (iii) commercial and national reference laboratories; (iv) educational activities in research institutions, medical schools, universities, colleges, elementary and secondary schools; and (v) users of MRO materials and occupational health and safety products in production and other activities.

     The Company's largest market is the scientific research supply market. According to a recent study conducted by the Laboratory Products Association, sales to the scientific research supply market were estimated to be approximately $5 billion during 1997. The scientific research market is primarily impacted by the level of applicable scientific and technology related R&D spending in the U.S. The National Science Foundation estimates that non-defense related R&D expenditures increased from $44 billion in 1980 to over $130 billion in 1995, representing a compound annual growth rate of approximately 7.5%. In addition to this growth, non-defense-related R&D expenditures have not typically been subject to cyclical swings, having not experienced a year-over-year decline since 1960 (when the National Science Foundation began publishing such data).

     The Company's second-largest market is the U.S. clinical laboratory testing market. A recent study by MarketData Enterprises Inc. estimated that the U.S. clinical laboratory testing market totaled approximately $30 billion in 1997, up from approximately $27 billion in 1993. Based on these overall spending levels, management estimates that the clinical testing equipment and supply market, the market the Company competes in, totals approximately $6 billion. The Company's third-largest market, safety supply, which is a subset of the $225 billion MRO market, is estimated to be approximately $7 billion. This market is currently highly fragmented, but there has been a recent trend towards consolidation of suppliers of safety products.

     The markets in which the Company competes are typically characterized by high transaction volume (units) with relatively small average order prices. As a result, customers in these markets incur relatively high average procurement costs per order. The Company believes that as end users consolidate their vendor base and/or outsource their procurement functions to reduce costs, manufacturer use of distribution and demand for the Company's distribution and third party procurement services, including demand for the Company's electronic ordering technology, will increase. By leveraging the Company's distribution and technological capabilities as well as its national sales force, manufacturers and end users can reduce the cost of procurement for an expanding list of products.

     Over the last few years, the trend toward fewer suppliers has resulted in consolidation of the fragmented scientific distribution market. Consolidation benefits larger distributors by presenting them with the opportunity to leverage large distribution infrastructures over higher sales volume and more customers. The mergers of Fisher with CMS and VWR Scientific Products Corporation with Baxter Industrial are illustrative of this trend. These same trends exist in most international markets.


Products and Services

     The Company currently has over 245,000 products available for delivery from its electronic and other order-entry systems and is continuously expanding and refining its product offerings to provide its customers with a complete array of laboratory and clinical testing supplies. In addition to supplying leading brands of instruments, supplies and equipment, the Company offers research chemicals, clinical consumables, instruments, diagnostics, and laboratory workstations of its own manufacture.

     Fisher Products. The Company's product portfolio is comprised of proprietary products as well as sourced products. Proprietary offerings consist of self-manufactured products and products sold through exclusive distribution agreements. Management estimates that proprietary products accounted for approximately 40% of total sales in fiscal 1997. Consumable products, such as laboratory supplies and specialty chemicals, represented approximately 75% of the Company's total sales in fiscal 1997.

     Sales and Customer Service Professionals. In order to reduce the complexity of today's scientific research and clinical testing product offerings, the Company provides customer support through a worldwide sales and customer service network. The Company's direct sales force consists of over 1,000 account representatives and product/systems sales specialists worldwide. Most of the members of the Company's direct sales force have scientific or medical backgrounds, which enable them to provide technical assistance to the end users of the Company's products. In addition to performing traditional selling functions, these representatives provide the basis for a market-driven development program for new products and services by identifying customer needs and utilizing the Company's accumulated technical expertise to translate those needs into new services or products, which may be manufactured by either the Company or its suppliers. In addition, the Company's customer service organization includes over 1,000 representatives worldwide. These customer service representatives, supported by a scientific and technical staff, respond to end-user product or application questions and assist the Company's customers with efficient order entry and order expediting. In response to customers' efforts to improve purchasing efficiencies, the Company has developed the computerized order-entry systems described in "Electronic Commerce" below.

     Electronic Commerce. In an effort to meet its customers' desire to improve purchasing efficiencies, the Company expanded its role as an industry leader in the development and deployment of electronic commerce solutions through the formation of FTG. This business unit was established to commercialize software and related services developed by the Company. Organizations are utilizing these offerings to implement advanced supply-chain-management techniques that enable procurement to be automated for improved service at lower total cost. These Internet, intranet and client/server solutions are an extension of FTG's historical inventory management and procurement systems. The applications contain full graphics and text display, and provide search, retrieval, order-management and transaction-processing functions. CornerStone allows buyers and suppliers to create public or private web sites to support their business-to-business transactions. ProcureNet (www.procurenet.com), a public mall owned and operated by FTG, utilizes the CornerStone architecture to provide the general commercial community access to the electronic storefronts of its supplier tenants. More than 300,000 products are currently available on ProcureNet. SupplyLink provides the same capability in a client/server environment.

     Fisher Catalog. The Fisher Catalog has been published for over 90 years and is a standard reference for the scientific community worldwide. In addition, the Company publishes the CMS/Fisher Healthcare Catalog, the Fisher Chemical Catalog, the Fisher Science Education catalog, as well as several international catalogs in nine different languages. In 1995, the Company established an Internet site (Fishersci.com), which currently features The Fisher Catalog, the Fisher Chemical Catalog, the Fisher Safety Catalog, the Acros Organics Catalog of Fine Chemicals and the CMS/Fisher Healthcare Catalog, as well as other product, safety and general information, all in electronic form for quick and easy access. More than 100,000 items and over 25,000 images representing 6,000 catalog pages can be browsed. New products are continuously added, making the Fisher suite of catalogs a dynamic library, one of the most complete and up-to-date sources of laboratory and safety products available. The Company's customers now have the ability to place their orders electronically through an intuitive, integrated and easy-to-use process. The Company also continues to publish over a dozen international catalogs to support its growing worldwide presence. More than one million copies of the Company's various catalogs are produced biannually, with supplements tailored to specific market segments such as biotechnology, research chemicals, educational materials and occupational health and safety.

Distribution

     The Company's distribution network comprises 32 locations in the U.S., including a national distribution center in Somerville, New Jersey, four regional centers (New Jersey, California, Illinois and Georgia) and twenty-seven local facilities throughout the United States. The Company also has two distribution centers in Canada and one each in Germany, France, England, Belgium, Singapore, Korea, Malaysia, Mexico and Australia. Through its worldwide distribution networks, the Company distributes an average of 20,000 items every business day, with products accounting for more than 90% of total sales in fiscal 1997 shipped to customers within 24 hours of being ordered.


Manufacturing

     The Company operates principal manufacturing facilities in Fair Lawn, Somerville and Swedesboro, New Jersey; Two Rivers, Wisconsin; Indiana and Pittsburgh, Pennsylvania; Huntersville, North Carolina; Loughborough, United Kingdom; Geel, Belgium; Rochester, New York; and Mountain Home, Arkansas. Products manufactured include research, bulk and organic chemical, laboratory equipment, laboratory fumehoods, wood, plastic and metal laboratory workstations and furniture, computer local area network "LAN" cabinets, scientific glassware and plastic labware, and diagnostic and educational materials. More than one-half of these products are sold directly to end users, other dealers and distributors with the balance sold through the Company's distribution network.

     The Company's manufacturing customers range from small start-up operations to large national corporations and government agencies. The Company's manufacturing operations are not dependent on any single customer and are operated on a "stand alone" basis to complement the Company's distribution organization by providing the Company's sales representatives with a full range of value added service and product offerings and to position the Company as a one-stop source for all of the customer's scientific research and laboratory needs.


Suppliers

     The Company distributes laboratory instruments, supplies and equipment obtained from over 3,200 vendors. Vendors generally offer these products to distributors on substantially similar terms. Although certain products are available from only a limited number of vendors, Fisher does not anticipate that it will be unable to purchase any of the products it distributes. The Company's largest supplier represented approximately 11% of total sales in fiscal 1997.


Competition

     The Company operates in a highly competitive market. The Company competes primarily with a wide range of suppliers and manufacturers that sell their own products directly to end users. The Company also competes with other distributors, such as VWR Scientific Products Corporation in the scientific research market and Allegiance Corporation in the clinical market. The principal means of competition in the markets the Company serves are systems capabilities, breadth and exclusivity of product offerings, price and service. The Company believes that it competes effectively in these areas through The Fisher Catalog, electronic procurement systems, integrated supply capabilities, and international logistics and distribution capabilities.


Trademarks and Patents

     The Company owns or licenses a number of patents and patent applications that are important to its businesses. The Company has more than 200 registered and unregistered service marks and trademarks for its products and services. Some of its more significant marks include CornerStone, Fisher Rims, ProcureNet, SupplyLink, UniKix, Webkix, Accumet, Acros, Biochemical Sciences, Chemalert, Chemguard, CMS, Curtin Matheson Scientific, Enviroware, Fisher, Fisherbiotech, Fisherbrand, Fisher Diagnostics, Fisher Healthcare, Fisher Safety, Fisher Scientific, Gastrak, Hamilton, Histoprep, Isotemp, Marathon, Microprobe, Optima, Pacific Hemostasis, and Valutrak. Registered trademarks generally can have perpetual life, provided they are renewed on a timely basis and continue to be used properly as trademarks, subject to the rights of third parties to seek cancellation of the marks.


Customers, Seasonality and Backlog

     The Company's sales are not materially dependent upon any single customer or any few customers. No single customer of the Company represented more than 5% of 1997 sales. The Company's customers range in size from start-up companies, hospital purchasing consortiums, and government agencies to nationally and internationally recognized scientific research, medical and educational institutions. The Company's sales are generally related to applicable R&D spending and to clinical testing practices and are therefore not seasonal to any significant extent. In addition, no material portion of the Company's business is subject to renegotiation of profits or termination at the election of the United States Government. Because the Company's products are, in most cases, sold for immediate shipment, there are no significant backlogs.

Environmental Matters

     Some of the Company's operations involve the handling, manufacture or use of substances that are classified as toxic or hazardous substances within the meaning of applicable environmental laws. Consequently, some risk of environmental and other damage is inherent in particular operations and products of the Company, as it is with other companies engaged in similar businesses, and there can be no assurance that material damage will not occur or be discovered to have occurred or be determined to be material in the future. The Company is currently involved in various stages of investigation and remediation relative to environmental protection matters.

     The Company's Fair Lawn and Somerville, New Jersey facilities are the subject of administrative consent orders, issued pursuant to New Jersey's Environmental Clean-Up and Responsibility Act ("ECRA") (now called the Industrial Site Recovery Act ("ISRA")), in connection with prior transfers of a controlling interest in the Company, which require that certain remediation and other activities be undertaken at these sites. The Fair Lawn facility is also part of a site listed on the "Superfund" National Priority List under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"). Fisher has also been notified that it is among the potentially responsible parties under CERCLA or similar state laws for the costs of investigating and/or remediating contamination caused by hazardous materials at certain other sites. The Company's non-Superfund liabilities for environmental matters are principally related to compliance with ECRA/ISRA administrative consent orders and other environmental regulatory requirements such as the Clean Air Act, the Clean Water Act and other generally applicable requirements.

     The potential costs related to environmental matters and the possible impact on future operations are difficult to predict given the uncertainties regarding the extent of the required cleanup, the complexity and interpretation of applicable laws and regulations, the varying costs of alternative cleanup methods and the extent of the Company's responsibility. However, such costs could be material. Accruals for environmental liabilities are recorded, based on current interpretations of environmental laws and regulations, when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Estimates are established based upon reports prepared by environmental specialists, management's knowledge to date and its experience with the foregoing environmental matters, and include potential costs for investigation, remediation, operation and maintenance of cleanup sites and related capital expenditures. Accrued liabilities for environmental matters were $35.1 million and $37.6 million at December 31, 1997 and 1996, respectively. Although these amounts do not include third-party recoveries, certain sites may be subject to indemnification. The Company has accounted for environmental liabilities in accordance with Accounting Standards Statement of Position 96-1, "Environmental Remediation Liabilities," which addresses accounting and reporting for environmental remediation liabilities. Management believes this accrual is adequate for the environmental liabilities expected to be incurred and, as a result, believes that the ultimate liability related to these environmental matters will not have a material adverse effect on the Company's financial statements. However, future events, such as changes in existing laws and regulations, changes in agency direction or enforcement policies or changes in the conduct of the Company's operations, may give rise to additional compliance costs which could have a material adverse effect on the Company's financial statements.

     The Company spent approximately $2.3 million and $2.2 million during the years ended December 31, 1997 and 1996, respectively, on remediation and related environmental monitoring and compliance. Amounts expensed for environmental matters, including compliance costs under the existing administrative consent orders, for installation and operation of groundwater treatment systems and other planned expenses, are expected to average between $2 million and $3 million per year.

Employees

     As of December 31, 1997, the Company had approximately 6,800 full-time employees. The Company considers relations with its employees to be satisfactory. The Company has several labor contracts, none of which is considered material to its business as a whole. From time to time, union actions have been threatened or taken. However, management does not believe such actions have had, or will have a material adverse effect on the financial statements of the Company or on the Company's ability to serve its customers.

Foreign and Domestic Operations and Export Sales

     For information regarding foreign and domestic operations and export sales, see Note 20 of Notes to Financial Statements, which is incorporated herein by reference.


Properties

     The Company's principal executive offices are located in Hampton, New Hampshire. The Company believes that its property and equipment are generally well maintained, in good operating condition and adequate for its present needs. The inability to renew any short-term real property lease by Fisher or any of its subsidiaries would not have a material adverse effect on the Company's financial statements.

     The following table identifies the Company's principal facilities, which are owned in fee unless otherwise indicated:

U.S. Logistics Facilities
Santa Clara, California (a)        Florence, Kentucky
Denver, Colorado (a)               Agawam, Massachusetts
Delmar (Newark), Delaware          Houston, Texas
Suwanee, Georgia (a)               Tustin, California
Itasca, Illinois (a)               Somerville, New Jersey
Wood Dale, Illinois (a)            Hanover Park, Illinois
Dallas, (Plano) Texas              Springfield, New Jersey
St. Louis, Missouri                Raleigh, North Carolina

Non-U.S. Facilities
Geel, Belgium                      Offices, Logistics and Manufacturing Center
Edmonton, Alberta, Canada          Offices and Logistics Center
Whitby, Ontario, Canada            Logistics Center
Nepean, Ontario, Canada            Offices
Markham, Ontario, Canada (a)       Offices and Data Center
Maurepas, France                   Offices and Logistics Center
Kamen, Germany (a)                 Logistics Center
Kuala Lumpur, Malaysia (b)         Offices and Logistics Center
Monterrey, Mexico                  Offices and Logistics Center
Singapore (a)                      Offices and Logistics Center
Loughborough, United Kingdom       Offices, Logistics and Manufacturing Center
Cayey, Puerto Rico                 Offices and Logistics Center
Zoetermeer, Netherlands            Manufacturing and Logistics Center
Schwerte, Germany                  Manufacturing and Logistics Center

Other Properties
Hampton, New Hampshire (a)         Corporate Offices
Fair Lawn, New Jersey              Manufacturing
Rochester, New York                Manufacturing
Pittsburgh, Pennsylvania (a)       Offices, Data Center and Manufacturing
Two Rivers, Wisconsin              Offices and Manufacturing Center
Indiana, Pennsylvania              Manufacturing
Swedesboro, New Jersey (a)         Manufacturing
Huntersville, North Carolina (a)   Manufacturing
Somerville, New Jersey             Manufacturing
Mountain Home, Arkansas            Manufacturing

----------
(a) Leased
(b) One property owned, three leased

Legal Proceedings

     There are various lawsuits and claims pending against Fisher and certain of its subsidiaries. In the opinion of the Company's management, the Company's ultimate liability with respect to these matters, if any, will not have a material adverse effect on the Company's results of operations and financial condition. The Company is currently subject to two shareholder suits, each of which purports to be a class action, Steiner v. Fisher Scientific International Inc. et. al., Court of Chancery of the State of Delaware, New Castle County, Civil Action 15730 and Jacob v. Fisher Scientific International Inc. et. al., Court of Chancery of the State of Delaware, New Castle County, Civil Action 15743NC. In each case the complaints allege that the then Board of Directors of the Company breached its fiduciary duties to shareholders by implementing a "poison pill" and failing to facilitate the unsolicited proposal (the "Trinity Proposal") made by Trinity I Fund, L.P. ("Trinity"), an investment fund affiliated with members of the Bass family of Texas, that contemplated a recapitalization of Fisher in which stockholders who surrendered their shares would receive $47 to $48 in cash per share or, in the alternative, a cash merger transaction in which the Company's stockholders would receive the same consideration, or to seek other interested bidders and by conduct designed to prevent a change of control of the Company. The plaintiff in each action requests, among other things, an order certifying a class action, enjoining the use of defensive tactics in a manner inconsistent with maximizing shareholder value, requiring that the then Board of Directors of the Company create an active auction for the Company. In addition to damages the suits seek attorneys fees and expenses. Because the then Board of Directors of the Company, contrary to the allegations contained in the shareholders suits listed above, did in fact conduct an auction for the Company and did seek to find potential buyers for the Company, which resulted in a change of control transaction having a value to shareholders greater than that of a proposal by a stockholder of the Company that contemplated a recapitalization of the Company or, in the alternative, a cash merger transaction, the shareholder suits are believed by the Company to be without merit and unlikely to have a material adverse effect on the Company's financial condition or results of operations.

     The Company is subject to the jurisdiction of various regulatory agencies including, among others, the United States Food and Drug Administration and the Agency for International Development. Various governmental agencies conduct investigations from time to time to examine matters relating to the Company's operations. Some of the Company's operations involve and have involved the handling, manufacture or use of substances that are classified as toxic or hazardous substances within the meaning of applicable environmental laws. Consequently, some risk of environmental and other damage is inherent in particular operations and products of the Company as it is with other companies engaged in similar businesses, and there can be no assurance that material damage will not occur or be discovered to have occurred or be determined to be material in the future. The Company is currently involved in various stages of investigation and remediation relative to environmental protection matters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Environmental Matters." The Company's management believes that such investigations and expenditures in connection therewith, individually and in the aggregate, will not have any material adverse effect upon the Company's results of operations and financial condition.

                                   MANAGEMENT

Executive Officers and Directors

     The following table provides information concerning the directors and executive officers of the Company. The Investors' Agreement provides that the Board of Directors of the Company will comprise at least 10, but not more than 11 directors, seven of whom will be appointed by THL, one of whom will be appointed by DLJMB, one of whom will be Mr. Paul M. Montrone and one of whom will be Mr. Paul M. Meister. All directors will hold office until the next annual meeting of stockholders of the Company and until their successors have been duly elected and qualified. All officers will serve at the discretion of the Board of Directors.



   Name                 Age                       Position
   ----                 ---                       --------
   Paul M. Montrone      56     President and Chief Executive Officer; Chairman
                                of the Board of Directors of Fisher Scientific
                                International Inc.

   Paul M. Meister       45     Executive Vice President and Chief Financial
                                Officer; Vice Chairman of the Board of Directors of Fisher Scientific International Inc.

   Joseph P. Bolduc      54     Vice President and Chief Information Officer of
                                Fisher Scientific International Inc.

   Denis M. Maiorani     49     President, Fisher Scientific Worldwide Inc.

   Kevin P. Clark        35     Vice President and Treasurer of Fisher
                                Scientific International Inc.

   Todd M. DuChene       34     Vice President, General Counsel and Secretary of
                                Fisher Scientific International Inc.

   Mitchell J. Blutt     41     Director of Fisher Scientific International Inc.

   Robert A. Day         54     Director of Fisher Scientific International Inc.

   Michael D. Dingman    66     Director of Fisher Scientific International Inc.

   Anthony J. DiNovi     35     Director of Fisher Scientific International Inc.

   David V. Harkins      56     Director of Fisher Scientific International Inc.

   Scott M. Sperling     39     Director of Fisher Scientific International Inc.

   Kent R. Weldon        30     Director of Fisher Scientific International Inc.

     Paul M. Montrone has been Chairman of the Board of Directors since March 1998 and President and Chief Executive Officer of Fisher Scientific International Inc. since prior to 1993. Mr. Montrone served as Vice Chairman of the Board of Directors of Abex Inc. from prior to 1993 to 1995. Since August 1994, he has been Chairman of the Board of General Chemical Group Inc. Mr. Montrone is a member of the Board of Directors of Waste Management, Inc. Mr. Montrone was a member of the Board of Directors prior to the effective time of the Merger (the "Prior Board") and was appointed after the effective time of the Merger to fill a vacancy on the Board.

     Paul M. Meister has been Vice Chairman of the Board and Executive Vice President and Chief Financial Officer of Fisher Scientific International Inc. since March 1998, and Senior Vice President and Chief Financial Officer of Fisher from prior to 1993 to March 1998. He was Senior Vice President of Abex Inc. from prior to 1992 to 1995. Mr. Meister is a member of the Board of Directors of M&F Worldwide Corp., The General Chemical Group Inc., Minerals Technologies, Inc. and Wheelabrator Technologies Inc. Mr. Meister was appointed after the effective time of the Merger to fill a vacancy on the Board.

     Joseph P. Bolduc has been Vice President and Chief Information Officer of Fisher Scientific International Inc. since October 1996 and President of Fisher Technology Group from October 1996 to December 1997. Mr. Bolduc also served as Regional Consulting Manager of Oracle Corporation (computer software) from 1995 to October 1996 and Corporate Vice President of Spiegel, Inc. (catalog merchandiser/retailer) from prior to 1992 to 1995.

     Denis N. Maiorani has been the President of Fisher Scientific Worldwide Inc., since July 1996. Mr. Maiorani also served as President of Fisher Scientific Europe Limited from January 1996 to July 1996 and as a consultant to Fisher from 1995 to January 1996. Mr. Maiorani served as President of Robertson-Ceco Corporation (building-components manufacturer) from 1992 to 1995.

     Kevin P. Clark has been Vice President and Treasurer of Fisher Scientific International Inc. since September 1997, and served as Assistant Treasurer of Fisher from 1995 to 1997. Mr. Clark served as Treasurer of Federal-Mogul

Corporation (automotive components) from 1994 to 1995, and held various financial executive positions at Chrysler Corporation from prior to 1992 to 1993, the most current being Manager of Corporate Finance of Chrysler Financial Corp.

     Todd M. DuChene has been Vice President, General Counsel and Secretary of Fisher Scientific International Inc. since November 1996. Mr. DuChene served as Senior Vice President, Secretary and General Counsel of OfficeMax, Inc. (retailer) from March 1995 to November 1996 and Vice President, General Counsel and Assistant Secretary of OfficeMax, Inc. from January 1994 to March 1995. He was an Associate with Baker & Hostetler from prior to 1992 to January 1994.

     Mitchell J. Blutt, M.D. is a director of Fisher Scientific International Inc. Dr. Blutt has been an Executive Partner of Chase Capital Partners since prior to 1993, and has been an Adjunct Professor of Medicine at the New York Hospital/Cornell Medical Center since prior to 1993. Dr. Blutt also serves as a director of Hanger Orthopedic Group and Landec Corp. Dr. Blutt was appointed after the effective time of the Merger to fill a vacancy on the Board.

     Robert A. Day is a director of Fisher Scientific International Inc. Mr. Day has been Chairman of the Board and Chief Executive Officer of Trust Company of the West (investments) since prior to 1993 and Chairman and President of W.
M. Keck Foundation since 1996. Mr. Day is also a director of Freeport-McMoran Inc. Mr. Day was a member of the Prior Board and was appointed after the effective time of the Merger to fill a vacancy on the Board.

     Michael D. Dingman is a director of Fisher Scientific International Inc. Mr. Dingman was Chairman of the Board of Fisher from prior to 1992 until the effective time of the Merger. He has been President of Shipston Group Ltd. (international investments) since 1994. Mr. Dingman was Chairman of the Board and Chief Executive Officer of Abex Inc. (aerospace products and services) from prior to 1993 until June 1995. From prior to 1993 until August 1994, he was Chairman of the Board and Chief Executive Officer of General Chemical. Mr. Dingman is also a director of Ford Motor Company and Teekay Shipping Ltd. Mr. Dingman was a member of the Prior Board and was appointed after the effective time of the Merger to fill a vacancy on the Board.

     Anthony J. DiNovi is a director of Fisher Scientific International Inc. Mr. DiNovi has been employed by Thomas H. Lee Company, a private equity investment firm, since 1988 and currently serves as a Managing Director. Mr. DiNovi is also Vice President and Trustee of THL Equity Trust III, the general partner of the THL Equity Advisors III Limited Partnership, which is the general partner of the Thomas H. Lee Equity Fund III, L.P. and Vice President of Thomas H. Lee Advisors I and T.H. Lee Mezzanine II, affiliates of ML-Lee Acquisition Fund, L.P., ML-Lee Acquisition Fund II, L.P. and ML-Lee Acquisition Fund II (Retirement Accounts), L.P., respectively. Mr. DiNovi also serves as a director of Safelite Glass Corp., First Alert, Inc., The Learning Company, Inc., and several private corporations.

     David V. Harkins is a director of Fisher Scientific International Inc. Mr. Harkins has been employed by Thomas H. Lee Company since 1986 and currently serves as a Senior Managing Director. Mr. Harkins is also the President and Trustee of THL Equity Trust III, the General Partner of THL Equity Advisers III Limited Partnership, which is the General Partner of Thomas H. Lee Equity Fund III, L.P. and Chairman of National Dentex Corporation since 1983. Mr. Harkins is a director of Stanley Furniture Company, Inc., HomeSide, Inc., First Alert, Inc., Syratech Corporation and several private corporations.

     Scott M. Sperling is a director of Fisher Scientific International Inc. Since July 1994, Mr. Sperling has served as a Managing Director of Thomas H. Lee Company. Mr. Sperling is also Vice President and Trustee of THL Equity Trust III, the general partner of Equity Advisors III Limited Partnership, which is the general partner of Thomas H. Lee Equity Fund III L.P. Mr. Sperling also serves as a director of Beacon Properties, Inc., The Learning Company, Livent, Inc., The General Chemical Group Inc., Object Design Inc., Safelite Glass Corp. and several private corporations.

     Kent R. Weldon is a director of Fisher Scientific International Inc. Mr. Weldon worked at Thomas H. Lee Company from 1991-1993 and rejoined in 1995. From 1989 to 1991, Mr. Weldon worked in the Mergers & Acquisitions Department of Morgan Stanley & Co., Incorporated. From 1993 to 1995, Mr. Weldon attended the Harvard Graduate School of Business Administration. Mr. Weldon is a Vice President of THL Equity Trust III, the General Partner of THL Equity Advisers III Limited Partnership, which is the General Partner of Thomas H. Lee Equity Fund III, L.P. Mr. Weldon also serves as a director of Syratech Corporation.

Compensation of Directors

     The non-employee directors of Fisher, other than Messrs. DiNovi, Harkins, Sperling and Weldon (the "THL Directors") and Dr. Blutt, are entitled to receive cash compensation and compensation pursuant to the plans described below.

     Cash Compensation. Non-employee directors (other than the THL Directors and Dr. Blutt) receive compensation of $40,000 per year, with no additional fees for attendance at Board or committee meetings. All directors are reimbursed for expenses incurred in attending Board and committee meetings. Pursuant to the Deferred Compensation Plan for Non-Employee Directors of Fisher Scientific International Inc., a non-employee director (other than the THL Directors and Dr. Blutt) may elect, generally prior to the commencement of any calendar year, to have all or any portion of the director's compensation for such calendar year credited to a deferred compensation account. Amounts credited to the director's account will accrue interest based upon the average quoted rate for ten-year U.S. Treasury Notes. Deferred amounts will be paid in a lump sum or in installments commencing on the first business day of the calendar year following the year in which the director ceases to serve on the Board or of a later calendar year specified by the director.

     Retirement Plan for Non-Employee Directors. Pursuant to the Retirement Plan for Non-Employee Directors of Fisher Scientific International Inc., a non-employee director (other than the THL Directors and Dr. Blutt), who retires from the Board with at least five years of service as a non-employee director is eligible for an annual retirement benefit for the remainder of the director's lifetime. The annual retirement benefit is equal to 50% of the director's fee in effect at the date of the director's retirement for a director who retires with five years of eligible service and is increased by 10% of the director's fee in effect at the date of the director's retirement for each additional year of service, up to 100% of such fee for 10 or more years of service as a non-employee director, or for directors who retire at age 70.

     Restricted Unit Plan for Non-Employee Directors. Pursuant to the Restricted Unit Plan for Non-Employee Directors of Fisher Scientific International Inc., each non-employee director of the Prior Board, upon becoming a director of Fisher, received a one-time grant of 5,000 units ("Units") evidencing a right to receive shares of Fisher Common Stock, subject to certain restrictions. Fisher maintained a memorandum account for each director who received a grant and credits to such account the amount of any cash or stock dividends and shares of stock of any subsidiary ("Dividend Equivalents") distributed on a share of Fisher Common Stock (or other securities in the memorandum account) from the date of grant until the payment date (described below). No shares of Fisher Common Stock were issued at the time the Units were granted, and Fisher was not required to set aside a fund for any such grant or for amounts credited to the memorandum account. Neither the Units nor the memorandum account may be sold, assigned, pledged or otherwise disposed of. Twenty-five percent of the Units and the related Dividend Equivalents vested for each year of service as a non-employee director of Fisher. Vested Units and the related Dividend Equivalents are not payable until the director ceases to be a member of the Board. At that time the director was entitled to receive one share of Fisher Common Stock for each vested Unit, provided that a director may elect, prior to the date on which Units vest, to have payment deferred to a later date.

Compensation of Executive Officers


                          I. Summary Compensation Table

     The following table summarizes the compensation paid to the President and Chief Executive Officer and each of Fisher's four other most highly compensated executive officers (the "Named Executives") for services in all capacities to Fisher and its subsidiaries during or with respect to 1995, 1996 and 1997.


                                                                 Long Term
                                           Annual              Compensation
                                       Compensation (1)   ----------------------
                                       -----------------    Awards
                                                          Securities
                                                          Underlying  All Other
                                       Salary     Bonus     Options   Compensa-
Name and Principal Position              ($)       ($)       (#)(2)  tion ($)(3)
---------------------------            -------  -------   ---------- -----------
Paul M. Montrone ............... 1997  540,000        0          0    53,880
 President and Chief             1996  540,000  475,000          0    82,258
 Executive Officer               1995  502,500  450,000    399,000    82,567

Paul M. Meister ................ 1997  360,000        0          0    26,430
 Executive Vice President and    1996  360,000  315,000          0    32,964
 Chief Financial Officer         1995  315,000  290,000    299,000    32,083

Denis N. Maiorani .............. 1997  300,000        0     22,500     8,018
 President, Fisher Worldwide     1996  275,000  185,000     22,580     5,453

John R. Sasso(4) ............... 1997  250,000        0          0    11,841
 Senior Vice President-Chief     1996  145,000  140,000    150,000       710
 Administrative Officer

Todd M. DuChene(5) ............. 1997  260,000        0      7,500     2,878
 Vice President-General Counsel  1996   31,233  100,000(6)  40,000        63


----------------
(1) Includes amounts deferred by each Named Executive under Fisher's Savings and Profit Sharing Plan and Executive Retirement and Savings Program.

(2) Does not give effect to a 5-for-1 stock split payable April 1, 1998 to stockholders of record on March 19, 1998.

(3) Amounts listed in this column reflect Fisher's contributions matching the Named Executive's contributions to Fisher's Savings and Profit Sharing Plan and Executive Retirement and Savings Program and the value of supplemental life insurance programs for 1997. Amounts attributable to such supplemental life insurance programs are as follows: Mr. Montrone ($24,480) and Mr. Meister ($8,881). All other amounts listed in this column reflect amounts attributable to Fisher's Savings and Profit Sharing Plan and Executive Retirement and Savings Program.

(4) Mr. Sasso joined the Company in June 1996. Mr. Sasso is no longer employed by the Company.

(5)  Mr. DuChene joined the Company in November 1996.

(6)  Includes amounts paid to Mr. DuChene at the time he joined the Company.

                      II. Option Grants in Last Fiscal Year

     The following table sets forth the stock options granted during 1997 to the Named Executives:


                               Number of
                               Securities    Percent of Total
                               Underlying    Options Granted    Exercise
                                Options      to Employees in     Price     Expiration       Grant Date
Name                           Granted(1)      Fiscal Year     ($/sh)(1)      Date      Present Value($)(2)
---------------------------    ----------    ----------------  ---------   ----------   ------------------
Denis N. Maiorani .........     10,000(3)         2.08%          36.75       5/2/2007        205,486
Denis N. Maiorani .........     12,500(3)         2.59%          43.3125    7/22/2007         34,138
Todd M. DuChene ..........       7,500(3)         1.56%          35.75       5/2/2007        154,115


----------------

(1) Does not give effect to a 5-for-1 stock split payable April 1, 1998 to stockholders of record on March 19, 1998.

(2) The estimated grant date present value reflected in this column is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected above include (i) an exercise price as indicated in the table above, equal to the fair market value of the underlying stock on the date of grant; (ii) options are exercised at the end of a ten year period; (iii) interest rates representing the interest rate on U.S. Treasury securities with maturity dates of ten years as of the date of grant; (iv) volatility of approximately 25.9% calculated using daily stock prices for the six month period prior to the date of grant; and (v) dividends at the rate of $0.08 per share representing the annualized dividends paid with respect to a share of Fisher Common Stock at the date of grant. The ultimate value of the options will depend on the future market price of the Fisher Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Fisher Common Stock on the date the option is exercised over the exercise price.

(3) Options granted pursuant to the Equity Ownership Plan (the "EOP"). Under the EOP, options were granted pursuant to participant's commitment to purchase and hold shares of Fisher Common Stock. Mr. Maiorani purchased 4,500 shares of Fisher Common Stock and Mr. DuChene purchased 1,500 shares of Fisher Common Stock, and they were granted the option listed above in exchange for such purchases. The purchased shares must be held for at least the vesting period relating to the options. Options become exercisable in three annual installments of 30%, 30% and 40% subject to acceleration. The options generally must be exercised, if at all, not later than 90 days following the termination of the grantee's employment with Fisher and its affiliates. However, in the event the grantee's employment terminates due to death, disability or normal retirement, the options must be exercised, if at all, not later than one year following the termination of grantee's employment with Fisher and its affiliates.

              III. Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

     The following table sets forth information for each Named Executive with regard to the aggregate stock options held on December 31, 1997, and the value of in-the-money stock options held as of December 31, 1997.



                                                             Number of
                                                             Securities
                                                             Underlying             Value of
                                                            Unexercised           Unexercised
                                Shares                       Options at           in-the-Money
                               Acquired                  December 31, 1997         Options at
                                  on          Value             (#)           December 31, 1997($)
                               Exercise     Realized        Exercisable/          Exercisable/
Name                              (#)          ($)        Unexercisable(1)      Unexercisable(2)
---------------------------    --------     --------     -----------------    --------------------
Paul M. Montrone ..........       0             0         418,566/191,267     $8,953,925/2,680,898
Paul M. Meister ...........       0             0         266,433/144,933     $4,819,495/2,025,786
Denis N. Maiorani .........       0             0           36,774/58,306     $    518,407/616,255
John R. Sasso .............       0             0          45,000/105,000     $  510,471/1,191,099
Todd M. DuChene ...........       0             0           12,000/35,500     $    101,626/320,330


----------------

(1) Does not give effect to a 5-for-1 stock split payable April 1, 1998 to stockholders of record on March 19, 1998.

(2) Excess of the value of the underlying securities at December 31, 1997 of $47.8438 over the exercise price.

Pursuant to the Merger Agreement, at the effective time of the Merger, the holders of each outstanding option immediately prior to the effective time of the Merger became entitled to receive, with respect to each option, either the cash price of $48.25 per share less the exercise price applicable to each option or shares of Fisher Common Stock in the recapitalized company equal to the "spread value" of such options divided by $48.25. Messrs. Montrone, Meister, Maiorani, Sasso and DuChene elected to receive 1,206,385, 736,540, 60,790, 42,615 and 36,000 shares of Fisher Common Stock, respectively (adjusted to give effect to a 5-for-1 stock split payable April 1, 1998 to stockholders of record on March 19, 1998).


Employment Agreements with Named Executives

     Fisher has entered into an Amended and Restated Employment Agreement dated January 21, 1998 with Mr. Montrone (the "Montrone Employment Agreement") and an Amended and Restated Employment Agreement dated January 21, 1998 with Mr. Meister (the "Meister Employment Agreement"). The Montrone Employment Agreement and the Meister Employment Agreement each provides for a five-year evergreen term and provides for an annual base salary of $540,000 and $360,000 for Messrs. Montrone and Meister, respectively, and bonus compensation for Messrs. Montrone and Meister, of at least $475,000 and $315,000, respectively. The Company has entered into severance arrangements with each of Messrs. Maiorani and DuChene. Such arrangements provide that in the event that the executive's employment is terminated in certain circumstances, the executive is entitled to receive payment equal to the sum of two times his base salary and annual bonus amount.


Retirement Program

     Fisher maintains two retirement benefit programs: a tax qualified defined benefit plan available generally to all employees (the "Pension Plan") and the Executive Retirement and Savings Program, a non-qualified supplemental benefit plan pursuant to which retirement benefits are provided to certain executive officers and other eligible key management employees who are designated by the Compensation Committee, which determines the service recognized under the program in calculating a participant's vested interest and retirement income (the "Supplemental Plan" and, together with the Pension Plan, the "Retirement Program").

     The following table shows the total estimated annual benefits payable under the Retirement Program in the form of a straight life annuity to hypothetical participants upon retirement at normal retirement age, with respect to the compensation and years-of-service categories in the table.

                                      Pension Plan Table
Annualized    ------------------------------------------------------------------
 Average       15 Years      20 Years      25 Years      30 Years      35 Years
 Earnings     of Service    of Service    of Service    of Service    of Service
 ---------    ----------    ----------    ----------    ----------    ----------
$  100,000     $ 22,500      $ 30,000      $ 37,500      $ 45,000      $52,500
   200,000       45,000        60,000        75,000        90,000      105,000
   400,000       90,000       120,000       150,000       180,000      210,000
   600,000      135,000       180,000       225,000       270,000      315,000
   800,000      180,000       240,000       300,000       360,000      420,000
 1,000,000      225,000       300,000       375,000       450,000      525,000
 1,200,000      270,000       360,000       450,000       540,000      630,000

     The years of service recognized under the Retirement Program generally include all service with Fisher and its predecessors. The credited years of service as of December 31, 1997 under the Retirement Program for each of the Named Executives, are as follows: Mr. Montrone, 27 years; Mr. Meister, 17 years; Mr. Maiorani, 2 years; Mr. Sasso, 1 year; and Mr. DuChene, 1 year. Compensation recognized under the Retirement Program generally includes a participant's base salary and annual bonus compensation (including any amounts deferred). Retirement benefits are calculated based upon the average of a participant's recognized compensation for the five years out of the ten consecutive years of credited service that produce the highest average and are not subject to offset or reduction for social security benefits. Under this formula, the average recognized compensation under the Retirement Program for each of the Named Executives as of December 31, 1997 was: Mr. Montrone $1,015,000, Mr. Meister $675,000, Mr. Maiorani $485,000, Mr. Sasso $390,000 and
Mr. DuChene $260,000.


Compensation Committee

     The Board of Directors has a Compensation Committee consisting of Messrs. Day, Dingman and Sperling.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth as of April 1, 1998 certain information concerning each person believed to be a beneficial owner of more than 5% of Fisher Common Stock and beneficial ownership of Fisher Common Stock by each nominee, director, Named Executive and all directors and executive officers as a group. Chase Equity Associates, L.P. is the beneficial owner of all 4,035,290 issued and outstanding shares of Class B Common Stock. The information presented below gives effect to a 5-for-1 stock split payable April 1, 1998 to stockholders of record on March 19, 1998.

                                                      Shares of       Percent of
             Name of Beneficial Owner                Common Stock      Class(1)
----------------------------------------------   ------------------   ----------
Thomas H. Lee Equity
  Fund III, L.P. et al. ......................   21,749,345(2)(3)(4)     57.8
DLJ Merchant Banking
 Partners II, L.P. et al. ....................    6,551,005(3)(5)(6)     18.0
Chase Equity Associates, L.P. ................    4,367,335(2)(7)         1.2
Paul M. Montrone .............................    1,843,885(3)(7)         5.1
Paul M. Meister ..............................    1,183,040(3)(9)         3.3
David V. Harkins .............................      108,210(2)(3)(10)      *
Denis N. Maiorani ............................       60,790(3)(11)         *
Anthony J. DiNovi ............................       54,105(2)(3)(12)      *
Scott M. Sperling ............................       54,105(2)(3)(13)      *
John R. Sasso ................................       42,615(3)(11)         *
Todd M. DuChene ..............................       36,000(3)(11)         *
Kent R. Weldon ...............................        8,115(2)(3)(14)      *
Mitchell J. Blutt ............................            0(7)             *
Michael D. Dingman ...........................            0                *
Robert A. Day ................................            0                *
All directors and executive
 officers as a group
 (15 individuals) ............................    3,453,350(3)(15)        9.6


----------------
* Less than 1%

(1) Calculated after giving effect to the exercise of warrants to purchase Fisher Common Stock described below.

(2) The address of Thomas H. Lee Equity Fund III, L.P. is c/o Thomas H. Lee Company, 75 State Street, Boston, Massachusetts. The information is based on a Schedule 13D dated January 21, 1998 filed with the Commission by Thomas H. Lee Equity Fund III, L.P. ("Equity Fund III"), THL-CCI Limited Partnership ("THL-CCI"), THL Foreign Fund III, L.P. ("Foreign Fund III"), THL FSI Equity Investors, L.P. ("THL-FSI"), the THL Directors and certain persons affiliated with THL Co. or the THL Directors (collectively, the "Additional THL Persons" and, together with Equity Fund III, THL-CCI, Foreign Fund III, THL-FSI and the THL Directors, the "THL Entities"), Thomas H. Lee Equity Advisors III Limited Partnership ("Advisors III"), THL Equity Trust III ("Trust III") and THL Investment Management Corp. ("THL Investment"). Each of the THL Entities, Advisors III, Trust III and THL Investment expressly disclaims beneficial ownership of shares of Fisher Common Stock held by the others.

(3) By virtue of the Investors' Agreement, each of the THL Entities, Merrill Lynch KECALP L.P. 1997 ("ML KECALP"), KECALP Inc. ("KECALP") and ML IBK Positions, Inc. ("ML IBK" and, together with ML KECALP and KECALP, the "ML Entities") and the Management Investors may constitute a "group" under the Exchange Act, as amended. Each of the parties to the Investors' Agreement expressly disclaims beneficial ownership of shares of Fisher Common Stock held by the others.


(4) Includes 12,047,625 shares and 991,340 shares issuable upon the exercise of warrants to purchase shares owned by Equity Fund III; 6,052,935 shares and 498,070 shares issuable upon the exercise of warrants to purchase shares owned by THL FSI, 745,470 shares and 61,340 shares issuable upon the exercise of warrants owned by Foreign Fund III; 741,960 and 61,045 shares issuable upon the exercise of warrants to purchase shares owned by THL-CCI; 99,980 shares and warrants to purchase 8,230 shares attributable to Mr. Harkins; 49,990 shares and warrants to purchase 4,115 shares attributable to Mr. Sperling; 49,990 shares and warrants to purchase 4,115 shares attributable to Mr. DiNovi; 7,500 shares and warrants to purchase 615 shares attributable to Mr. Weldon; and 300,310 shares and warrants to purchase 24,715 shares attributable to the Additional THL Persons.


(5) The address of DLJ Merchant Banking Partners II, L.P. is 277 Park Avenue, New York, New York 10172. The information is based on a Schedule 13D dated January 21, 1998 filed with the Commission by DLJ Merchant Banking Partners II, L.P. ("DLJ Partners II"), DLJ Merchant Banking Partners II-A, L.P. ("DLJ Partners II-A"), DLJ Offshore Partners II, C.V. ("DLJ Offshore II"), DLJ Diversified Partners, L.P. ("DLJ Diversified"), DLJ Diversified Partners-A, L.P. ("DLJ Diversified-A"), DLJ Millennium Partners, L.P. ("DLJ Millennium"), DLJ Millennium Partners-A, L.P. ("DLJ Millennium-A"), DLJMB Funding II, Inc. ("DLJ Funding II"), UK Investment Plan 1997 Partners ("UK Partners"), DLJ EAB Partners, L.P. ("DLJ EAB"), DLJ ESC II, L.P. ("DLJ ESC II"), and DLJ First ESC, L.P. ("DLJ ESC" and, together with DLJ Partners II, DLJ Partners II-A, DLJ Offshore II, DLJ Diversified, DLJ Diversified-A, DLJ Millennium, DLJ Millennium-A, DLJ Funding II, UK Partners, DLJ EAB and DLJ ESC II, the "DLJ Entities") and each of DLJ Merchant Banking II, LLC, DLJ Merchant Banking II, Inc., DLJ Diversified Associates, L.P., DLJ Diversified Partners, Inc., DLJ LBO Plans Management Corporation, DLJ Capital Investors, Inc., UK Investment Plan 1997, Inc., Donaldson, Lufkin & Jenrette, Inc., The Equitable Companies Incorporated, AXA-UAP, Finaxa, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, Alpha Assurances Vie Mutuelle, and Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, trustees pursuant to a Voting Trust dated as of May 12, 1992, as amended (collectively, the "Additional DLJ Persons"). Each of the DLJ Entities and the Additional DLJ Persons expressly disclaims beneficial ownership of shares held by another.


(6) Includes 3,812,895 shares and 313,745 shares issuable upon the exercise of warrants to purchase shares owned by DLJ Partners II, 676,965 shares and 55,700 shares issuable upon the exercise of warrants to purchase shares owned by DLJ Funding II, 719,015 shares and 59,165 shares issuable upon the exercise of warrants to purchase shares owned by DLJ ESC II and 844,060 shares and 69,460 shares issuable upon the exercise of warrants to purchase shares owned by the remaining DLJ Entities.

(7) The address of Chase Equity Associates, L.P. ("CEA") is 270 Park Avenue, New York, New York 10172. CEA is the owner of 4,035,290 shares of non-voting common stock and warrants to purchase 332,045 shares of non-voting stock, which stock is convertible on a one-to-one basis into shares of Fisher Common Stock, as provided by Fisher's Amended and Restated Certificate of Incorporation, as amended. Mitchell J. Blutt, M.D. serves as a director of Fisher and is a general partner of Chase Capital Partners, which is the sole general partner of CEA. Mr. Blutt expressly disclaims beneficial ownership of shares held by CEA.

(8) Includes 275,000 shares owned directly by Mr. Montrone, 362,500 shares which have been deferred into the Fisher Scientific International Inc. Executive Retirement and Savings Program Trust (the "Savings Trust") and 1,206,385 shares held by a rabbi trust established under agreement dated January 21, 1998 (the "Rabbi Trust").

(9) Includes 175,000 shares owned directly by Mr. Meister, 271,500 shares which have been deferred into the Savings Trust and 736,540 shares deferred into the Rabbi Trust.

(10) Includes 89,980 shares and warrants to purchase 7,405 shares owned by Mr. Harkins directly and 10,000 shares and warrants to purchase 825 shares owned by the 1995 Harkins Gift Trust as to which shares Mr. Harkins expressly disclaims any beneficial interest.

(11) All of the referenced shares have been deferred into the Rabbi Trust.

(12) Includes 49,990 shares and warrants to purchase 4,115 shares owned by Mr. DiNovi directly.

(13) Includes 29,995 shares and warrants to purchase 2,470 shares owned by Mr. Sperling directly, and 19,995 shares and warrants to purchase 1,645 shares owned by the Sperling Family Limited Partnership as to which shares Mr. Sperling expressly disclaims beneficial interest.

(14) Includes 7,500 shares and warrants to purchase 615 shares owned by Mr. Weldon directly.

(15) Includes 635,250 shares held directly, 663,995 shares held indirectly, warrants to purchase 17,705 shares and 2,137,030 shares deferred into the Rabbi Trust.

                     CERTAIN TRANSACTIONS AND OTHER MATTERS

     In connection with the Merger, Fisher entered into Management Agreements (the "Management Agreements") with each of THL Co. and Equity Fund III. Pursuant to the Management Agreements, each of THL Co. and Equity Fund III will provide Fisher with financial and strategic corporate planning and other management services as may be mutually agreed. The Management Agreements provided for the payment at the effective time of the Merger to each of THL Co. and Equity Fund III of the sum of $6,000,000 and $14,000,000, respectively, and provides for the payment annually during the term of the Management Agreements of $300,000 and $700,00, respectively. The Management Agreements have a seven year term, renewing annually thereafter until terminated by either party on not less than ninety days' notice.

     The Investors' Agreement, in addition to providing for the size of the Board and the nomination and election of directors to serve thereon, also contains restrictions on transfer of shares held by the parties to the Investors' Agreement. The Investors' Agreement also provides to the THL Entities and the Management Investors certain preemptive rights and limits the ability of the DLJ Entities, CEA, the ML Entities and the Management Investors to purchase Fisher Common Stock other than in accordance with the preemptive rights provisions of the Investors' Agreement.

     The Investors' Agreement also provides certain registration rights to the THL Entities which permit the THL Entities to require the Company to register for sale under the Securities Act Fisher Common Stock held by the THL Entities. The THL Entities may not require more than six such registrations. Following the sale by the THL Entities of more than 20% of the Fisher Common Stock instantly held by them, the Management Directors may require Fisher to register for sale under the Securities Act Fisher Common Stock held by them. The Investors' Agreement provides to all parties "piggyback" registration rights. Under the terms of the Investors' Agreement, Fisher may not grant registration rights to third parties that conflict with or reduce the registration rights provided to the parties to the Investors' Agreement.

     Fisher, The Chase Manhattan Bank and certain of its affiliates, Merrill Lynch Capital Corporation and DLJ Capital Funding, Inc. are parties to the New Credit Facility providing for the $294.2 million Term Facility and the $175.0 million Revolving Credit Facility. The proceeds of the Term Facility and a portion of the proceeds of the Revolving Credit Facility were used to fund the Recapitalization. The Chase Manhattan Bank will act as administrative agent for the syndicate of lenders providing the facility and Merrill Lynch Capital Corporation and DLJ Capital Funding, Inc. will act as syndicate agent and documentation agent, respectively. See "Description of Other Indebtedness--The New Credit Facility."


     Fisher and the Initial Purchasers are parties to a purchase agreement dated January 13, 1998 (the "Purchase Agreement") pursuant to which each of the Initial Purchasers acted as initial purchasers of the Old Notes, the proceeds of which were used to fund the Recapitalization. The Purchase Agreement provides that the Company will indemnify the Initial Purchasers against certain liabilities, including certain liabilities under the Securities Act, and will contribute to payments that the Initial Purchasers may be required to make in respect thereof. In connection with the purchase and sale of the Old Notes, Fisher and the Initial Purchasers also entered into the Registration Rights Agreement.

     Fisher entered into a five year Receivables Securitization Facility pursuant to which a subsidiary of Fisher sold approximately $220 million of accounts receivable to a newly formed wholly-owned bankruptcy remote special purpose subsidiary which in turn initially transferred $150 million of the receivables to Park Avenue Receivables Corp ("PARCO"), a special purpose corporation formed by The Chase Manhattan Bank solely for the purpose of issuing commercial paper rated A-1/P-1 or higher. The Chase Manhattan Bank acts as funding agent and with other commercial banks acceptable to PARCO provides liquidity funding to PARCO for the purchase of the receivables from the Company's receivables subsidiary. The proceeds from the Receivables Securitization Facility were used to finance a portion of the conversion into cash of shares of Fisher Common Stock and related fees and expenses associated with the Recapitalization. Excluding participation in the liquidity facility, none of the parties participating in the debt or equity financing, with the exception of Chase, are participating in the Receivables Securitization Facility.

     Fisher has entered into the Montrone Employment Agreement and the Meister Employment Agreement. The Montrone Employment Agreement and the Meister Employment Agreement each provides for a five-year evergreen term and provides for an annual base salary of $540,000 and $360,000 for Messrs. Montrone and Meister, respectively, and bonus compensation for Messrs. Montrone and Meister, of at least $475,000 and $315,000, respectively. Fisher has also agreed to provide to certain of its officers and key employees, in the event of termination without cause, severance benefits of two years. See "Management--Compensation of Executive Officers" and "--Employment Agreements with Named Executives."


                        DESCRIPTION OF OTHER INDEBTEDNESS

     The New Credit Facility. The New Credit Facility consists of (i) the Term Facility consisting of (a) a $125 million tranche A term loan ("Tranche A"),
(b) a $100 million tranche B term loan ("Tranche B") and (c) a $69.2 million tranche C term loan ("Tranche C"); and (ii) the $175.0 million Revolving Credit Facility. A portion of Tranche A has been borrowed in U.S. dollars by Fisher; another portion of Tranche A has been borrowed in pounds sterling by a subsidiary of Fisher incorporated and domiciled in the United Kingdom and the remaining portion of Tranche A has been borrowed in Canadian dollars by a subsidiary of Fisher incorporated and domiciled in Canada. The Chase Manhattan Bank is the administrative agent for the syndicate of lenders providing the New Credit Facility, Merrill Lynch Capital Corporation is the syndication agent for the New Credit Facility and DLJ Capital Funding, Inc. is the documentation agent. The Revolving Credit Facility includes a sub-limit for the issuance of letters of credit. The New Credit Facility permits foreign subsidiaries of Fisher to borrow negotiated loans denominated in their local currencies from individual lenders thereunder, which bear interest at negotiated rates. Such negotiated loans will reduce the availability of the Revolving Credit Facility.

     Borrowings made under the Revolving Credit Facility bear interest at a rate equal to, at Fisher's option, LIBOR plus 225 basis points, or the Prime Rate plus 125 basis points. The "Prime Rate" is a fluctuating interest rate equal to the higher of (i) the rate of interest announced publicly by a reference bank as its prime rate and (ii) a rate equal to 1/2 of 1% per annum above the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers.

     Dollar borrowings under Tranche A of the Term Facility bear interest at a rate equal to, at Fisher's option, LIBOR plus 225 basis points or the Prime Rate plus 125 basis points; pound sterling borrowings under Tranche A bear interest at LIBOR for sterling deposits plus 225 basis points; Canadian dollar borrowings under Tranche A bear interest at the borrower's option at the Canadian prime rate plus 125 basis points or at a B/A rate determined in accordance with the provisions of the New Credit Facility. Tranche B of the Term Facility bears interest at a rate equal to, at Fisher's option, LIBOR plus 250 basis points or the Prime Rate plus 150 basis points; and Tranche C of the Term Facility bears interest at a rate equal to, at Fisher's option, LIBOR plus 275 basis points or the Prime Rate plus 175 basis points.

     The LIBOR and Prime Rate margins are subject to reductions, based on various tests of the Company's financial performance. Prime Rate interest is payable quarterly in arrears. LIBOR interest is payable in arrears at the earlier of (i) the end of the applicable interest period and (ii) quarterly. LIBOR borrowings are available in 1-, 2-, 3- or 6-month interest periods.

     The Revolving Credit Facility expires on January 21, 2004. The Tranche A, B and C facilities will amortize semi-annually and mature 6, 7 and 7.75 years, respectively, after January 21, 1998, the closing date of the New Credit Facility.

     The obligations of Fisher and the subsidiary borrowers under the New Credit Facility are secured by substantially all assets of the Company and its material domestic subsidiaries, a pledge of the stock of all domestic subsidiaries, and a pledge of 65% of the stock of material foreign subsidiaries which are direct subsidiaries of Fisher or one of its material domestic subsidiaries. Obligations of each foreign subsidiary borrower are secured by a pledge of 100% of the shares of such borrower. The obligations of Fisher and the subsidiary borrowers are further guaranteed by Fisher and each material domestic subsidiary of Fisher. As of December 31, 1997, after giving pro forma effect to the Recapitalization and the financing therefor, the aggregate amount of Senior Indebtedness of Fisher would have been approximately $469.7 million.

     The New Credit Facility agreement contains customary covenants of the Company, including, without limitation, restrictions on (i) indebtedness, (ii) the sale of assets, (iii) mergers, acquisitions and other business combinations, (iv) voluntary prepayment of certain debt of the Company, (v) transactions with affiliates, (vi) capital expenditures and (vii) loans and investments, as well as prohibitions on the payment of cash dividends to, or the repurchase of redemption of stock from, shareholders, and various financial covenants. Pursuant to the terms of the New Credit Facility, and subject to applicable grace periods, in certain circumstances, Fisher will be in default upon the non-payment of principal or interest when due under such agreement or, upon the non-fulfillment of the covenants described above, certain changes in control of the ownership of Fisher or various other defaults described therein. If such a default occurs, the lenders under the New Credit Facility will be entitled to take all actions permitted to be taken by a secured creditor under the Uniform Commercial Code and to accelerate the amounts due under the New Credit Facility and may require all such amounts to be immediately paid in full. Loans under the Term Facility are required to be prepaid with 50% of excess cash flow (to be defined in the New Credit Facility and subject to certain limits to be specified therein) and certain equity issuances of Fisher, and 100% of net-cash proceeds of certain asset sales, certain insurance and condemnation proceeds and certain debt issuances of Fisher.

     7-1/8% Notes due 2005. Interest on the 7-1/8% Notes is payable semiannually on June 15 and December 15. The 7-1/8% Notes mature on December 15, 2005. The 7-1/8% Notes are not entitled to any sinking fund and are redeemable, in whole or in part, at the option of the Fisher at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values as of the date of redemption of all remaining scheduled payments of principal and interest on such notes due on or after the date of redemption, discounted on a semiannual basis at the relevant Treasury rate plus 25 basis points. The 7-1/8% Notes constitute Senior Indebtedness under the Indenture. Upon consummation of the Recapitalization, the 7-1/8% Notes were equally and ratably secured with certain other Senior Indebtedness with respect to certain collateral.


                         DESCRIPTION OF OTHER FINANCING


     Receivables Securitization Facility. In connection with the Recapitalization, Fisher entered into a five year Receivables Securitization Facility pursuant to which a subsidiary of Fisher sold approximately $220 million of accounts receivable to a newly formed wholly-owned bankruptcy remote special purpose subsidiary which in turn initially transferred $150 million of the receivables to PARCO, a special purpose corporation formed by The Chase Manhattan Bank solely for the purpose of issuing commercial paper rated A-1/P-1 or higher. The Chase Manhattan Bank acts as funding agent and with other commercial banks acceptable to PARCO provides liquidity funding to PARCO for the purchase of the receivables from the Company's receivables subsidiary. The proceeds from the Receivables Securitization Facility were used to finance a portion of the conversion into cash of shares of Fisher Common Stock and related fees and expenses associated with the Recapitalization. The Receivables Securitization Facility carries an effective interest rate of LIBOR plus 50 basis points. Excluding participation in the liquidity facility, none of the parties participating in the debt or equity financing, with the exception of Chase, are participating in the Receivables Securitization Facility.

                            DESCRIPTION OF THE NOTES

     The New Notes offered hereby will be issued under an indenture (the "Indenture"), dated as of January 21, 1998, by and among the Company and State Street Bank and Trust Company, as Trustee (the "Trustee"). The Indenture will be subject to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of the material provisions of the Indenture, which has been filed as an exhibit to Fisher's Current Report on Form 8-K, dated February 5, 1998, which report is incorporated by reference to the Registration Statement of which this Prospectus forms a part, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture. The Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act, and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions." For purposes of this section, references to the "Company" include only Fisher Scientific International Inc. and not its subsidiaries.

     The New Notes will be unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Indebtedness of the Company to the extent set forth in the Indenture.

     The Trustee will authenticate and deliver from time to time New Notes for original issue only in exchange for a like principal amount of Old Notes.

     The New Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the New Notes. The New Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the New Notes (the "Holders"). The Company will pay principal (and premium, if any) on the New Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders.

     No service charge will be made for any transfer, exchange or redemption of New Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

     For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Notes.

     Any Old Notes that remain outstanding after the completion of the Exchange Offer, together with the New Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.


Principal, Maturity and Interest

     The New Notes will be limited in aggregate principal amount to $400,000,000 and will mature on February 1, 2008. Interest on the New Notes will accrue at the rate of 9% per annum and will be payable semiannually in cash on each February 1 and August 1 commencing on August 1, 1998, to the Persons who are registered Holders at the close of business on the January 15 and July 15 immediately preceding the applicable interest payment date. Interest on the New Notes will accrue from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from January 21, 1998. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after the consummation of the Exchange Offer. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The New Notes will not be entitled to the benefit of any mandatory sinking fund.


Redemption

     Optional Redemption. The Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after February 1, 2003, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on February 1 of the year set forth below, plus, in each case, accrued interest to the date of redemption:

                                                                      Redemption
     Year                                                                Price
     --------------------------------------------------------------   ----------
     2003 .........................................................     104.50%
     2004 .........................................................     103.00%
     2005 .........................................................     101.50%
     2006 and thereafter ..........................................     100.00%

     Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to February 1, 2001, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 40% of the aggregate principal amount of Notes originally issued at a redemption price equal to 109% of the principal amount thereof plus accrued interest to the date of redemption; provided that at least 60% of the original principal amount of Notes remains outstanding immediately after any such redemption (excluding any Notes owned by the Company). In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company must mail a notice of redemption no later than 60 days after the related Equity Offering and must consummate such redemption within 90 days of the closing of the Equity Offering. "Equity Offering" means a sale of Qualified Capital Stock of the Company.

     Optional Redemption upon Change of Control. At any time on or prior to February 1, 2003, upon the occurrence of a Change of Control, the Company may, at its option, redeem all but not less than all of the Notes, at a redemption price equal to the sum of (i) 100% of the outstanding principal amount thereof plus (ii) the Applicable Premium plus (iii) accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. Notice of redemption of the Notes pursuant to this paragraph shall be mailed to holders of the Notes not more than 60 days and not less than 30 days following the occurrence of a Change of Control.


Selection and Notice

     In case of a partial redemption, selection of the Notes or portions thereof for redemption shall be made by the Trustee by lot, pro rata or in such manner as it shall deem appropriate and fair and in such manner as complies with any applicable legal requirements; provided, however, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes or portion thereof for redemption shall be made by the Trustee only on a pro rata basis, unless such method is otherwise prohibited. Notes may be redeemed in part in multiples of $1,000 principal amount only. Notice of redemption will be sent, by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to each Holder whose Notes are to be redeemed at the last address for such Holder then shown on the registry books. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after any redemption date, interest will cease to accrue on the Notes or part thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the redemption price pursuant to the Indenture.


Ranking of Notes

     The indebtedness evidenced by the Notes is unsecured Senior Subordinated Indebtedness of the Company, is subordinated in right of payment, as set forth in the Indenture, to all existing and future Senior Indebtedness of the Company, ranks pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company and is senior in right of payment to all existing and future Subordinated Obligations of the Company. The Notes are also effectively subordinated to any Secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness, and to all existing and future obligations and liabilities of the Company's Subsidiaries. See "Risk Factors--Subordination of Notes; Asset Encumbrances." However, payment from the money or the proceeds of U.S. government obligations held in any defeasance trust described under "--Legal Defeasance and Covenant Defeasance" below is not subordinated to any Senior Indebtedness or subject to the restrictions described above if the deposit to such trust which is used to fund such payment was permitted at the time of such deposit.

     As of December 31, 1997, on a pro forma basis, after giving effect to the Recapitalization and the financing therefor, Fisher would have had approximately $469.7 million of Senior Indebtedness outstanding (excluding unused commitments), all of which would have been Secured Indebtedness. Although the Indenture contains limitations on the amount of additional Indebtedness which the Company and its Restricted Subsidiaries may incur,


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

under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness or Secured Indebtedness. See "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness" below.

     Only Indebtedness of the Company that is Senior Indebtedness will rank senior in right of payment to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank pari passu in right of payment with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the Indenture that it will not incur, directly or indirectly, any Indebtedness which is expressly subordinate in right of payment to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Without limiting the foregoing, unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

     The Company may not pay principal of, premium (if any) or interest on, or any other amount in respect of, the Notes or make any deposit pursuant to the provisions described under "--Legal Defeasance and Covenant Defeasance" below and may not otherwise purchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if any amount due in respect of any Senior Indebtedness (including, without limitation, any amount due as a result of acceleration of the maturity thereof by reason of default or otherwise) has not been paid in full in cash or Cash Equivalents unless the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash or Cash Equivalents. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the holders of the Designated Senior Indebtedness with respect to which the events set forth in the immediately preceding sentence have occurred and are continuing.

     In addition, during the continuance of any default (other than a payment default described in the first sentence of the immediately preceding paragraph) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice and all other defaults with respect to such Designated Senior Indebtedness shall have been cured or shall have ceased to exist or (iii) because such Designated Senior Indebtedness has been repaid in full in cash or Cash Equivalents).

     Notwithstanding the provisions described in the immediately preceding paragraph, unless any payment default described in the first sentence of the second immediately preceding paragraph has occurred and is then continuing, the Company may resume payments on the Notes after the end of such Payment Blockage Period, including any missed payments. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period.

     Upon any payment or distribution of the assets or securities of the Company to creditors upon a total or partial liquidation or dissolution or reorganization or winding up of or similar proceeding relating to the Company or its property or in a bankruptcy, insolvency, receivership or similar proceeding relating to the Company or its property, or in an assignment for the benefit of creditors or any marshalling of the assets and liabilities of the Company, whether voluntary or involuntary, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents of the Senior Indebtedness before the holders of the Notes are entitled to receive any payment or distribution of any character and, until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a payment or distribution is made to holders of the Notes that due to the subordination provisions should not have been made to them, such holders of the Notes are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.


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

     If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "--Events of Default" below.

     If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration. The Company may not pay the Notes until the earlier of five business days after such holders or the Representative of the holders of Designated Senior Indebtedness receive notice of such acceleration or the date of acceleration of such Designated Senior Debt and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

     By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and creditors of the Company who are not holders of Senior Indebtedness or of Senior Subordinated Indebtedness (including the Notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more than the holders of Senior Subordinated Indebtedness.


Change of Control

     The Indenture provides that upon the occurrence of a Change of Control Triggering Event, each Holder will have the right to require that the Company purchase for cash all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price in cash equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

     The Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following the date the Company obtains actual knowledge of any Change of Control Triggering Event, the Company covenants to (i) repay in full and terminate all commitments under the Bank Indebtedness or offer to repay in full and terminate all commitments under all Bank Indebtedness and to repay the Bank Indebtedness owed to each holder of Bank Indebtedness which has accepted such offer or (ii) obtain the requisite consents under the New Credit Facility to permit the repurchase of the Notes as provided below. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. The Company's failure to comply with this covenant shall constitute an Event of Default described in clause
(iv) and not in clause (ii) under "--Events of Default" below.

     Within 30 days following the date upon which the Company obtains actual knowledge that a Change of Control Triggering Event has occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

     The definition of Change of Control includes a phrase relating to the sale, lease, exchange or other transfer of "all or substantially all" of the Company's assets as such phrase is defined in the Revised Model Business Corporation Act. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Company to repurchase such Notes.


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

     Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control Triggering Event. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their properties, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.


Certain Covenants

     The Indenture contains, among others, the following covenants:

     Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,
(a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock) on or in respect of shares of Capital Stock of the Company to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, other than the exchange of such Capital Stock for Qualified Capital Stock, or (c) make any Investment (other than Permitted Investments) in any other Person (each of the foregoing actions set forth in clauses (a), (b) and (c) (other than the exceptions thereto) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing, (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant or (iii) the aggregate amount of Restricted Payments made subsequent to the Issue Date shall exceed the sum of: (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to January 1, 1998 and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus (x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (including Capital Stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness but excluding net cash proceeds from the sale of Capital Stock to the extent used to repurchase or acquire shares of Capital Stock of the Company pursuant to clause (2)(ii) of the next succeeding paragraph); plus (y) without duplication of any amounts included in clause (iii) (x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock; plus (z) to the extent that any Investment (other than a Permitted Investment) that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash received with respect to such sale, liquidation or repayment of such Investment (less the cost of such sale, liquidation or repayment, if any) and (B) the initial amount of such Investment, but only to the extent not included in the calculation of Consolidated Net Income. Any net cash proceeds included in the foregoing clauses (iii)(x) or (iii)(y) shall not be included in clause (x)(A) or clause (x)(B) of the definition of "Permitted Investments" to the extent actually utilized to make a Restricted Payment under this paragraph.

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date


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

of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice; (2) if no Event of Default shall have occurred and be continuing as a consequence thereof, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;
(3) payments for the purpose of and in an amount equal to the amount required to permit the Company to redeem or repurchase shares of its Capital Stock or options in respect thereof, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause (3) shall not exceed $15 million in the aggregate after the Issue Date (which amount shall be increased by the amount of any cash proceeds to the Company from (x) sales of its Capital Stock to management employees subsequent to the Issue Date and (y) any "key-man" life insurance policies which are used to make such redemptions or repurchases); (4) the payment of fees and compensation as permitted under clause (i) of paragraph
(b) of the "Limitation on Transactions with Affiliates" covenant; (5) so long as no Default or Event of Default shall have occurred and be continuing, payments not to exceed $100,000 in the aggregate, to enable the Company to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock; (6) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; (7) Restricted Payments made pursuant to the Merger Agreement; (8) the Company or any Restricted Subsidiary from making payments in respect of any redemption, repurchase, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company or options, stock appreciation or similar securities, in each case held by then current or former officers, directors or employees of the Company or any of its Subsidiaries (or their estates or beneficiaries under their estates) or by an employee benefit plan, upon death, disability, retirement or termination of employment, not to exceed $10 million in the aggregate after the Issue Date;
(9) repurchases of payment-in-kind preferred stock; provided that (i) such repurchases do not exceed $15,000,000 in the aggregate over the life of the Notes and (ii) such preferred stock repurchased shall have been issued on or prior to the Issue Date; and (10) the Company or any Restricted Subsidiary from purchasing all (but not less then all), excluding directors' qualifying shares, of the Capital Stock or other ownership interests in a Subsidiary of the Company which Capital Stock or other ownership interests were not theretofore owned by the Company or a Subsidiary of the Company, such that after giving effect to such purchase such Subsidiary becomes a Restricted Subsidiary of the Company. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, (a) amounts expended (to the extent such expenditure is in the form of cash or other property other than Qualified Capital Stock) pursuant to clauses (1 ), (3), (8) and (9) of this paragraph shall be included in such calculation, provided that such expenditures pursuant to clause (3) shall not be included to the extent of cash proceeds received by the Company from any "key man" life insurance policies, and (b) amounts expended pursuant to clauses
(2), (4), (5), (6), (7) and (10) shall be excluded from such calculation.

     Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness, (i) the Company may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0 and (ii) any Restricted Subsidiary of the Company may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 3.0 to 1.0.

     Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions entered into on terms that are fair and reasonable to, and in the best interests of, the Company or such Restricted Subsidiary, as the case may be, as determined in good faith by the Company's Board of Directors; provided, however, that for a transaction or series of related transactions with an aggregate value of $5 million or more, at the Company's option (i) such determination shall


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

be made in good faith by a majority of the disinterested members of the Board of the Directors of the Company or (ii) the Board of Directors of the Company or any such Restricted Subsidiary party to such Affiliate Transaction shall have received a favorable opinion from a nationally recognized investment banking firm that such Affiliate Transaction is fair from a financial point of view to the Company or such Restricted Subsidiary; provided, further, that for a transaction or series of related transactions with an aggregate value of $15 million or more, the Board of Directors of the Company shall have received a favorable opinion from a nationally recognized investment banking firm that such Affiliate Transaction is fair from a financial point of view to the Company or such Restricted Subsidiary.

     (b) The foregoing restrictions shall not apply to (i) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary of the Company as determined in good faith by the Company's Board of Directors; (ii) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; (iii) transactions effected as part of a Qualified Receivables Transaction; (iv) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; (v) Restricted Payments permitted by the Indenture; (vi) any Permitted Investment; (vii) transactions permitted by, and complying with, the provisions of the covenant described under "Merger, Consolidation and Sale of Assets"; (viii) any payment, issuance of securities or other payments, awards or grants, in cash or otherwise, pursuant to, or the funding of, employment arrangements and Plans approved by the Board of Directors of the Company; (ix) the grant of stock options or similar rights to employees and directors of the Company and its Subsidiaries pursuant to Plans and employment contracts approved by the Board of Directors of the Company; (x) loans or advances to officers, directors or employees of the Company or its Restricted Subsidiaries not in excess of $5 million at any one time outstanding; (xi) the granting or performance of registration rights under a written registration rights agreement approved by the Board of Directors of the Company; (xii) transactions with Persons solely in their capacity as holders of Indebtedness or Capital Stock of the Company or any of its Restricted Subsidiaries, where such Persons are treated no more favorably than holders of Indebtedness or Capital Stock of the Company or such Restricted Subsidiary generally; (xiii) any agreement to do any of the foregoing; (xiv) the payment, on a quarterly basis, of management fees to THL Co. and/or any Affiliate of THL Co. in accordance with the management arrangements to be entered into in January 1998 between THL Co. and/or any Affiliate of THL Co. and Fisher in an aggregate amount (for all such Persons taken together) not to exceed $250,000 in any fiscal quarter of the Company,
(xv) reimbursement of THL Co. and/or any Affiliate of THL Co. for their reasonable out-of-pocket expenses incurred by them in connection with performing management services for the Company and its Subsidiaries; (xvi) the payment of one time fees to THL Co. and/or Affiliates of THL Co. in connection with each acquisition of a company or a line of business by the Company or its Subsidiaries, such fees to be payable at the time of each such acquisition and not to exceed 1% of the aggregate consideration paid by the Company and its Subsidiaries for any such acquisition; and (xvii) transactions entered into on the Issue Date in connection with the Recapitalization and the financing therefor.

     Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any of their respective property or assets, or any proceeds, income or profit therefrom which secure Senior Subordinated Indebtedness or Subordinated Obligations, unless (i) in the case of Liens securing Subordinated Obligations, the Notes are secured by a Lien on such property, assets, proceeds, income or profit that is senior in priority to such Liens and (ii) in the case of Liens securing Senior Subordinated Indebtedness, the Notes are equally and ratably secured by a Lien on such property, assets, proceeds, income or profit.

     Prohibition on Incurrence of Senior Subordinated Debt. Neither the Company nor any Subsidiary Guarantor will incur or suffer to exist Indebtedness that is senior in right of payment to the Notes or such Subsidiary Guarantor's Guarantee and subordinate in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture; (3) non-assignment provisions of any contract or any lease entered into in the ordinary course of business; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to the Company or any Restricted Subsidiary of the Company, or the properties or assets of any such Person, other than the Person or the properties or assets of the Person so acquired; provided, however, that such Acquired Indebtedness was not incurred in connection with, or in anticipation or contemplation of an acquisition by the Company or the Restricted Subsidiary;
(5) agreements existing on the Issue Date (including, without limitation, the New Credit Facility and the Merger Agreement); (6) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien; (7) restrictions imposed by any agreement to sell assets permitted under the Indenture to any Person pending the closing of such sale;
(8) any agreement or instrument governing Capital Stock of any Person that is acquired after the Issue Date; (9) Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity and such Restricted Subsidiary is engaged in the Qualified Receivables Transaction; or (10) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to the Company or the Holders in any material respect as determined by the Board of Directors of the Company than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause
(2), (4) or (5).

     Limitation on Preferred Stock of Subsidiaries. The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company.

     Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or Persons unless (i) either (A) the Company shall be the survivor of such merger or consolidation or (B) the surviving Person is a corporation existing under the laws of the United States, any state thereof or the District of Columbia and such surviving Person shall expressly assume all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (on a pro forma basis, including any Indebtedness incurred or anticipated to be incurred in connection with such transaction and the other adjustments referred to in the definition of "Consolidated Fixed Charge Coverage Ratio"), the Company or the surviving Person is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; (iii) immediately before and immediately after giving effect to such transaction (including any Indebtedness incurred or anticipated to be incurred in connection with the transaction), no Default or Event of Default shall have occurred and be continuing; and (iv) the Company has delivered to the Trustee an officers' certificate and opinion of counsel, each stating that such consolidation, merger or transfer complies with the Indenture, that the surviving Person agrees to be bound thereby and by the Notes and the Registration Rights Agreement, and that all conditions precedent in the Indenture relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. Notwithstanding the foregoing clauses (ii) and (iii) of the preceding sentence, (a) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (b) the Company may merge with an Affiliate that is (x) a corporation that has no material assets or liabilities and which was incorporated solely for the purpose of reincorporating the Company in another jurisdiction or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof.

     The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the surviving entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

     Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors); (ii) at least 75% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be cash or Cash Equivalents and is received at the time of such disposition; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and from which the Company and its Restricted Subsidiaries are unconditionally released and (y) any notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are promptly, but in no event more than 60 days after receipt, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) shall be deemed to be cash for purposes of this provision; and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either (A) to prepay Senior Indebtedness and, in the case of any Senior Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, (B) to reinvest in Productive Assets, or (C) a combination of prepayment and investment permitted by the foregoing clauses
(iii) (A) and (iii) (B). On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii) (A), (iii) (B) and (iii) (C) of the immediately preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii) (A),
(iii) (B) and (iii) (C) of the immediately preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase for cash (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis at least that amount of Notes equal to the Note Offer Amount at a price in cash equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. Any offer to purchase with respect to Other Debt shall be made and consummated concurrently with any Net Proceeds Offer.

     "Other Debt" shall mean other Indebtedness of the Company that ranks pari passu with the Notes and requires that an offer to purchase such Other Debt be made upon consummation of an Asset Sale.

     "Note Offer Amount" means (i) if an offer to purchase Other Debt is not being made, the amount of the Net Proceeds Offer Amount and (ii) if an offer to purchase Other Debt is being made, an amount equal to the product of (x) the Net Proceeds Offer Amount and (y) a fraction the numerator of which is the aggregate amount of Notes tendered pursuant to such offer to purchase and the denominator of which is the aggregate amount of Notes and Other Debt tendered pursuant to such offer to purchase.

     Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $10 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates at least $10 million, at which time the Company or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $10 million or more shall be deemed to be a "Net Proceeds Offer Trigger Date").

     Notwithstanding the immediately preceding paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent

(i) at least 75% of the consideration for such Asset Sale constitutes Productive Assets and (ii) such Asset Sale is for at least fair market value (as determined in good faith by the Company's Board of Directors); provided that any consideration not constituting Productive Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds and shall be subject to the provisions of the two preceding paragraphs; provided, that at the time of entering into such transaction or immediately after giving effect thereto, no Default or Event of Default shall have occurred or be continuing or would occur as a consequence thereof.

     Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate amount of Notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use any remaining Net Proceeds Offer Amount for general corporate purposes. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

     Limitation on Guarantees by Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee the payment of any Indebtedness of the Company, other than guarantees incurred pursuant to clause (ii) of the definition of "Permitted Indebtedness," unless such Restricted Subsidiary, the Company and the Trustee execute and deliver a supplemental indenture evidencing such Restricted Subsidiary's guarantee of the Notes (a "Guarantee"), such Guarantee to be a senior subordinated unsecured obligation of such Restricted Subsidiary; provided that if any Subsidiary Guarantor is released from its guarantee with respect to Indebtedness outstanding under the New Credit Facility, such Subsidiary Guarantor shall automatically be released from its obligations as a Subsidiary Guarantor. Neither the Company nor any such Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any such Guarantee. Nothing in this covenant shall be construed to permit any Restricted Subsidiary of the Company to incur Indebtedness otherwise prohibited by the "Limitation on Incurrence of Additional Indebtedness" covenant.

     Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar, related or ancillary to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.


Events of Default

     The following events are defined in the Indenture as "Events of Default":
(i) the failure to pay interest (including liquidated damages, if any, under the Registration Rights Agreement) on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);
(ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); (iii) a default in the observance or performance of the covenant set forth under "Certain Covenants--Merger, Consolidation and Sale of Assets" above; (iv) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes; (v) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any

Restricted Subsidiary (other than a Receivables Entity) of the Company, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $15 million or more at any time; (vi) one or more judgments in an aggregate amount in excess of $15 million shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid and unstayed for a period of 60 days after such judgment or judgments become final and non-appealable, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment, which is not promptly stayed; and (vii) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries.

     Upon the happening of any Event of Default specified in the Indenture, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration," and the same shall become immediately due and payable. If an Event of Default with respect to bankruptcy proceedings of the Company occurs and is continuing, then such amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

     The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) or (vii) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. The holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.


No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, employee, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.


Legal Defeasance and Covenant Defeasance

     The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of holders of the Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case it such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default with respect to the Indenture resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the Notes concurrently with such incurrence); (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Indebtedness of the Company other than the Notes and (B) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and that no Holder of the Notes is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied.


Satisfaction and Discharge

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;
(ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.


Modification of the Indenture

     From time to time, the Company and the Trustee, without the consent of the Holders of the Notes, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each holder of the Notes affected thereby, no amendment may: (i) reduce the amount of Notes whose holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each holder of a Note to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the Notes to waive Defaults or Events of Default (other than Defaults or Events of Default with respect to the payment of principal of or interest on the Notes); (vi) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; or (vii) modify the subordination provisions (including the related definitions) of the Indenture to adversely affect the holders of Notes in any material respect. Any amendment or modification of the subordination provisions of the Indenture that is adverse to any Senior Indebtedness outstanding at the time shall not be effective as to the holders of such Senior Indebtedness without the written consent of such holders.


Additional Information

     The Indenture provides that the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of the Trust Indenture Act [sec] 314(a).


Certain Definitions

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the definition of other terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary of the Company and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

     "Affiliate" means a Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

     "all or substantially all" shall have the meaning given such phrase in the Revised Model Business Corporation Act.

     "Applicable Premium" means, with respect to a Note, the greater of (i) 1.0% of the then outstanding principal amount of such Note or (ii) the excess of (A) the present value of the required interest and principal payments due on such Note, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then


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

outstanding principal amount of such Note; provided that in no event will the Applicable Premium exceed the amount of the applicable redemption price upon an optional redemption less 100%, at any time on or after February 1, 2003.

     "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of (a) any Capital Stock of any Restricted Subsidiary of the Company; or (b) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) any transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $5 million, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Merger, Consolidation and Sale of Assets," (iii) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (iv) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the industry, (v) the licensing of intellectual property, (vi) disposals or replacements of obsolete equipment in the ordinary course of business, (vii) the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property in transactions constituting Investments that are not prohibited under the "Limitation on Restricted Payments" covenant, (viii) sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity, (ix) transfers of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction, (x) leases or subleases to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries and (xi) the sale, issuance or transfer of Capital Stock representing up to 30% of the fully-diluted equity ownership of one or more of (a) Fisher Technology Group,
(b) UniKix Technologies, (c) Electronic Commerce Division and (d) SPS to one or more of their respective officers, directors or employees in connection with the compensation of such employees. For the purposes of clause (viii), Purchase Money Notes shall be deemed to be cash.

     "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of the New Credit Facility and any related notes, collateral documents, letters of credit and guarantees, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary of the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, indemnities, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United


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

States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200 million; (v) certificates of deposit or bankers' acceptances or similar instruments maturing within one year from the date of acquisition thereof issued by any foreign bank that is a lender under the New Credit Facility having at the date of acquisition thereof combined capital and surplus of not less than $500 million; (vi) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) or clause (v) above; and (vii) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (vi) above.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons (other than one or more Permitted Holders) for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture); (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (iii) any Person or Group (other than one or more Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

     "Change of Control Triggering Event" means the occurrence of a Change of Control and the failure of the Notes to have a Minimum Rating on the 30th day after the occurrence of such Change of Control.

     "Company" means Fisher Scientific International Inc., a Delaware corporation.

     "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period, (B) Consolidated Interest Expense, (C) Consolidated Non-cash Charges, (D) cash charges attributable to the exercise of employee options vesting upon the consummation of the Recapitalization and (E) for any four quarter period that includes one or more fiscal quarters of fiscal 1997 or 1998, cash restructuring or nonrecurring charges, in an aggregate amount not to exceed $20 million.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period, (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including pro


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forma adjustments for cost savings ("Cost Savings Adjustments") that the
Company reasonably believes in good faith could have been achieved during the Four Quarter Period as a result of such acquisition or disposition (provided that both (A) such cost savings were identified and quantified in an Officers' Certificate delivered to the Trustee at the time of the consummation of the acquisition or disposition and (B) with respect to each acquisition or disposition completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Company within 90 days of such acquisition or disposition to effect such cost savings identified in such Officers' Certificate and with respect to any other acquisition or disposition, such Officers' Certificate sets forth the specific steps to be taken within the 90 days after such acquisition or disposition to accomplish such cost savings) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four Quarter Period, (iii) with respect to any such Four Quarter Period commencing prior to the Recapitalization, the Recapitalization (including any Cost Savings Adjustments), which shall be deemed to have taken place on the first day of such Four Quarter Period, and (iv) any asset sales or asset acquisitions (including any Consolidated EBITDA (including any Cost Savings Adjustments) attributable to the assets which are the subject of the asset acquisition or asset sale during the Four Quarter Period) that have been made by any Person that has become a Restricted Subsidiary of the Company or has been merged with or into the Company or any Restricted Subsidiary of the Company during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date that would have constituted Asset Sales or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary of the Company or subsequent to such Person's merger into the Company, as if such asset sale or asset acquisition (including the incurrence, assumption or liability for any Indebtedness or Acquired Indebtedness in connection therewith) occurred on the first day of the Four Quarter Period; provided that to the extent that clause
(ii) or (iv) of this sentence requires that pro forma effect be given to an asset sale or asset acquisition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense (excluding amortization or write-off of debt issuance costs relating to the Recapitalization and the financing therefor or relating to retired or existing Indebtedness and amortization or write-off of customary debt issuance costs relating to future Indebtedness incurred in the ordinary course of business) plus (ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state and local tax rate of such Person expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication, (i) the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" of the Company means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) gains and losses from Asset Sales (without regard to the $5 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects according to GAAP, (b) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP, (c) items classified as extraordinary, unusual or nonrecurring gains and losses, and the related tax effects according to GAAP, (d) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged or consolidated with the Company or any Restricted Subsidiary of the Company, (e) the net income of any Restricted Subsidiary of the Company to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise, (f) the net loss of any Person other than a Restricted Subsidiary of the Company,
(g) the net income of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or a Restricted Subsidiary of the Company by such Person unless, in the case of a Restricted Subsidiary of the Company who receives such dividends or distributions, such Restricted Subsidiary is subject to clause (e) above, (h) one time non-cash compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction, and
(i) bonus payments to be paid to senior management of the Company following the consummation of the Merger (but no later than March 31, 1998) in an aggregate amount not to exceed $10 million.

     "Consolidated Non-cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges which require an accrual of or a reserve for cash charges for any future period).

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date, (ii) was nominated for election or elected to such Board of Directors with, or whose election to such Board of Directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) is any designee of a Permitted Holder or was nominated by a Permitted Holder or any designees of a Permitted Holder on the Board of Directors.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof, are committed to lend up to, at least $25 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness or another writing as "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control Triggering Event), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control Triggering Event) on or prior to the final maturity date of the Notes.

     "fair market value" means, unless otherwise specified, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a resolution of the Board of Directors of the Company delivered to the Trustee.


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

     "fiscal 1998" means the year ended December 31, 1998.

     "Foreign Subsidiary" means a Restricted Subsidiary of the Company (i) that is organized in a jurisdiction other than the United States of America or a state thereof or the District of Columbia and (ii) with respect to which at least 90% of its sales (as determined in accordance with GAAP) are generated by operations located in jurisdictions outside the United States of America.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Issue Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

     "Indebtedness" means with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all Capitalized Lease Obligations of such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (v) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all obligations of any other Person of the type referred to in clauses (i) through
(vi) which are secured by any lien on any property or asset of such Person but which obligations are not assumed by such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured, (viii) all obligations under currency swap agreements and interest swap agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, (x) the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock and (y) any transfer of accounts receivable or other assets which constitute a sale for purposes of GAAP shall not constitute Indebtedness hereunder.

     "Interest Swap Obligations" means the obligations of any Person, pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount.

     "Investment" by any Person in any other Person means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, such other Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant, (i) the Company shall be deemed to have made an "Investment" equal to the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and the aggregate amount of Investments made on the Issue Date shall exclude (to the extent the designation as an Unrestricted Subsidiary was included as a Restricted Payment) the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed the amount of the Investment deemed made at the date of designation thereof as an Unrestricted Subsidiary, and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, writedowns or write-offs with respect to such Investment, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% (or 80% in the case of clause (ix) of the definition of "Permitted Investments") of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

     "Investors" means one or more of (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, (ii) Chase Equity Associates, L.P., (iii) DLJ Merchant Banking, L.P., (iv) members of management of the Company and (v) any Affiliate of any of the foregoing.

     "Issue Date" means January 21, 1998, the date of original issuance of the Old Notes.

     "Joint Venture" means a corporation, partnership or other business entity, other than a Subsidiary of the Company, engaged or proposed to be engaged in the same or a similar line of business as the Company in which the Company owns, directly or indirectly, not less than 30% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers and trustees thereof, with the balance of the ownership interests being held by one or more investors.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Merger Agreement" means the Second Amended and Restated Plan of Merger dated as of November 14, 1997 by and between FSI Merger Corp. and the Company.

     "Minimum Rating" means (i) a rating of at least BBB- (or equivalent successor rating) by S&P and (ii) a rating of at least Baa3 (or equivalent successor rating) by Moody's.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Subsidiaries from such Asset Sale net of
(a) out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Senior Indebtedness that is required to be repaid in connection with such Asset Sale, (d) any portion of cash proceeds which the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Subsidiaries shall constitute Net Cash Proceeds on such date; provided that, in the case of the sale by the Company of an asset constituting an Investment made after the Issue Date (other than a Permitted Investment), the "Net Cash Proceeds" in respect of such Asset Sale shall not include the lesser of (x) the cash received with respect to such Asset Sale and (y) the initial amount of such Investment, less, in the case of clause (y), all amounts (up to an amount not to exceed the initial amount of such Investment) received by the Company with respect to such Investment, whether by dividend, sale, liquidation or repayment, in each case prior to the date of such Asset Sale.

     "New Credit Facility" means the credit agreement dated as of January 21, 1998, among the Company, the other borrowers thereto from time to time, if any, the lenders party thereto from time to time and The Chase Manhattan Bank, as administrative agent, Merrill Lynch Capital Corporation, as syndication agent and DLJ Capital Funding, Inc. as documentation agent, together with the related documents thereto (including, without limitation, any guarantee agreements, promissory notes and collateral documents), in each case as such agreements may be


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

amended, supplemented or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original New Credit Facility or one or more other credit agreements or otherwise) including, without limitation, to increase the amount of available borrowings thereunder or to add Restricted Subsidiaries as additional borrowers or guarantors or otherwise.

     "Permitted Holder" means and includes (i) the Principal or any of its Affiliates, (ii) the Investors or any of their Affiliates, (iii) any corporation the outstanding voting power of the capital stock of which is beneficially owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the capital stock of the Company, (iii) any Plan, (iv) any underwriter during the period engaged in a firm commitment underwriting on behalf of the Company with respect to the shares of capital stock being underwritten or (v) the Company or any Subsidiary of the Company.

     "Permitted Indebtedness" means, without duplication, (i) the Notes, (ii) Indebtedness incurred pursuant to the New Credit Facility in an aggregate principal amount at any time outstanding not to exceed $469.2 million less (A) the amount of all mandatory principal payments actually made by the Company in respect of term loans thereunder (excluding any such payments to the extent refinanced at the time of payment under a New Credit Facility) and (B) in the case of a revolving facility, reduced by any required permanent repayments actually made (which are accompanied by a corresponding permanent commitment reduction) thereunder (excluding any such repayments and commitment reductions to the extent refinanced and replaced at the time under a New Credit Facility),
(iii) Indebtedness of Foreign Subsidiaries incurred solely for working capital purposes of such Foreign Subsidiaries, (iv) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon, (v) Interest Swap Obligations of the Company or any of its Restricted Subsidiaries covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the Indenture; provided, further, that such Interest Swap Obligations are entered into, in the judgment of the Company, to protect the Company and its Restricted Subsidiaries from fluctuation in interest rates on their respective outstanding Indebtedness, (vi) Indebtedness of the Company or any of its Restricted Subsidiaries under Currency Agreements entered into, in the judgment of the Company, to protect the Company or such Restricted Subsidiary from foreign currency exchange rates, (vii) intercompany Indebtedness owed by any Restricted Subsidiary of the Company to the Company or any Restricted Subsidiary of the Company or by the Company to any Restricted Subsidiary, (viii) Acquired Indebtedness of the Company or any Restricted Subsidiary of the Company to the extent the Company could have incurred such Indebtedness in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant on the date such Indebtedness became Acquired Indebtedness; provided that, in the case of Acquired Indebtedness of a Restricted Subsidiary of the Company, such Acquired Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company, (ix) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of its incurrence, (x) any refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness, including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof ("Required Premiums") and fees in connection therewith; provided that any such event shall not (1) result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay Required Premiums and related fees or (B) otherwise permitted to be incurred under the Indenture) of the Company and its Restricted Subsidiaries and (2) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold (except that this subclause (2) will not apply in the event the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold was originally incurred in reliance upon clause (vii) or (xvi) of this definition); provided that no Restricted Subsidiary of the Company may refinance any Indebtedness pursuant to this clause (x) other than its own Indebtedness, (xi) Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the

Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding not to exceed $30 million at the time of any incurrence thereof (which amount shall be deemed not to include any such Indebtedness incurred in whole or in part under the New Credit Facility to the extent permitted by clause (ii) above), (xii) the incurrence by a Receivables Entity of Indebtedness in a Qualified Receivables Transaction that is not recourse to the Company or any Restricted Subsidiary of the Company (except for Standard Securitization Undertakings), (xiii) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims, (xiv) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition, provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition, (xv) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business, (xvi) Indebtedness consisting of guarantees (x) by the Company of Indebtedness, leases and any other obligation or liability permitted to be incurred under the Indenture by Restricted Subsidiaries of the Company, and (y) subject to "Limitation on Guarantees by Restricted Subsidiaries," by Restricted Subsidiaries of the Company of Indebtedness, leases and any other obligation or liability permitted to be incurred under the Indenture by the Company or other Restricted Subsidiaries of the Company, and (xvii) additional Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not to exceed $20 million at any one time outstanding (which amount should not be deemed to include any such Indebtedness incurred in whole or in part under the New Credit Facility to the extent permitted by clause (ii) above).

     "Permitted Investments" means (i) Investments by the Company or any Restricted Subsidiary of the Company in any Restricted Subsidiary of the Company (whether existing on the Issue Date or created thereafter) and Investments in the Company by any Restricted Subsidiary of the Company; (ii) cash and Cash Equivalents; (iii) Investments existing on the Issue Date and Investments made on the Issue Date pursuant to the Merger Agreement; (iv) loans and advances to employees, officers and directors of the Company and its Restricted Subsidiaries not in excess of $1 million at any one time outstanding; (v) accounts receivable owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided however, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances; (vi) Currency Agreements and Interest Swap Obligations entered into by the Company or any of its Restricted Subsidiaries for bona fide business reasons and not for speculative purposes, and otherwise in compliance with the Indenture; (vii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (viii) guarantees by the Company or any of its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred by the Company or any of its Restricted Subsidiaries under the Indenture; (ix) Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of the Company or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (x) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (x) that are at the time outstanding, not exceeding $5 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus an amount equal to (A) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of the Company (including Qualified Capital Stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or as capital contributions to the Company (other than from a Subsidiary) ) and (B) without duplication of any amounts included in clause (x) (A) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock, that in the case of amounts described in clause (x) (A) or (x) (B) are applied by the Company within 180 days after receipt, to make additional Permitted Investments under this clause


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(x) (such additional Permitted Investments being referred to collectively as
"Stock Permitted Investments"); (xi) any Investment by the Company or a Restricted Subsidiary of the Company in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including investments of funds held in accounts permitted or required by the arrangments governing such Qualified Receivables Transaction or any related Indebtedness; provided that any Investment in a Receivables Entity is in the form of a Purchase Money Note, contribution of additional Receivables or an equity interest; (xii) Investments received by the Company or its Restricted Subsidiaries as consideration for asset sales, including Asset Sales; provided in the case of an Asset Sale, (A) such Investment does not exceed 25% of the consideration received for such Asset Sale and (B) such Asset Sale is otherwise effected in compliance with the "Limitation on Asset Sales" covenant; (xiii) Investments by the Company or its Restricted Subsidiaries in Joint Ventures in an aggregate amount not in excess of $25 million; and (xiv) that portion of any Investment where the consideration provided by the Company is Capital Stock of the Company (other than Disqualified Capital Stock). Any net cash proceeds that are used by the Company or any of its Restricted Subsidiaries to make Stock Permitted Investments pursuant to clause (x) of this definition shall not be included in subclauses (x) and (y) of clause (iii) of the first paragraph of the "Limitation on Restricted Payments" covenant.

     "Permitted Liens" means the following types of Liens:

          (i) Liens securing the Notes;

          (ii) Liens securing Acquired Indebtedness incurred in reliance on clause (viii) of the definition of Permitted Indebtedness; provided that such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company;

          (iii) Liens existing on the Issue Date, together with any Liens securing Indebtedness incurred in reliance on clause (xi) of the definition of Permitted Indebtedness in order to refinance the Indebtedness secured by Liens existing on the Issue Date; provided that the Liens securing the refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced;

          (iv) Liens in favor of the Company on the property or assets, or any proceeds, income or profit therefrom, of any Restricted Subsidiary; and

          (v) other Liens securing Senior Subordinated Indebtedness, provided that the maximum aggregate amount of outstanding obligations secured thereby shall not at any time exceed $5 million.

     "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.

     "Plan" means any employee benefit plan, retirement plan, deferred compensation plan, restricted stock plan, health, life, disability or other insurance plan or program, employee stock purchase plan, employee stock ownership plan, pension plan, stock option plan or similar plan or arrangement of the Company or any Subsidiary of the Company, or other successor plan thereof, and "Plans" shall have a correlative meaning.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Principal" means Thomas H. Lee Company and its Affiliates.

     "Productive Assets" means assets (including Capital Stock of a Person that directly or indirectly owns assets) of a kind used or usable in the businesses of the Company and its Restricted Subsidiaries as, or related to such business, conducted on the date of the relevant Asset Sale.

     "Purchase Money Note" means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Receivables Transaction to a Receivables Entity, which note (a) shall be repaid from cash available to the Receivables Entity, other than (i) amounts required to be established as reserves pursuant to agreements, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and amounts owing


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

to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in (a).

     "Qualified Capital Stock" means any stock that is not Disqualified Capital Stock.

     "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any or its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable. The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries to secure Bank Indebtedness shall not be deemed a Qualified Receivables Transaction.

     "Recapitalization" means the transactions contemplated by the Merger Agreement, together with the financings therefor.

     "Receivables Entity" means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and (c) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results other than through the contribution of additional Receivables, related security and collections thereto and proceeds of the foregoing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Indebtedness; provided that if, and for so long as, any Designated Senior Indebtedness lacks such a representative, then the Representative for such Designated Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Indebtedness in respect of any Designated Senior Indebtedness.

     "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether


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owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

     "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

     "Senior Indebtedness" means (i) the Bank Indebtedness and (ii) all Indebtedness of the Company, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary of the Company whether or not a claim for post-filing interest is allowed in such proceedings), whether outstanding on the Issue Date or thereafter incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is expressly provided that such obligations are not superior in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of the Company to any Subsidiary of the Company, (2) any liability for Federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of the Company which is expressly subordinate in right of payment to any other Indebtedness of the Company, including any Senior Subordinated Indebtedness and any Subordinated Obligations, (5) any obligations with respect to any Capital Stock or (6) that portion of any Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative and the Trustee shall have received an Officers' Certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture).

     "Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes and is not by its express terms subordinate in right of payment to any Indebtedness of the Company which is not Senior Indebtedness.

     "Significant Subsidiary" means, as of any date of determination, for any Person, each Restricted Subsidiary of such Person which (i) for the most recent fiscal year of such Person accounted for more than 10% of consolidated revenues or consolidated net income of such Person or (ii) as at the end of such fiscal year, was the owner of more than 10% of the consolidated assets of such Person.

     "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which the Company reasonably believes to be customary in an accounts receivable transaction.

     "Subsidiary Guarantor" means a Restricted Subsidiary of the Company that executes and delivers a supplemental Indenture pursuant to the "Limitation on Guarantees by Restricted Subsidiaries" covenant.

     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred) which is expressly subordinate in right of payment to the Notes pursuant to a written agreement.

     "Subsidiary" means, with respect to any Person, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining term to February 1, 2003; provided, however, that if the then remaining term to February 1, 2003 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are


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

given, except that if the then remaining term to February 1, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be sued.

     "Unrestricted Subsidiary" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that (x) the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation and treating all Indebtedness of such Unrestricted Subsidiary as being incurred on such date, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Subsidiary" means any Restricted Subsidiary of the Company all the outstanding voting securities of which (other than directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned, directly or indirectly, by the Company.

     Book-Entry Delivery and Form

     The certificates representing the New Notes will be issued in fully registered form. Except as described below, the New Notes initially will be represented by a single, global Note, in definitive, fully registered form without interest coupons (the "Global Note") and will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co. or such other nominee as DTC may designate.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provision of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the respective principal amounts of the New Notes represented by such Global Note to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).


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

     So long as DTC or its nominee is the registered owner or holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the New Notes represented by such Global Note for all purposes under the Indenture and the New Notes. No beneficial owners of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures in addition to those provided for under the Indenture. Owners of beneficial interests in the Global Note will not be entitled to have the New Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any New Notes under the Global Note. Accordingly, each person owning a beneficial interest in the Global Note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any right of a holder of New Notes under the Global Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that DTC, as the holder of the Global Note, is entitled to take, DTC would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payments of the principal of, premium, if any, and interest on the New Notes represented by the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest in respect of the Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such Global Note, as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfer between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a Holder requires physical delivery of Notes in certificated form ("Certificated Notes") for any reason, including to sell Notes to persons in states which require such delivery of such Notes or to pledge such Notes, such holder must transfer its interest in the Global Note, in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

     Unless and until they are exchanged in whole or in part for certificated New Notes in definitive form, the Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

     Beneficial owners of New Notes registered in the name of DTC or its nominee will be entitled to be issued, upon request, New Notes in definitive certificated form.

     DTC has advised the Company that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for New Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Global Note.


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

                      EXCHANGE OFFER; REGISTRATION RIGHTS

     In connection with the initial issuance and sale of the Old Notes, the Initial Purchasers and their assignees became entitled to the benefits of the Registration Rights Agreement. Pursuant to the Registration Rights Agreement with the Initial Purchasers, for the benefit of the holders of the Old Notes, Fisher is obligated, at its expense, to use its best efforts (i) to file with the Commission the Exchange Offer Registration Statement with respect to the Exchange Offer for the New Notes on or before March 22, 1998, (ii) to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act by June 5, 1998, (iii) to keep the Exchange Offer Registration Statement effective until the closing of the Exchange Offer, and (iv) to cause the Exchange Offer to be consummated by July 5, 1998. Promptly after the Exchange Offer Registration Statement has been declared effective, Fisher will offer the New Notes in exchange for surrender of the Old Notes. Fisher will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note validly tendered to Fisher pursuant to the Exchange Offer and not withdrawn by the holder thereof, the holder of such Old Note will receive a New Note having a principal amount equal to that of the tendered Old Note. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the tendered Old Note in exchange therefor or, if no interest has been paid on such Old Note, from the date of the original issue of the Old Note.

     Based on an interpretation of the Securities Act by the staff of the Commission set forth in several no-action letters to third parties, and subject to the immediately following sentence, Fisher believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (i) will not be able to rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) will not be able to tender Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

     Each holder of the Old Notes who wishes to exchange Old Notes for New
Notes in the Exchange Offer will be required to make certain representations, including that (i) it is neither an affiliate of the Company nor a broker-dealer tendering Old Notes acquired directly from Fisher for its own account, (ii) any New Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes. In addition, in connection with any resales of New Notes, any broker-dealer (a "Participating Broker-Dealer") who acquired the New Notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, Fisher is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements, to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Notes.

     In the event that any changes in law or the applicable interpretations of the staff of the Commission do not permit Fisher to effect the Exchange Offer, or if for any other reason the Exchange Offer Registration Statement is not declared effective by June 5, 1998 or the Exchange Offer is not consummated by July 5, 1998, upon the request of any of the Initial Purchasers or if any Initial Purchaser is not permitted by applicable law or interpretations of the staff of the Commission to participate in the Exchange Offer and thereby receive freely tradeable New Notes, or if a holder of the Old Notes is not permitted by applicable law to participate in the Exchange Offer or elects to participate in the Exchange Offer but does not receive fully tradable New Notes pursuant to the Exchange Offer, Fisher will, in lieu of effecting the registration of the New Notes pursuant to the Exchange Offer Registration

Statement and at the Company's cost, (a) as promptly as practicable, file with the Commission the Shelf Registration Statement covering resales of the Transfer Restricted Notes (as defined herein), (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by by June 5, 1998 (or within 30 days of the request by any Initial Purchaser) and (c) use its best efforts to keep effective the Shelf Registration Statement for a period of two years after its effective date (or for such shorter period that will terminate when all of the Notes covered by the Shelf Registration Statement have been sold pursuant thereto or cease to be outstanding). Fisher will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder of Notes who sells such Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver the prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

     For purposes of the foregoing, "Transfer Restricted Notes" means each Old Note until (i) the date on which such Note has been exchanged for a freely transferable New Note in the Exchange Offer, (ii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, (iii) the date on which such
Note is sold to the public pursuant to Rule 144 under the Securities Act or
(iv) until such Note ceases to be outstanding.

     In the event that (i) the Exchange Offer Registration Statement is not filed with the Commission on or prior to March 22, 1998, (ii) the Exchange Offer Registration Statement is not declared effective on or prior to June 5, 1998 or (iii) the Exchange Offer is not consummated on or prior to the July 5, 1998 or a Shelf Registration Statement is not declared effective on or prior to June 5, 1998 (or, if a Shelf Registration Statement is required to be filed because of the request by any Initial Purchaser, 30 days following the request by any such Initial Purchaser that the Company file the Shelf Registration Statement) (each such event referred to in clauses (i) through (iii) above, a "Registration Default"), Fisher will generally be obligated to pay liquidated damages to each holder of Transfer Restricted Securities, during the period of such Registration Default, in an amount equal to $0.192 per week per $1,000 amount of the Old Notes constituting Transfer Restricted Notes held by such holder until the applicable Registration Statement is filed or declared effective, the Exchange Offer is consummated or the Shelf Registration Statement against becomes effective, as the case may be. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the Old Notes on semi-annual payment dates which correspond to interest payment dates for the Old Notes. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

     Interest on each New Note will accrue from January 21, 1998 or from the most recent interest payment date to which interest was paid on the Old Note surrendered in exchange therefor or on the New Note, as the case may be. The New Notes will bear interest at 9% per annum, except that, if any interest accrues on the New Notes in respect of any period prior to their issuance, such interest will accrue at the rate or rates borne by the Notes from time to time during such period.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, which is filed as an exhibit to the Registration Statement to which this Prospectus forms a part.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain United States federal income tax consequences associated with the exchange of the Old Notes for the New Notes pursuant to the Exchange Offer and the ownership and disposition of the New Notes. This summary applies only to a beneficial owner of a New Note who acquired an Old Note at the initial offering from an Initial Purchaser for the original offering price thereof and who acquires the New Note pursuant to the Exchange Offer. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to subsequent purchasers of the New Notes and is limited to investors who hold the New Notes as capital assets. Furthermore, this discussion does not address all aspects of United States federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under United States federal income tax law (including, without limitation, certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have acquired the New Notes as part of a straddle, hedge, conversion transaction or other integrated investment).

     EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH PURCHASER OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL ESTATE OR GIFT TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.


United States Taxation of United States Holders

     As used herein, (A) the term "United States Holder" means a beneficial owner of a Note that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source and (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust and (B) the term "Non-U.S. Holder" means a beneficial owner of a Note that is not a United States Holder.


Exchange Offer

     The exchange of an Old Note for a New Note pursuant to the Exchange Offer will not constitute a "significant modification" of the Old Note for United States federal income tax purposes and, accordingly, the New Note received will be treated as a continuation of the Old Note in the hands of such holder. As a result, there will be no United States federal income tax consequences to a United States Holder who exchanges an Old Note for a New Note pursuant to the Exchange Offer and any such holder will have the same adjusted tax basis and holding period in the New Note as it had in the Old Note immediately before the exchange.


Payments of Interest and Liquidated Damages

     Stated interest payable on a New Note generally will be included in the gross income of a United States Holder as ordinary interest income at the time accrued or received, in accordance with such United States Holder's method of accounting for United States federal income tax purposes. Fisher intends to take the position that the payment of liquidated damages on the Notes is an "incidental contingency" within the meaning of Treasury regulations applicable to debt instruments that provide for one or more contingent payments and, accordingly, a United States Holder generally should include a payment of liquidated damages in income as ordinary income when such payment is received. Such position is binding on a United States Holder unless such holder discloses to the Internal Revenue Service (the "IRS") that it is taking a contrary position.


Disposition of the New Notes

     Upon the sale, exchange, retirement at maturity or other taxable disposition of a New Note (collectively, a "disposition"), a United States Holder generally will recognize capital gain or loss equal to the difference between the amount realized by such holder (except to the extent such amount is attributable to accrued interest, which will be treated as ordinary interest income) and such holder's adjusted tax basis in the New Note. Such capital gain or loss will be long-term capital gain or loss if such United States Holder's holding period for the New Note exceeds one year at the time of the disposition. Recently enacted United States tax legislation reduced the maximum federal income tax rate applicable to long-term capital gains in certain instances. Prospective investors should consult their tax advisors regarding the possible effect on such investors of such legislation.


United States Taxation of Non-U.S. Holders

Payments of Interest

     In general, payments of interest received by a Non-U.S. Holder will not be subject to United States federal withholding tax, provided that (i)(a) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Fisher entitled to vote,
(b) the Non-U.S. Holder is not a controlled foreign corporation that is related to Fisher actually or constructively through stock ownership, and (c) the beneficial owner of the New Note, under penalties of perjury, either directly or through a financial institution which holds the New Note on behalf of the Non-U.S. Holder and holds customers' securities in the ordinary course of its trade or business, provides Fisher or its agent with the beneficial owner's name and address and certifies, under penalties of perjury, that it is not a United States Holder, (ii) the interest received on the New Note is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and the Non-U.S. Holder complies with certain reporting requirements; or (iii) the Non-U.S. Holder is entitled to the benefits of an income tax treaty under which the interest is exempt from United States withholding tax and the Non-U.S. Holder complies with certain reporting requirements. Payments of interest not exempt from United States federal withholding tax as described above will be subject to such withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty).


Disposition of the New Notes

     A Non-U.S. Holder generally will not be subject to United States federal income tax (and generally no tax will be withheld) with respect to gain realized on the disposition of a New Note, unless (i) the gain is effectively connected with a United States trade or business conducted by the Non-U.S. Holder or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days during the taxable year of the disposition and certain other requirements are satisfied. In addition, an exchange of an Old Note for a New Note pursuant to the Exchange Offer will not constitute a taxable exchange of the Old Note for Non-U.S. Holders. See "United States Taxation of United States Holders--Exchange Offer."


Effectively Connected Income

     If interest and other payments received by a Non-U.S. Holder with respect to the New Notes (including proceeds from the disposition of the New Notes) are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or the Non-U.S. Holder is otherwise subject to United States federal income taxation on a net basis with respect to such holder's ownership of the New Notes), such Non-U.S. Holder will generally be subject to the rules described above under "United States Taxation of United States Holders" (subject to any modification provided under an applicable income tax treaty). Such Non-U.S. Holder may also be subject to the "branch profits tax" if such holder is a corporation.


Backup Withholding and Information Reporting

     Certain non-corporate United States Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest on, and the proceeds of the disposition of, the New Notes. In general, backup withholding will be imposed only if the United States Holder (i) fails to furnish its taxpayer identification number ("TIN"), which, for an individual, would be his or her Social Security number, (ii) furnishes an incorrect TIN,
(iii) is notified by the IRS that it has failed to report payments of interest or dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has been notified by the IRS that it is subject to backup withholding tax for failure to report interest or dividend payments. In addition, such payments of principal and interest to United States Holders will generally be subject to information reporting. United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

     Backup withholding generally will not apply to payments made to a Non-U.S. Holder of a New Note who provides the certification described under "United States Taxation of Non-U.S. Holders--Payments of Interest" or otherwise establishes an exemption from backup withholding. Payments by a United Stares office of a broker of the proceeds of a disposition of the New Notes generally will be subject to backup withholding at a rate of 31% unless the Non-U.S. Holder certifies it is a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption.

     The amount of any backup withholding imposed on a payment to a holder of a New Note will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.


Recently Issued Treasury Regulations

     The U.S. Treasury Department recently issued final Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to Non-U.S. Holders after December 31, 1999. The new Treasury regulations generally would not alter the treatment of Non-U.S. Holders described above. The new Treasury regulations would alter the procedures for claiming the benefits of an income tax treaty and may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a beneficial owner of a New Note. Prospective investors should consult their tax advisors concerning the effect, if any, of such new Treasury regulations on an investment in the New Notes.

                             PLAN OF DISTRIBUTION


     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. For a period of 180 days after the Expiration Date, Fisher will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until July 5, 1998 (90 days from the date of this Prospectus), all dealers effecting transactions in the New Notes may be required to deliver a prospectus.


     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, Fisher will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Fisher has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

     The validity of the New Notes offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.


                              INDEPENDENT AUDITORS

     The consolidated financial statements included in this Prospectus and incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is included herein, and are so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      FISHER SCIENTIFIC INTERNATIONAL INC.

                          INDEX TO FINANCIAL STATEMENTS


                                                                            Page
                                                                           -----
Financial Statements:

Independent Auditors' Report .............................................   F-2

Statements of Operations for the years ended
  December 31, 1997, 1996 and 1995 .......................................   F-3

Balance Sheets as of December 31, 1997 and 1996 ..........................   F-4

Statements of Cash Flows for the years ended
  December 31, 1997, 1996 and 1995 .......................................   F-5

Statements of Changes in Stockholders' Equity
  for the years ended December 31, 1997, 1996
  and 1995 ...............................................................   F-6

Notes to Financial Statements ............................................   F-7

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
 Fisher Scientific International Inc.:

     We have audited the accompanying balance sheets of Fisher Scientific International Inc. and subsidiaries as of December 31, 1997 and 1996, and the related statements of operations, cash flows, and changes in stockholders' equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Fisher Scientific International Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP
New York, New York
February 18, 1998
(March 9, 1998 as to Note 2)

                      FISHER SCIENTIFIC INTERNATIONAL INC.

                            STATEMENTS OF OPERATIONS
                     (in millions, except per share amounts)




                                                   Year Ended December 31,
                                            -----------------------------------
                                               1997         1996         1995
                                            ---------    ---------    ---------
Sales ...................................   $ 2,175.3    $ 2,144.4    $ 1,435.8
Cost of sales ...........................     1,583.6      1,565.9      1,048.9
Selling, general and
  administrative expense ................       518.8        483.9        334.4
Restructuring and other charges .........        51.8           --         34.3
                                            ---------    ---------    ---------
Income from operations ..................        21.1         94.6         18.2
Interest expense ........................        23.0         27.1         15.0
Other (income) expense, net .............         3.2         (0.1)        (1.1)
                                            ---------    ---------    ---------
(Loss) income before income taxes .......        (5.1)        67.6          4.3
Income tax provision ....................        25.4         30.8          1.1
                                            ---------    ---------    ---------
Net (loss) income .......................   $   (30.5)   $    36.8    $     3.2
                                            =========    =========    =========
Net (loss) income per common share:
 Basic ..................................   $   (0.30)   $    0.40    $    0.04
                                            =========    =========    =========
 Diluted ................................   $   (0.30)   $    0.38    $    0.04
                                            =========    =========    =========


               See the accompanying notes to financial statements.

                     FISHER SCIENTIFIC INTERNATIONAL INC.


                                 BALANCE SHEETS
                       (in millions, except share data)


                                    ASSETS



                                            Pro Forma
                                           December 31,        December 31,
                                           ------------------------------------
                                               1997         1997         1996
                                           ----------     --------     --------
                                           (unaudited)
                                             (Note 2)
Current assets:
 Cash and cash equivalents ..............    $   25.9     $   18.2     $   24.7
 Receivables, net .......................       147.1        297.1        316.6
 Inventories ............................       223.8        223.8        256.0
 Other current assets ...................        53.3         53.3         55.5
                                             --------     --------     --------
   Total current assets .................       450.1        592.4        652.8
Property, plant and equipment, net ......       223.6        223.6        209.5
Goodwill ................................       251.4        251.4        292.7
Other assets ............................       141.8        109.1        107.7
                                             --------     --------     --------
   Total assets .........................    $1,066.9     $1,176.5     $1,262.7
                                             ========     ========     ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Short-term debt ........................    $   19.7     $   19.7     $   14.6
 Accounts payable .......................       199.8        199.8        234.5
 Accrued and other current liabilities ..       107.5        135.4        143.9
                                             --------     --------     --------
   Total current liabilities ............       327.0        354.9        393.0
Long-term debt ..........................       850.0        267.8        281.5
Other liabilities .......................       245.5        206.7        202.0
                                             --------     --------     --------
   Total liabilities ....................     1,422.5        829.4        876.5
                                             --------     --------     --------
Commitments and contingencies (Note 15)
Stockholders' equity (deficit):
 Preferred stock ($.01 par value;
  15,000,000 shares authorized,
  none outstanding) .....................          --           --           --
 Common stock ($.01 par value;
   50,000,000 shares authorized;
   40,023,935, 101,783,820 and
   100,657,490 shares issued and
   outstanding at pro forma
   December 31, 1997, December 31, 1997
   and 1996, respectively) ..............         0.1          0.2          0.2
 Capital in excess of par value .........       305.3        278.9        270.7
 Retained earnings (deficit) ............      (603.5)        96.7        128.4
 Other ..................................       (57.5)       (28.7)       (13.1)
                                             --------     --------     --------
   Total stockholders' equity (deficit) .      (355.6)       347.1        386.2
                                             --------     --------     --------
   Total liabilities and stockholders'
    equity (deficit) ....................    $1,066.9     $1,176.5     $1,262.7
                                             ========     ========     ========


               See the accompanying notes to financial statements

                     FISHER SCIENTIFIC INTERNATIONAL INC.

                            STATEMENTS OF CASH FLOWS
                                 (in millions)

                                                   Year Ended December 31,
                                             ----------------------------------
                                               1997         1996          1995
                                             --------     --------     --------
Cash flows from operating activities:
Net (loss) income .........................  $  (30.5)    $   36.8     $    3.2
Adjustments to reconcile net (loss)
 income to cash provided by
 operating activities:
  Restructuring and other charges,
   net of cash expended ...................      51.6           --         32.5
  Depreciation and amortization ...........      47.0         44.6         28.9
  Loss (gain) on sale of property,
   plant and equipment, and
   write-off of assets ....................       0.9         (3.0)          --
  Gain on sale of businesses
   and investments ........................      (0.7)          --           --
  Deferred income taxes ...................      (1.3)        12.3        (13.1)
 Changes in working capital:
  Receivables, net ........................      22.0        (22.3)        (0.1)
  Inventories .............................      32.0        (13.7)       (20.6)
  Other current assets ....................       4.1          9.4         (4.7)
  Accounts payable ........................     (41.7)        12.3         53.5
  Accrued and other current liabilities ...     (14.8)       (22.1)       (12.6)
 Other assets and liabilities .............     (22.5)        (5.3)       (12.1)
                                             --------     --------     --------
  Cash provided by operating activities ...      46.1         49.0         54.9
                                             --------     --------     --------
Cash flows from investing activities:
 Acquisitions, net of cash acquired .......     (11.6)       (10.4)      (326.6)
 Capital expenditures .....................     (59.2)       (40.7)       (24.6)
 Proceeds from sale of property,
  plant and equipment .....................      19.1          6.9           --
 Marketable securities proceeds
  and maturities ..........................       7.8          3.0         21.3
 Other ....................................      (6.8)        (0.8)        (2.9)
                                             --------     --------     --------
  Cash used in investing activities .......     (50.7)       (42.0)      (332.8)
                                             --------     --------     --------
Cash flows from financing activities:
 Proceeds from stock options exercised ....       6.7          7.9          3.3
 Dividends paid ...........................      (1.2)        (1.5)        (1.3)
 Long-term debt proceeds ..................     107.3         29.8        457.2
 Long-term debt payments ..................    (114.7)       (82.2)      (154.5)
                                             --------     --------     --------
  Cash (used in) provided by
   financing activities ...................      (1.9)       (46.0)       304.7
                                             --------     --------     --------
Net change in cash and cash equivalents ...      (6.5)       (39.0)        26.8
Cash and cash equivalents--
 beginning of year ........................      24.7         63.7         36.9
                                             --------     --------     --------
Cash and cash equivalents--end of year ....  $   18.2     $   24.7     $   63.7
                                             ========     ========     ========
Supplemental Cash Flow Information:
 Cash paid during the year for:
 Income taxes .............................  $   19.6     $   10.7     $   12.7
                                             ========     ========     ========
 Interest .................................  $   23.0     $   27.7     $   10.9
                                             ========     ========     ========

              See the accompanying notes to financial statements.

                      FISHER SCIENTIFIC INTERNATIONAL INC.

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     (in millions, except per share amounts)


                                                                       Unrealized
                                                                       Gain (Loss)
                                                                      on Marketable
                                             Capital in                Securities     Foreign      Shares       Minimum
                                    Common    Excess of    Retained     Available     Currency    Held In       Pension
                                     Stock    Par Value    Earnings     For Sale    Translation    Trust       Liability     Total
                                    ------   ----------    --------   ------------- -----------   -------      ---------     ------
Balance, December 31, 1994 ...      $  0.2      $130.7      $ 91.2       $ (0.7)      $ (2.8)      $   --       $   --       $218.6
 Net Income ..................          --          --         3.2           --           --           --           --          3.2
 Proceeds from stock
  options ....................          --         3.3          --           --           --           --           --          3.3
 Tax benefit from exercise
  of stock options ...........          --         1.5          --           --           --           --           --          1.5
 Dividends ($0.08 per
  share) .....................          --          --        (1.3)          --           --           --           --         (1.3)
 Change in unrealized gain
  (loss) on marketable
  securities available for
  sale, net ..................          --          --          --          0.7           --           --           --          0.7
                                    ------      ------      ------       ------       ------       ------       ------       ------
Balance, December 31, 1995 ...         0.2       135.5        93.1           --         (2.8)          --           --        226.0
 Net Income ..................          --          --        36.8           --           --           --           --         36.8
 Proceeds from stock
  options ....................          --         7.9          --           --           --           --           --          7.9
 Tax benefit from exercise
  of stock options ...........          --         1.9          --           --           --           --           --          1.9
 Dividends ($0.08 per
  share) .....................          --          --        (1.5)          --           --           --           --         (1.5)
 Conversion of Convertible
  Subordinated Notes .........          --       125.4          --           --           --           --           --        125.4
 Shares held in trust ........          --          --          --           --           --         (6.0)          --         (6.0)
 Currency translation
  adjustment .................          --          --          --           --         (4.3)          --           --         (4.3)
                                    ------      ------      ------       ------       ------       ------       ------       ------
Balance, December 31, 1996 ...         0.2       270.7       128.4           --         (7.1)        (6.0)          --        386.2
 Net loss ....................          --          --       (30.5)          --           --           --           --        (30.5)
 Proceeds from stock
  options ....................          --         6.7          --           --           --           --           --          6.7
 Tax benefit from exercise
  of stock options ...........          --         1.5          --           --           --           --           --          1.5
 Dividends ($0.06 per
  share) .....................          --          --        (1.2)          --           --           --           --         (1.2)
 Shares held in trust ........          --          --          --           --           --         (0.1)          --         (0.1)
 Currency translation
  adjustment .................          --          --          --           --        (14.5)          --           --        (14.5)
 Minimum pension liability ...          --          --          --           --           --           --         (1.0)        (1.0)
                                    ------      ------      ------       ------       ------       ------       ------       ------
Balance, December 31, 1997 ...      $  0.2      $278.9      $ 96.7       $   --       $(21.6)      $ (6.1)      $ (1.0)      $347.1
                                    ======      ======      ======       ======       ======       ======       ======       ======


               See the accompanying notes to financial statements.

                          NOTES TO FINANCIAL STATEMENTS


NOTE 1--Formation and Background

     Fisher Scientific International Inc. ("Fisher" and, collectively with its subsidiaries, the "Company") was formed in September 1991. The Company's operations are conducted by wholly owned and majority-owned subsidiaries, joint ventures, equity interests and agents, located in North and South America, Europe, the Far East, the Middle East and Africa. The Company's activities relate principally to one business segment; scientific and clinical products. This includes operations engaged in the supply, marketing, service and manufacture of scientific, clinical, educational, occupational health and safety products. Other activities include strategic procurement services.

     The Company provides more than 245,000 products and services to research, health care, industrial, educational and governmental markets in 145 countries. The Company serves scientists engaged in biomedical, biotechnology, pharmaceutical, chemical and other fields of research and development, and is a supplier to clinical laboratories, hospitals, health care alliances, physicians' offices, environmental testing centers, remediation companies, quality-control laboratories and many other customers. The Company also represents customers as a third-party purchaser and integrator of suppliers of hundreds of thousands of scientific products, maintenance, repair and operating
(MRO) materials and other supplies. The Company's largest supplier represented approximately 11% of 1997 sales.


Note 2--Subsequent Event--Recapitalization and Merger

     Pursuant to the Second Amended and Restated Agreement and Plan of Merger (as amended, the "Merger Agreement") dated as of November 14, 1997, between Fisher and FSI Merger Corp. ("FSI"), a Delaware corporation formed by Thomas H. Lee Company ("THL Co."), providing for the merger of FSI with and into Fisher and the recapitalization of Fisher (collectively, the "Recapitalization"), which was consummated on January 21, 1998, approximately 87% of the fully diluted common stock of Fisher was converted into the right to receive $48.25 per share in cash (approximately $955.0 million in the aggregate) pursuant to an election process that provided stockholders the right to elect for each share of Fisher Common Stock held, subject to proration, either $48.25 in cash or to retain one share of stock in the recapitalized company. Pursuant to the Merger Agreement, vesting of all outstanding options accelerated.

     The Recapitalization has been accounted for as a recapitalization which will have no impact on the historical basis of assets and liabilities. The unaudited pro forma balance sheet reflects the following adjustments related to the Recapitalization as if it occurred on December 31, 1997: (i) excess cash at closing, (ii) $150.0 million of proceeds and the corresponding decrease in accounts receivable pursuant to a securitization of accounts receivable (see
Note 13), (iii) capitalization of transaction-related deferred financing fees in other assets, (iv) an accrual for loss on sale of accounts receivable and income tax accrual adjustments to accrued and other current liabilities primarily related to the tax benefits applicable to the exercise of employee stock options on the date of the Recapitalization, (v) additional long-term debt of $694.2 million net of repayment of debt outstanding of $112.0 million (see Note 13), (vi) adjustments to other liabilities related to obligations to employees for Fisher shares held in trust and compensatory options granted to certain executives and (vii) stockholders' equity adjustments reflecting the repurchase of common stock and conversion of options to cash of $955.0 million, the equity contribution by FSI of $303.0 million, fees and expenses related to the Recapitalization of $33.8 and other adjustments associated with (ii) through (vi) above. The unaudited pro forma balance sheet data for December 31, 1997 does not purport to indicate balance sheet data as of any future date.


      Subsequent to the Recapitalization, on March 9, 1998 Fisher's Board of Directors declared a five-for-one stock split on the Fisher Common Stock. Four additional shares will be issued for each share of common stock held by shareholders of record as of the close of business on March 19, 1998. New shares will be distributed on April 1, 1998. All share amounts have been restated to reflect this stock split.

NOTE 3--Summary of Significant Accounting Policies

     Principles of Consolidation--The financial statements contain the accounts of Fisher and all majority-owned subsidiaries. Intercompany accounts and transactions are eliminated.

     Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Reclassifications--Certain prior year amounts have been reclassified to conform to their current presentation.

     Cash Equivalents and Short-term Investments--Cash equivalents consist primarily of highly liquid investments with insignificant interest rate risk and original maturities of three months or less at the date of acquisition. Similar investments with original maturities beyond three months are considered short-term marketable securities.

     Inventories--Inventories are valued at the lower of cost or market, cost being determined principally by the last-in, first-out ("LIFO") method for inventories of Fisher Scientific Company L.L.C., and by the first-in, first-out ("FIFO") method for all other subsidiaries.

     Other Current Assets--Other current assets primarily consist of deferred income taxes of $43.7 million and $41.6 million at December 31, 1997 and 1996, respectively.

     Property, Plant and Equipment--Property, plant and equipment is recorded at cost and is generally depreciated based upon the following estimated useful lives: buildings and improvements 5 to 33 years, machinery and equipment 3 to 12 years, and office furniture and equipment 3 to 10 years. For financial statement purposes, depreciation is computed principally using the straight-line method. For tax purposes, depreciation is generally computed by accelerated methods based on allowable useful lives.

     Goodwill--Goodwill is being amortized for financial statement purposes on a straight-line basis over 25 to 40 years. The amounts presented are net of accumulated amortization of $50.5 million and $44.0 million at December 31, 1997 and 1996, respectively.

     Intangible Assets--Intangible assets are being amortized on a straight-line basis over their estimated useful lives, ranging up to 20 years, are included in Other Assets and are stated net of accumulated amortization of $12.1 million and $8.6 million at December 31, 1997 and 1996, respectively. During 1997, 1996 and 1995, the Company amortized $3.5 million, $2.9 million, and $2.8 million, respectively, of intangible assets.

     Impairment of Long-Lived Assets--Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the anticipated undiscounted operating cash flow generated by those assets are less than the assets' carrying value. During 1997, the Company recorded an impairment loss of $38.3 million. See Note 19.

     Revenue Recognition--The Company recognizes revenue from product sales at the time products are shipped.

     Income Taxes--Deferred income taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities, using expected rates in effect in the years in which the differences are expected to reverse.

     Deferred Debt Issue Costs--Deferred debt issue costs of $3.3 million and $4.0 million at December 31, 1997 and 1996, respectively, relate to Fisher's 7-1/8% Notes and Credit Facility debt. Deferred debt issue costs are included in Other Assets and are amortized using the effective interest rate method over the term of the related debt. During 1997, 1996 and 1995, the Company amortized $0.7 million, $0.7 million and $2.2 million, respectively, of capitalized debt costs.

     Environmental accruals are recorded based on current interpretations of environmental laws and regulations when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. These amounts do not include third-party recoveries. See Note 15 for additional information.

     Other (income) expense, net represents interest income on cash and cash equivalents and other non-operating income and expense items, including income resulting from Fisher's inactive insurance subsidiary.

     Foreign Currency Translation--Assets and liabilities of Fisher's foreign subsidiaries are translated into U.S. dollars using year-end exchange rates. Revenues and expenses of foreign subsidiaries are translated at the average exchange rates in effect during the year. Adjustments resulting from financial statement translations are included in a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions are reported on the income statement line item "other (income) expense, net," when recognized.

     Financial Instruments--The Company enters into forward currency contracts to hedge exposure to fluctuations in foreign currency rates. Gains and losses on the Company's forward currency contracts generally offset gains and losses on certain firm commitments of the Company. Gains and losses on these positions are deferred and included in the basis of the transaction when it is completed. At December 31, 1997 the outstanding forward currency contracts all mature within twelve months. Cash flows from forward currency contracts accounted for as hedges are classified in the Statement of Cash Flows in the same category as the item being hedged or on a basis consistent with the nature of the instrument.

     Earnings Per Share--In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings per Share" which establishes standards for computing and presenting earnings per share. The new standard replaces the presentation of primary earnings per share prescribed by Accounting Principles Board Opinion No. 15 ("APB 15"), "Earnings per Share" with a presentation of basic earnings per share and also requires dual presentation of basic and diluted earnings per share on the face of the statement of operations for all entities with complex capital structures. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed similarly to fully-diluted earnings per share pursuant to APB 15. The Company adopted SFAS No. 128 in the fourth quarter of fiscal 1997 and has restated all prior periods in its financial statements. The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computation for the years ended December 31, 1997, 1996 and 1995 (in millions):


                                                   1997        1996        1995
                                                --------     -------     -------
       Basic Earnings Per Share:
       Net Income (Loss)                         $(30.5)     $ 36.8       $ 3.2
       Average Shares of Common Stock
         Outstanding                              101.5        91.5        81.0
                                                 ------      ------       -----
       Basic Earnings (Loss) Per Share           $(0.30)       0.40       $0.04
                                                 ======      ======       =====

       Diluted Earnings Per Share:
       Net Income (Loss)                         $(30.5)     $ 36.8       $ 3.2
       Interest Expense of Convertible
         Subordinated Notes, Net of Tax              --         2.1          --
                                                 ------      ------       -----
                                                  (30.5)       38.9         3.2

       Average Shares of Common Stock
         Outstanding                              101.5        91.5        81.0
       Effective of Dilutive Securities:
        Convertible Subordinated Notes               --         8.5          --
        Common Stock Equivalents                     --         2.5          --
                                                 ------      ------       -----
       Total Shares Used in Diluted Earnings
         Per Share Calculation                    101.5       102.5        81.0
                                                 ======      ======       =====
       Diluted Earnings (Loss) Per Share         $(0.30)     $ 0.38       $0.04
                                                 ======      ======       =====



     Options to purchase 250,000, 325,000 and 2,520,000 shares (adjusted to reflect a 5-for-1 stock split payable April 1, 1998 to stockholders of record on March 19, 1998) of Fisher Common Stock were outstanding as of December 31, 1997, 1996 and 1995, respectively, but were not included in the computation of diluted earnings per share because the option's exercise price was greater than the average market price.

    During 1995 the Company had convertible subordinated notes outstanding which were convertible into 18,000,000 shares (adjusted to reflect a 5-for-1 stock split payable April 1, 1998 to stockholders of record on March 19, 1998) of Fisher Common Stock, but were not included in the computation of diluted earnings per share because they were anti-dilutive. Additionally, during 1997 and 1995 the Company had common stock equivalents of 3,000,000 and 1,000,000 (adjusted to reflect a 5-for-1 stock split payable April 1, 1998 to stockholders of record on March 19, 1998), respectively, that were excluded from the diluted earnings per share calculation as inclusion would have been anti-dilutive.


     Accounting Pronouncements--During 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130) and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131) which are required to be adopted by Fisher in its fiscal 1998 financial statements. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements and requires companies to disclose comprehensive income as part of the basic financial statements. SFAS No. 131 establishes standards for reporting information on operating segments in financial statements. Fisher is currently reviewing the impact SFAS No. 131 may have on additional disclosure, if any, in its financial statements.

     In October 1996, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 96-1, "Environmental Remediation Liabilities", which addresses accounting and reporting for environmental remediation liabilities. The implementation of SOP 96-1 during 1997 did not have a material effect on the Company's financial statements.


NOTE 4--Acquisitions

     During 1997, the Company made several small acquisitions including the acquisition of two laboratory products distributors: Switzerland (Winiger) and Malaysia (CW Medical). The Company also acquired the remaining 50% interest in its laboratory products distributor joint venture in Korea during 1997. These acquisitions were accounted for as purchases; operations of the companies and businesses acquired have been included in the accompanying financial statements from their respective dates of acquisition. These acquisitions are not material to the Company's financial statements. During 1996, the Company made several small acquisitions, including the acquisition of a transaction-processing software company in the United States, (UniKix Technologies (formerly a division of Bull H.N. Information Systems, Inc.)), and a majority interest in a laboratory products distributor in Mexico. The Company also completed the acquisition of the remaining minority interests in its laboratory product distributor subsidiaries in Germany. These acquisitions were accounted for as purchases and are not material to the Company's financial statements.

     In October 1995, Fisher purchased the principal businesses of the laboratory supplies division of Fisons plc. ("Fisons"), a company organized under the laws of England. The total consideration, after final purchase price adjustments, was $304 million, including $295 million in cash and the assumption of $9 million of certain external debt relating to the acquired businesses. The purchase included the acquisition of all of the issued and outstanding shares of Curtin Matheson Scientific Inc. ("CMS"), a corporation headquartered in Houston, Texas, and the goodwill and substantially all of the net assets of Fisons Scientific Equipment ("FSE"), a division of Fisons, with headquarters in Loughborough, United Kingdom.

     The following unaudited pro forma financial information presents the consolidated results of operations as if the acquisitions of CMS and FSE had occurred at the beginning of the period presented (in millions, except per share amounts).


                                                                Year Ended
                                                             December 31, 1995
                                                            ------------------
   Sales ..................................................     $2,046.9
   Net income .............................................          1.1
   Earnings per common share:
    Basic .................................................     $   0.01(1)
    Diluted ...............................................         0.01(1)

-------------
(1) Gives effect to a five-for-one stock split payable on April 1, 1998 to stockholders of record on March 19, 1998.

     The pro forma financial information includes the results of CMS and FSE combined with the Company's historical results (including the 1995 restructuring charge described in Note 19), the effects of the purchase accounting allocations and adjustments to interest expense to reflect borrowings to finance the acquisitions described in Note 13. The pro forma financial information does not purport to present what the Company's results of operations would actually have been had the acquisition of CMS and FSE occurred on the assumed date, nor does it project the Company's results of operations for any future period.

     The Company's balance sheet at December 31, 1996 includes the estimated fair value of assets and liabilities acquired in connection with the acquisitions of CMS and FSE and other smaller companies. The allocation of the purchase price of CMS and FSE included liabilities for estimated costs to terminate acquired leases in order to consolidate logistics facilities and to sever and relocate employees related to acquired logistics, customer service information services and administrative functions, which amounted to approximately 8% of the total consideration, after final purchase price adjustments. During 1997 and 1996, approximately $4 million, and $5 million, respectively, of severance and $1 million and $2 million in 1997 and 1996, respectively, of other exit costs were paid and charged against these liabilities. These actions are expected to be substantially completed by the end of 1999. The goodwill related to the acquisitions of CMS and FSE is being amortized over 40 years.

     The excess of the purchase price over the fair value of all net assets acquired in 1997 and 1996 was approximately $10 million and $32 million (including approximately $18 million related to finalizing the purchase price allocation for the 1995 CMS and FSE acquisition), respectively, and is being amortized over 25 to 40 years.


NOTE 5--Stockholders' Equity


      Fisher's authorized capital stock at December 31, 1997, 1996 and 1995 consists of 15,000,000 shares of preferred stock, par value $.01 per share (the "Fisher Preferred Stock") and 50,000,000 shares of Common Stock, par value $.01 per share ("Fisher Common Stock"). There were no shares of Fisher Preferred Stock outstanding at the above dates. After giving effect to the five-for-one stock split (see Note 2), the Company's common shares outstanding at December 31, 1997, 1996 and 1995 were 101,783,820, 100,657,490 and 81,286,745, respectively. After the Recapitalization, Fisher's authorized capital stock consists of 45,817,625 shares of Fisher Common Stock, par value $.01 per share, 4,182,375 shares of non-voting Common Stock, par value $.01 per share and 15,000,000 shares of Preferred Stock, par value $.01 per share. After giving effect to the five-for-one stock split, 35,988,645 shares of Fisher Common Stock and 4,035,290 shares of non-voting Common Stock were outstanding at January 21, 1998. Of the total 40,023,935 shares of Fisher Common Stock, 3,754,505 represents shares owned by employees as a result of the conversion of stock options and 1,144,285 represents shares retained by management pursuant to the stock election process. In addition, warrants to purchase 2,583,315 shares of Fisher Common Stock at $9.65 per share (adjusted to reflect a five-for-one stock split payable April 1, 1998 to stockholders of record on March 19, 1998) were issued as part of the Recapitalization.


     The Fisher Preferred Stock and the Fisher Common Stock are each issuable in one or more series or classes, any or all of which may have such voting powers, full or limited, or no voting powers, and such designations, preferences and related participating, optional or other special rights and qualifications, limitations or restrictions thereof, as are set forth in the Restated Certificate of Incorporation of Fisher or any amendment thereto, or in the resolution or resolutions providing for the issue of such stock adopted by Fisher's Board of Directors, which is expressly authorized to set such terms for any such issue.


     On June 9, 1997, the Board of Directors of Fisher declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Fisher Common Stock of Fisher. The dividend was payable on June 19, 1997 to stockholders of record on that date. The description of all terms of the Rights are set forth in a Rights Agreement between the Company and ChaseMellon Shareholder Services, L.L.C. as amended by the First Amendment to the Rights Agreement (the "Rights Agreement"). Until the occurrence of a Distribution Date (as defined in the Rights Agreement), the Rights will be evidenced by the Fisher Common Stock certificates and may be transferred only with the Common Stock. Each Right, when exercisable, entitles the registered holder to purchase from Fisher one one-hundredth of a share of Series A Junior Participating Preferred Stock, without par value (the "Preferred Shares"), of Fisher at a price of $190 per one one-hundredth of a Preferred Share, subject to adjustment. There are 500,000 authorized shares of Series A Junior Preferred Stock. When issued, each Preferred Share is entitled to an aggregate dividend of 100 times the dividend declared per share of Fisher Common Stock. Additionally, in the event of liquidation, the holders of the Preferred Shares will be entitled to an aggregate payment of 100 times the payment made per share of Fisher Common Stock. Each Preferred Share will also have 100 votes. In the event of a transaction in which Fisher Common Stock is exchanged, each Preferred Share will be entitled to receive 100 times the amount received per share of Fisher Common Stock.


     The Rights will expire on June 8, 2007 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by Fisher.


NOTE 6--Fair Value of Financial Instruments

     The Company's financial instruments consist primarily of cash in banks, investments in marketable securities, receivables and debt. In addition, the Company has forward currency contracts that hedge certain firm commitments and balance sheet exposures.

     The carrying amounts for cash and cash equivalents, receivables and short-term debt approximate fair value due to the short-term nature of these instruments. The fair value of marketable securities at December 31, 1997 based on quoted market prices was $3.0 million which approximates the carrying value. The marketable securities portfolio is held-to-maturity and consists principally of U.S. government securities maturing in 2004. The carrying and fair values of long-term debt were $267.8 million and $257.6 million, respectively, at December 31, 1997 and $281.5 million and $280.9 million, respectively, at December 31, 1996. The fair value of the long-term fixed rate debt was estimated based on current quotes from bond traders making a market in the debt instrument. The fair value of debt with variable rates approximates the net carrying value. The Company has off-balance sheet standby letters of credit with a notional amount of $33.7 million with no unrealized gain or loss at December 31, 1997.

     None of the Company's financial instruments represent a concentration of credit risk because the Company deals with a variety of major banks worldwide, and its accounts receivable are spread among a number of major customers and geographic areas. None of the Company's off-balance-sheet financial instruments would result in a significant loss to the Company if the other party failed to perform according to the terms of its agreement, as any such loss would generally be limited to the unrealized gain in any contract.


NOTE 7--Income Taxes

     The domestic and foreign components of income (loss) before income taxes are as follows (in millions):

                                                     Year Ended December 31,
                                                  ----------------------------
                                                   1997        1996       1995
                                                  -----       -----      -----
     Domestic ...............................     $44.4       $69.2      $18.4
     Foreign ................................     (49.5)       (1.6)     (14.1)
                                                  -----       -----      -----
     (Loss) income before income taxes ......     $(5.1)      $67.6      $ 4.3
                                                  =====       =====      =====

     The components of the income tax provision (benefit) are as follows (in millions):

                                                     Year Ended December 31,
                                                  ----------------------------
                                                   1997        1996       1995
                                                  -----       -----      -----
     Current income tax expense:
      Federal ...............................     $16.8       $11.6      $ 8.2
      State .................................       5.9         5.8        4.2
      Foreign ...............................       4.0         1.1        1.8
                                                  -----       -----      -----
       Total current ........................      26.7        18.5       14.2
                                                  -----       -----      -----
     Deferred income tax expense (benefit):
      Federal ...............................      (2.5)       11.8       (4.4)
      State .................................      (0.3)        1.1       (2.4)
      Foreign ...............................       1.5        (0.6)      (6.3)
                                                  -----       -----      -----
       Total deferred .......................      (1.3)       12.3      (13.1)
                                                  -----       -----      -----
     Total income tax provision .............     $25.4       $30.8      $ 1.1
                                                  =====       =====      =====

     The principal items accounting for the differences in taxes on income
(loss) computed at the applicable U.S. statutory rate and as recorded are as follows (in millions):

                                                     Year Ended December 31,
                                                  ----------------------------
                                                   1997        1996       1995
                                                  -----       -----      -----
     Taxes computed at statutory rate .......     $(1.8)      $23.7      $ 1.5
     Foreign taxes over U.S. rate and
      foreign losses not tax benefited ......      21.4         1.8        1.0
     State income taxes
      (net of federal benefit) ..............       3.6         4.5        1.2
     Increase in valuation allowance ........       2.4          --         --
     Utilization of loss carryforwards ......        --          --       (2.8)
     Other ..................................      (0.2)        0.8        0.2
                                                  -----       -----      -----
     Income tax provision ...................     $25.4       $30.8      $ 1.1
                                                  =====       =====      =====

     The 1995 income tax provision includes a $2.8 million tax benefit for the utilization of certain domestic net operating loss carryforwards that were previously not considered realizable.

     The tax effects of temporary items that gave rise to significant portions of the deferred tax accounts are as follows (in millions):

                                                                 Year Ended
                                                                December 31,
                                                              ----------------
                                                               1997      1996
                                                              ------    ------
     Deferred tax assets:
      Postretirement benefit costs other than pensions .....  $ 38.0    $ 34.2
      Environmental accruals ...............................    13.6      14.1
      Operating loss and tax credit carryforwards ..........    28.5      20.4
      Goodwill writeoff ....................................     8.0        --
      Accrued employee benefits ............................     5.8      12.2
      Restructuring accruals ...............................     9.4       6.4
      Other items not deductible until paid ................    48.1      43.8
                                                              ------    ------
      Gross deferred tax assets ............................   151.4     131.1
      Less valuation allowance .............................   (31.4)    (11.8)
                                                              ------    ------
                                                              $120.0    $119.3
                                                              ======    ======
     Deferred tax liabilities:
      Goodwill .............................................  $ 15.8    $ 21.1
      Property, plant and equipment ........................    11.5       7.1
      Other ................................................    11.9       8.3
                                                              ------    ------
                                                              $ 39.2    $ 36.5
                                                              ======    ======

     The deferred tax asset includes the benefit of net operating loss carryforwards subject to appropriate valuation allowances. The Company evaluates the tax benefits of operating loss carryforwards on an ongoing basis taking into consideration such factors as the future reversals of existing taxable temporary differences, projected future operating results, the available carryforward period and other circumstances. At December 31, 1997, the Company had accumulated foreign net operating loss carryforwards for tax purposes of approximately $73 million. These net operating losses expire as follows (in millions):


     1998 .............................................................   $ 2.0
     1999 .............................................................     2.4
     2000 .............................................................     1.2
     2001 .............................................................     1.1
     2002 .............................................................     3.6
     No Expiration ....................................................    62.7
                                                                          -----
                                                                          $73.0
                                                                          =====

     Statement of Financial Accounting Standards No. 109 requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. The increase in the valuation allowance in 1997 is due to increases in foreign net operating losses and the goodwill write-offs for which tax benefits are not expected to be realized. At December 31, 1997 and 1996, $2.3 million and $3.1 million, respectively, relates to deferred tax assets applicable to net operating loss carryforwards of acquired companies (subsequent recognition of tax benefits, if any, will result in a reduction of goodwill).

     At December 31, 1997, the Company had not recognized a deferred tax liability on approximately $18 million of undistributed earnings of foreign subsidiaries as these earnings are considered to be permanently reinvested. These earnings could become subject to additional tax if they were remitted as dividends or if the Company should sell its stock in the subsidiaries. The amount of additional tax on these earnings has not been determined.

     See Note 18 for a description of the Tax Sharing Agreement entered into by the Company.


NOTE 8--Receivables

     The following is a summary of receivables at December 31 (in millions):

                                                               1997       1996
                                                              ------     ------
     Trade and other receivables ..........................   $320.9     $337.4
     Allowance for doubtful accounts ......................    (23.8)     (20.8)
                                                              ------     ------
                                                              $297.1     $316.6
                                                              ======     ======

     Provisions for doubtful accounts were $5.5 million, $4.4 million and $3.0 million and write-offs were $3.6 million, $1.6 million and $1.7 million for the years ending December 31, 1997, 1996 and 1995, respectively. Allowances of companies acquired at their acquisition date were $1.1 million and $4.7 million in 1997 and 1996, respectively.


NOTE 9--Inventories

     The following is a summary of inventories by major category at December 31 (in millions):

                                                               1997       1996
                                                              ------     ------
     Raw materials ........................................   $ 17.5     $ 11.2
     Work in process ......................................      3.2        3.0
     Finished products ....................................    203.1      241.8
                                                              ------     ------
                                                              $223.8     $256.0
                                                              ======     ======

     Inventories valued using the LIFO method amounted to $169.6 million at December 31, 1997 and $195.2 million at December 31, 1996, which were below estimated replacement cost by approximately $28.8 million and $26.9 million for the years ended December 31, 1997 and 1996, respectively.


NOTE 10--Property, Plant and Equipment

     The following is a summary of property, plant and equipment by major class of asset at December 31 (in millions):

                                                                1997       1996
                                                              ------     ------
     Land, buildings and improvements .....................   $154.9     $145.7
     Machinery, equipment and other .......................    159.1      181.8
                                                              ------     ------
                                                              $314.0      327.5
     Accumulated depreciation .............................    (90.4)    (118.0)
                                                              ------     ------
                                                              $223.6     $209.5
                                                              ======     ======

NOTE 11--Other Assets

     The following is a summary of other assets at December 31 (in millions):

                                                                1997       1996
                                                              ------     ------
     Marketable securities ................................   $  3.0     $ 11.4
     Deferred income taxes ................................     37.1       41.7
     Intangible assets ....................................     23.0       24.0
     Other ................................................     46.0       30.6
                                                              ------     ------
                                                              $109.1     $107.7
                                                              ======     ======

NOTE 12--Accrued and Other Current Liabilities

     The following is a summary of accrued and other current liabilities at December 31 (in millions):

                                                                1997       1996
                                                              ------     ------
     Wages and benefits ...................................   $ 29.3     $ 36.2
     Other ................................................    106.1      107.7
                                                              ------     ------
                                                              $135.4     $143.9
                                                              ======     ======

NOTE 13--Debt

     The following is a summary of debt and other obligations at December 31 (in millions):

                                                                1997       1996
                                                              ------     ------
     Old Credit Facilities ................................   $100.6     $116.8
     7-1/8% Notes (net of a discount of $1.0 million
      and $1.1 million in 1997 and 1996, respectively) ....    149.0      148.9
     Other ................................................     37.9       30.4
     Less current portion of long-term debt ...............    (19.7)     (14.6)
                                                              ------     ------
     Long-term debt .......................................   $267.8     $281.5
                                                              ======     ======

     At December 31, 1997, the Company had $100.6 million outstanding under its pre-existing credit facilities (the "Old Credit Facilities"), $60.0 million of which is denominated in U.S. dollars and the remainder in British Pounds. Borrowings under the Old Credit Facilities were repaid on the date of the Recapitalization. On December 31, 1997, $173.5 million was available under the Old Credit Facilities as a revolving line of credit and for letters of credit. Fisher is required to pay a commitment fee based on certain of the Company's coverage ratios. At December 31, 1997, the rate was 0.2% per annum on the unused portion of the Old Credit Facilities. All borrowings under the Old Credit Facilities bore interest, at Fisher's option, at either the Bank's Base Rate or at LIBOR plus a margin, based on certain of the Company's coverage ratios. At December 31, 1997, the rate was approximately 6.87%. The Old Credit Facilities contain certain affirmative and negative covenants including: (i) restrictions on acquisitions, mergers, consolidations and sales of certain assets by the Company, (ii) restrictions on the Company's ability to enter into transactions with affiliates, (iii) restrictions on the Company's ability to incur additional indebtedness and to make certain loans, advances and investments; and (iv) requirements to maintain certain levels of net worth, interest coverage and debt to earnings before interest, taxes, depreciation and amortization. Under the Old Credit Facilities, the Company was prohibited from paying dividends at December 31, 1997, as certain financial ratios (as defined) were not achieved.

     The Company also has outstanding $150.0 million aggregate principal amount of 7-1/8% Notes due December 15, 2005, which were sold on December 18, 1995 at a price to the public equal to 99.184% of principal bringing the effective interest rate to 7.5%. The estimated fair market value of the 7-1/8% Notes at December 31, 1997, based on quotes from bond traders making a market in the 7-1/8% Notes, was approximately $138.8 million.

     In connection with the Recapitalization, (See Note 2), effective January 21, 1998, Fisher entered into new debt financing arrangements, consisting of $469.2 million of senior bank financing (the "New Credit Facility"), a $150 million receivable securitization facility (the "Receivables Securitization Facility") and $400 million of 9% Senior Subordinated Notes due 2008 (the "9% Notes"). The full proceeds of the 9% Notes, together with a portion of the proceeds of the New Credit Facility were used to finance the conversion into cash of the shares of Fisher Common

Stock then outstanding which were not retained by existing stockholders and employees, to refinance $107.8 million of indebtedness of the Company outstanding on the date of the Recapitalization and to pay related fees and expenses of the Recapitalization. In addition, the New Credit Facility will be used to provide for the Company's working capital requirements.

     The New Credit Facility consists of (i) a $294.2 million term loan facility (the "Term Facility") consisting of (a) a $125.0 million tranche A term loan ("Tranche A"), (b) a $100.0 million tranche B term loan ("Tranche B") and (c) a $69.2 million tranche C term loan ("Tranche C"); and (ii) a $175.0 million revolving credit facility (the "Revolving Credit Facility"). Borrowings under the Term Facility bear interest at a rate equal to, at the Company's option, the following: with respect to Tranche A, LIBOR plus 2.25% or Prime Rate plus 1.25%; with respect to Tranche B, LIBOR plus 2.50% or Prime Rate plus 1.50%; and with respect to Tranche C, LIBOR plus 2.75% or Prime Rate plus 1.75%. Borrowings made under the Revolving Credit Facility bear interest at a rate equal to, at Fisher's option, LIBOR plus 2.25%, or the Prime Rate plus 1.25%. The Company will also pay to the lenders a commitment fee equal to .50% per annum of the undrawn portion of each lender's commitment from time to time. The LIBOR and Prime Rate margins and the commitment fees are subject to reductions, based on various tests of the Company's financial performance. The tranches of the Term Facility have the following maturity periods from the date of inception: Tranche A-6 years, Tranche B-7 years and Tranche C-7.75 years. The Revolving Credit Facility expires 6 years from the date of inception.

     The obligations of Fisher and the subsidiary borrowers under the New Credit Facility are secured by substantially all assets of the Company and its material domestic subsidiaries, a pledge of the stock of all domestic subsidiaries, and a pledge of 65% of the stock of material foreign subsidiaries which are direct subsidiaries of Fisher or one of its material domestic subsidiaries. Obligations of each foreign subsidiary borrower are secured by a pledge of 100% of the shares of such borrowers. The obligations of Fisher and the subsidiary borrowers are further guaranteed by Fisher and each material domestic subsidiary of Fisher.

     The New Credit Facility contains covenants of Fisher and the subsidiary borrowers, including, without limitation, restrictions on (i) indebtedness,
(ii) the sale of assets, (iii) mergers, acquisitions and other business combinations, (iv) restrictions on the payment of cash dividends to shareholders, and (v) various financial covenants. The financial covenants include requirements to maintain certain levels of interest coverage, debt to earnings before interest, taxes, depreciation and amortization ("EBITDA") and minimum EBITDA and to limit capital expenditures. In addition to the mandatory repayment schedule discussed below, loans under the Term Facility are required to be prepaid with 50% of excess cash flow (as defined in the New Credit Facility and subject to certain limits as specified therein) and certain equity issuances of Fisher, and 100% of net-cash proceeds of certain asset sales, certain insurance and condemnation proceeds and certain debt issuances of the Company. The mandatory repayment schedule of the Term Facility, over the next five years and thereafter is as follows: $0.0 million in 1998, $6.0 million in 1999, $17.0 million in 2000, $22.0 million in 2001, $37.0 million in 2002, and
$212.2 million in the aggregate in years subsequent to 2002.

     The Receivables Securitization Facility relates to the sale, on a revolving basis, of certain of the Company's accounts receivable to a bankruptcy remote subsidiary of Fisher which entered into an agreement to transfer, on a revolving basis, an undivided percentage ownership interest in a designated pool of accounts receivable up to a maximum amount based on a defined calculated percentage of the outstanding accounts receivable balance. The facility has a maturity of five years and the effective interest rate is approximately LIBOR plus 50 basis points.

     The 9% Notes will mature on February 1, 2008 with interest payable semiannually in arrears on February 1 and August 1 of each year commencing August 1, 1998. The 9% Notes are unsecured senior subordinated obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness and rank pari passu in light of payment with all other existing and future senior subordinated indebtedness of the Company.

     The 9% Notes are redeemable at the option of Fisher at any time after February 1, 2003 at an initial redemption price of 104.5%, declining ratably to par on or after February 1, 2006. In addition, on or prior to February 1, 2001, Fisher may redeem up to 40% of the original principal amount of the 9% Notes at a redemption price of 109% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption with the net cash proceeds of one or more public equity offerings, provided that at least 60% of the aggregate principal amount of the 9% Notes originally issued remain outstanding immediately after the occurrence of such redemption. Upon a Change of Control Triggering Event (as defined in the Indenture under which the 9% Notes are issued), Fisher will be required to make an offer to purchase all outstanding 9% Notes at 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase.

     The Indenture under which the 9% Notes are issued contains covenants that restrict, among other things, (i) the ability of the Company and its subsidiaries to incur additional indebtedness, (ii) pay dividends or make certain other restricted payments, (iii) merge or consolidate with any other person, and (iv) other various covenants which are customary for transactions of this type.


NOTE 14--Other Liabilities

     The following is a summary of other liabilities at December 31 (in millions):

                                                                1997       1996
                                                              ------     ------
     Postretirement benefit costs other than pensions .....   $ 74.7     $ 77.1
     Insurance ............................................     11.2       12.5
     Environmental ........................................     32.3       34.7
     Other ................................................     88.5       77.7
                                                              ------     ------
                                                              $206.7     $202.0
                                                              ======     ======

NOTE 15--Commitments and Contingencies

     The following is a summary of annual future minimum lease and rental commitments under operating leases as of December 31, 1997 (in millions):

     1998 ............................................................     $19.3
     1999 ............................................................      15.0
     2000 ............................................................      11.2
     2001 ............................................................       7.9
     2002 ............................................................       5.7
     Thereafter ......................................................      23.0
                                                                           -----
     Net minimum lease payments ......................................     $82.1
                                                                           =====

Total rental expense included in the accompanying income statements amounted to $18.7 million in 1997, $16.9 million in 1996, and $10.5 million in 1995.

     There are various lawsuits and claims pending against the Company involving contract, product liability and other issues. In addition, the Company has assumed certain insurance liabilities, including liabilities related to an inactive insurance subsidiary, primarily related to certain historical businesses of its former parent, including those related to workers' compensation, employers', automobile, general and product liability. In view of the Company's financial condition and the accruals established for related matters, based on management's knowledge to date, management does not believe that the ultimate liability, if any, related to these matters will have a material adverse effect on the Company's financial condition or results of operations.

     The Company is currently involved in various stages of investigation and remediation relative to environmental protection matters. The potential costs related to environmental matters and the possible impact on future operations are difficult to predict given the uncertainties regarding the extent of the required cleanup, the complexity and interpretation of applicable laws and regulations, the varying costs of alternative cleanup methods and the extent of the Company's responsibility. Accruals for environmental liabilities are recorded, based on current interpretations of environmental laws and regulations, when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Estimates are established based upon reports prepared by environmental specialists, management's knowledge to date and its experience with the foregoing environmental matters, and include potential costs for investigation, remediation, operation and maintenance of cleanup sites and related capital expenditures. Accrued liabilities for environmental matters were $35.1 million and $37.6 million at December 31, 1997 and 1996, respectively. Although these amounts do not include third-party recoveries, certain sites may be subject to indemnification. The Company has accounted for environmental liabilities in accordance with Accounting Standards Statement of Position 96-1, "Environmental Remediation Liabilities," which addresses accounting and reporting for environmental remediation liabilities. Management believes this accrual is adequate for the environmental liabilities expected to be incurred and, as a result, believes that the ultimate liability incurred with respect to environmental matters will not have a material adverse effect on the Company's financial condition or results of operations. However, future events, such as changes in existing laws and regulations, changes in agency direction or enforcement policies or changes in the conduct of the Company's operations, may give rise to additional compliance costs which could have a material adverse effect on the Company's financial condition or results of operations.

     The Company is dealing with "year 2000" issues at a number of its operating units. Year 2000 issues exist when dates in computer systems are recorded using two digits (rather than four) and are then used for arithmetic operations, comparisons or sorting. A two-digit date recording may recognize a date using "00" as 1900 rather than 2000, which could cause the Company's computer systems to perform inaccurate computations. The Company's year 2000 issues relate not only to its own systems but also to those of its customers and suppliers. It is anticipated that the Company's program to enhance its systems capabilities which calls for the replacement of many of its present computer systems, including its order entry, purchasing and financial systems, will be replaced, and other year 2000 activities of the Company with respect to systems not being replaced, will resolve the year 2000 issue with respect to the Company's internal systems and that such activities will result in approximately $35 million of aggregate spending in 1998 and 1999. Although management believes its program to address year 2000 issues is adequate, there is no guarantee that the program is in fact adequate or that the systems replacements and modifications will be completed on time. Even if the Company's year 2000 conversion is completed, the failure of the Company's suppliers and customers to address the year 2000 issue could result in disruption or significantly impact the Company.

     At December 31, 1997, the Company had letters of credit outstanding totaling $33.7 million, which primarily represent guarantees with respect to various insurance activities as well as performance letters of credit issued in the normal course of business. Approximately $8.4 million of the insurance related letters of credit relate to Fisher's inactive insurance subsidiary and are collateralized by the cash and marketable securities of such subsidiary.


NOTE 16--Retirement Benefits

     Defined Benefit Pension Plans

     The Company has defined benefit pension plans available to substantially all employees that are either fully paid for by the Company or provide for mandatory employee contributions as a condition of participation. Effective July 1, 1997, the Company amended the U.S. plans to change the current pension benefit formula to reflect that of a cash balance account. Under the new cash balance account, a participating employee's annual postretirement pension benefit is determined by the employee's credited service and average annual earnings during the employee's service with the Company, or predecessors of the Company. The Company's funding policy is to contribute annually the statutorily required minimum amount as actuarially determined.

     The net periodic pension cost (income) of these plans included the following components for the years ended December 31 (in millions):

                                              1997         1996         1995
                                              ----         ----         ----
     Service cost ........................   $ 6.5        $ 6.2        $ 2.8
     Interest cost on projected
      benefit obligation .................    12.3         11.5          9.6
     Actual (return) loss on assets ......   (41.7)       (16.8)       (29.3)
     Net amortization and deferral .......    24.6          1.8         16.3
                                             -----        -----        -----
     Net periodic pension cost (income) ..   $ 1.7        $ 2.7        $(0.6)
                                             =====        =====        =====

     During 1996, certain of the Company's defined benefit plans with deficits (plan assets less than the projected benefit obligation) totaling $6.4 million as of December 31, 1995 were merged into a plan with a surplus (plan assets in excess of the projected benefit obligation) of $23.9 million as of December 31, 1995. The funded status at December 31, 1997 and 1996 for all defined benefit plans was as follows (in millions):

                                           1997 Plans with     1996 Plans with
                                          -----------------   -----------------
                                          Surplus   Deficit   Surplus   Deficit
                                          -------   -------   -------   -------
Actuarial present value of vested
 benefit obligation ....................  $(157.2)   $ (8.3)  $(127.6)   $(3.9)
                                          =======    ======   =======    =====
Accumulated benefit obligation .........   (164.1)     (9.2)   (137.7)    (4.4)
                                          =======    ======   =======    =====
Projected benefit obligation ...........   (169.5)    (12.8)   (157.1)    (7.8)
Plan assets at fair value ..............    211.9       1.1     179.6      1.1
                                          -------    ------   -------    -----
Plan assets in excess of (less than)
 projected benefit obligation ..........  $  42.4    $(11.7)  $  22.5    $(6.7)
                                          =======    ======   =======    =====

     Certain changes in the items shown above are not recognized as they occur, but are amortized systematically over subsequent periods. Unrecognized amounts still to be amortized and the amounts included in the balance sheet of the Company at December 31, 1997 and 1996 appear below (in millions):


                                           1997 Plans with     1996 Plans with
                                          -----------------   -----------------
                                          Surplus   Deficit   Surplus   Deficit
                                          -------   -------   -------   -------
Plan assets in excess of (less than)
 projected benefit obligation ..........   $ 42.4    $(11.7)   $ 22.5    $ (6.7)
Unrecognized transition asset ..........     (3.8)     (0.2)     (4.9)     (0.2)
Unrecognized prior service cost ........    (10.5)      2.1       0.4       0.6
Unrecognized net (gain) loss ...........    (21.7)      4.9     (13.2)      2.9
Additional minimum liability ...........       --      (3.8)       --        --
                                           ------    ------    ------    ------
Prepaid (accrued) pension cost .........   $  6.4    $ (8.7)   $  4.8    $ (3.4)
                                           ======    ======    ======    ======

     The Company has established a separate trust intended to cover the 1997 Plan deficit. At December 31, 1997 the assets held by the trust were approximately $8.2 million and are recorded within other assets.

     The development of the net periodic pension cost and the projected benefit obligation was based upon the following assumptions:

                                                  1997         1996        1995
                                                  ----         ----        ----
     Discount rate ...........................    7.25%         7.5%        7.5%
     Average rate of increase in
      employee compensation ..................     4.5%         4.5%        4.5%
     Expected long-term rate of
      return on assets .......................    9.75%         9.0%        9.0%

     The date used to measure plan assets and liabilities was October 31 in each year. Plan assets are invested primarily in stocks, bonds, short-term securities and cash equivalents.

     Defined Contribution Plan

     The Company maintains a defined contribution savings and profit sharing plan (the "Plan"). The Plan allows eligible employees to participate after six months and 500 hours of service. Participants may elect to contribute between 1% and 15% of their annual compensation as defined in the Plan. The Company is obligated to contribute an amount equal to 25% of each employee's basic contribution, as defined, and may, at the discretion of the Company, contribute additional amounts. Through June 30, 1997, certain employees participated in a Company sponsored retirement account in lieu of a defined benefit pension plan. Generally, the Company made a contribution equal to a certain percentage of a participating employee's annual salary into the defined contribution plan. Effective July 1, 1997, the Company amended the Plan for consistency among all the Company's employees. As a result, future contributions to the retirement account were eliminated and the assets of the Curtis Matheson Scientific Savings Incentive Plan were merged into the Plan. For the years ended December 31, 1997, 1996 and 1995 the Company's contributions to the Plan were $3.2 million, $5.0 million and $3.0 million, respectively.

     Postretirement Benefits Other Than Pensions

     The Company, generally at its own discretion, provides a postretirement health care program that is administered by the Company to employees who elect to and are eligible to participate. The Company funds a portion of the costs of this program on a self-insured and insured-premium basis and, for the years ended December

31, 1997, 1996 and 1995, made premium payments totaling $1.5 million, $1.4 million and $1.1 million, respectively. The funded status of the Company's postretirement programs was as follows (in millions):

                                                               1997       1996
                                                              ------     ------
     Accumulated postretirement benefit obligation:
      Retirees ............................................   $ 15.2     $ 14.5
      Fully eligible active plan participants .............      8.8        7.7
      Other active plan participants ......................     10.3        9.6
                                                              ------     ------
                                                                34.3       31.8
     Plan assets at fair value ............................       --        0.2
                                                              ------     ------
     Accumulated postretirement benefit obligation
      in excess of plan assets ............................     34.3       31.6
     Prior service benefit ................................     16.0       18.1
     Unrecognized net gain from past experience
      different from that assumed and from
      assumption changes ..................................     25.4       28.4
                                                              ------     ------
     Accrued postretirement benefit costs other
      than pensions .......................................   $ 75.7     $ 78.1
                                                              ======     ======

     Net periodic postretirement health care benefit obligation income includes the following components for the years ended December 31 (in millions):

                                                       1997      1996      1995
                                                       ----      ----      ----
     Service cost attributed to service during
      the period .................................    $ 0.8     $ 0.7     $ 0.9
     Interest cost on accumulated postretirement
      health care benefit obligation .............      2.3       2.2       1.9
     Net amortization and deferral ...............     (4.1)     (4.1)     (4.0)
                                                      -----     -----     -----
     Net periodic postretirement health care
      benefit obligation income ..................    $(1.0)    $(1.2)    $(1.2)
                                                      =====     =====     =====

     In 1993, the Company amended certain of its existing postretirement health care programs creating an unrecognized prior service benefit. The unrecognized prior service benefit is being amortized over approximately 13 years, providing a $2 million credit to postretirement costs in 1997, 1996 and 1995.

     The weighted average discount rate used in determining the accumulated postretirement health care benefit obligation was 7.25% for December 31, 1997, and 7.5% for both December 31, 1996, and December 31, 1995. An 8.8% annual rate of increase in per capita cost of covered health care benefits was assumed for 1997 which decreases to 7.2% for 2000 and thereafter. Because of limitations on the Company's contributions under the amended health care program, changes in the health care trend rate assumption do not have a significant effect on the amounts reported. To illustrate, a change in the assumed health care cost trend rate by 1 percentage point effective January 1997 would change the accumulated postretirement benefit obligation as of December 31, 1997 by approximately $2.1 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1997 by approximately $0.3 million.


NOTE 17--Stock and Other Plans

     Stock Plan


     At December 31, 1997, Fisher has three stock option plans, the 1991 Stock Plan, as amended, (the "1991 Plan"), the 1995 Operating Unit Stock Plan
("OUSP") and the 1997 Equity-Based Incentive Plan (the "1997 Plan"). Following adoption of the 1997 Plan by the shareholders on May 13, 1997, all of the stock available for award under the 1991 Plan was incorporated into the 1997 Plan and made subject to the terms of the 1997 Plan. Outstanding awards under the 1991 Plan remained subject to the terms of the 1991 Plan. Fisher may grant options for up to 23,020,000 shares (adjusted to reflect a five-for-one stock split payable April 1, 1998 to stockholders of record on March 19, 1998) of stock under the 1991 Plan and the 1997 Plan and 7,500,000 shares (adjusted to reflect a five-for-one stock split payable April 1, 1998 to stockholders of record on March 19, 1998) of stock under the OUSP to officers, employees and other individuals who provide services to the Company. Under these plans, the Company granted options of 15,671,000 shares (adjusted to reflect a five-for-one stock split payable April 1, 1998 to stockholders of record on March 19, 1998) and 6,311,000 shares (adjusted to reflect a five-for-one stock split payable April 1, 1998 to stockholders of record on March 19, 1998) , respectively, through December 31, 1997. Outstanding options under these stock plans were granted at 100% of market value on the date of grant. The 1991 Plan, the 1997 Plan and OUSP options have a ten-year term, vest after three years and expire 90 days after the last day of an employee's employment; 12 months if the employee retires. In 1995, the Compensation Committee granted stock options to executives as part of a new program, the Equity Ownership Program ("EOP"), designed to encourage the Company's executives to make significant, long-term personal investments in Fisher Common Stock. Under the EOP, certain senior corporate executives made commitments in 1995 to purchase approximately 1,000,000 shares (adjusted to reflect a five-for-one stock split payable April 1, 1998 to stockholders of record on March 19, 1998) of Fisher Common Stock during 1996, and were granted options on a matching basis in 1995; that is, a specified number of options were awarded for each share the executive committed to purchase during the period. This purchase commitment was fulfilled in 1996. The EOP options were granted at the market price of the Fisher Common Stock on the date of the purchase commitments, and vest over a three-year period. Shares purchased by the executives in satisfaction of the purchase commitment must be held for the applicable vesting period covering the related option. The EOP requires full financing by the executive without Company loans or guarantees. In addition, other participants were offered the opportunity to receive options under the EOP upon their purchase of shares of Fisher Common Stock. In light of the considerable changes to the Company's business and organization during 1995, the equity-based components of the Incentive Compensation Plan was terminated; options held by substantially all participants in respect of the performance period covering 1996 were surrendered, and the Compensation Committee will not establish any objectives under the Incentive Compensation Plan in the future. Certain 1995 grants under the EOP and OUSP were conditional upon the cancellation of certain existing non-vested options held by the executive or employee. For purposes of the following tables all such cancellations are presumed to have occurred at December 31, 1995.


     A summary of the status of the Company's three stock option plans at December 31, 1997, 1996 and 1995 and changes during the years then ended is presented in the table:


                                                       1997(1)                    1996(1)                    1995(1)
                                                --------------------       --------------------       --------------------
                                                            Weighted                   Weighted                   Weighted
                                                             Average                    Average                   Average
                                                Shares      Exercise       Shares      Exercise       Shares      Exercise
                                                (000)         Price        (000)         Price        (000)        Price
                                                ------      --------       ------      --------       ------      --------
Outstanding at beginning of year .........      18,150       $6.29         17,760       $5.79         12,365       $4.94
Granted (2) ..............................       2,370        7.80          3,470        7.50         11,215        6.53
Exercised ................................      (1,145)       5.80         (2,025)       3.86         (1,090)       3.06
Canceled/Expired/Forfeited(3) ............      (1,805)       8.99         (1,055)       6.49         (4,730)       5.98
                                                ------                     ------                     ------
Outstanding at end of year ...............      17,570        6.45         18,150        6.29         17,760        5.79
                                                ======                     ======                     ======
Exercisable at end of year ...............       9,175       $5.98          6,185       $5.39          4,690       $3.76
Weighted average fair value of
 options granted .........................                   $2.30                      $1.97                      $2.15



------------
(1) Gives effect to a five-for-one stock split payable April 1, 1998 to stockholders of record on March 19, 1998.
(2) 1995 includes 5,420,000 shares (adjusted to reflect a five-for-one stock split payable April 1, 1998 to stockholders of record on March 19, 1998) granted under the EOP in consideration of participants' commitments to purchase shares of Fisher Common Stock.
(3) 1995 includes options issued under the Incentive Compensation Plan in respect to the performance plan covering 1996 that were surrendered in connection with the termination of such plan.

     Pursuant to the Merger Agreement, the vesting of all options accelerated on the date of the Recapitalization. Of the 17,570,000 options outstanding (adjusted to reflect a five-for-one stock split payable April 1, 1998 to stockholders of record on March 19, 1998) at December 31, 1997, approximately 6,720,000 were converted to cash and the remainder were converted to Fisher Common Stock. When options were converted, the Company recorded compensation expense of approximately $56 million as employees did not exercise the options with cash but rather received cash or shares equal to the product of (x) the total number of shares of Fisher Common Stock subject to option and (y) the excess of $9.65 (adjusted to reflect a five-for-one stock split payable April 1, 1998 to stockholders of record on March 19, 1998) over the exercise price per share of Fisher Common Stock subject to such option, subject to any required withholdings of taxes. In connection with the Recapitalization, the Company adopted the 1998 Equity Incentive Plan ("1998 Plan"), under which up to 10,000,000 shares (adjusted to reflect a five-for-one stock split payable April 1, 1998 to stockholders of record on March 19, 1998) of Fisher Common Stock are reserved for issuance. Awards under the 1998 Plan may be made in the form of options (whether incentive or otherwise), stock appreciation rights, restricted stock, dividend equivalents and other stock-based awards. Pursuant to the Recapitalization, the Company granted options to purchase 13,216,000 shares (adjusted to reflect a five-for-one stock split payable April 1, 1998 to stockholders of record on March 19, 1998) of Fisher Common Stock having a ten-year term and vesting on a pro rata basis over 5 years. The options have an exercise price equal to $9.65 (adjusted to reflect a five-for-one stock split payable April 1, 1998 to stockholders of record on March 19, 1998), the fair market value of a share of Fisher Common Stock on the date of grant. The Company also granted options to purchase 9,520,000 shares (adjusted to reflect a five-for-one stock split payable April 1, 1998 to stockholders of record on March 19, 1998) of Fisher Common Stock having a ten-year term and vesting nine years from the date of grant, unless sooner vested upon the achievement of certain performance targets and other factors. These options have an exercise price equal to $9.65 per share (adjusted to reflect a five-for-one stock split payable April 1, 1998 to stockholders of record on March 19, 1998). In addition, the Company granted to two executives, options to purchase 12,917,000 shares (adjusted to reflect a five-for-one stock split payable April 1, 1998 to stockholders of record on March 19, 1998) of Fisher Common Stock having a ten-year term and vesting nine years from the date of grant, unless sooner vested upon the achievement of certain performance targets or unless "put" to the Company by the executive or "called" by the Company in accordance with their terms. The total "put"/ "call" right is limited to $10 million (plus interest) and was issued in exchange for a three-year non-compete pursuant to which the executives will agree not to participate in the scientific instrument or clinical research laboratory business in the United States. The Company recorded $10 million of compensation expense related to this "put"/"call" right in January of 1998.


     Restricted Unit Plan

     Pursuant to the restricted unit plan of Fisher, each non-employee director of Fisher received a one-time grant of 25,000 units (adjusted to reflect a five-for-one stock split payable April 1, 1998 to stockholders of record on March 19, 1998) upon becoming a director of Fisher. The units represent the right to receive an equivalent number of shares of Fisher Common Stock upon separation from service as a member of the Board of Directors, subject to certain restrictions. The units are subject to certain transfer restrictions for a specified period during which the director has the right to receive dividends. The units vest 25% for each year of service. Unvested units are generally forfeited if the director ceases to be a non-employee director prior to the end of the restricted period. During 1996 and 1991, 25,000 and 100,000 units (adjusted to reflect a five-for-one stock split payable April 1, 1998 to stockholders of record on March 19, 1998), respectively, were granted under the restricted unit plan. Pursuant to the Merger Agreement, the vesting of all units accelerated and the units were converted to cash.


     SFAS 123 Pro Forma Disclosures

     Had compensation cost for options granted subsequent to January 1, 1995 been based upon fair value determined under SFAS No. 123, the Company's 1997, 1996 and 1995 net income (loss) would have been ($35.9) million, $31.7 million and $3.0 million, respectively, with basic earnings (loss) per share of ($0.35), $0.35 and $0.04 (adjusted to reflect a five-for-one stock split payable April 1, 1998 to stockholders of record on March 19, 1998) and diluted earnings (loss) per share of ($0.35), $0.33 and $0.04 (adjusted to reflect a five-for-one stock split payable April 1, 1998 to stockholders of record on March 19, 1998). The fair value of each option grant is estimated on the date of grant using a binomial option pricing model with the following weighted average assumptions used for grants in 1997, 1996 and 1995: risk-free interest rates of approximately 6.5%, 6.5% and 5.5% for the 1991 Plan options and 6.3%, 6.0% and 6.0% for the OUSP options; an annual dividend of $0.02 per share; expected lives of 7 years for the 1991 Plan options and 3 years for the OUSP options and expected volatility of 25% for grants in 1995 and 1996, and 30% for grants in 1997. Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.


NOTE 18--Tax Sharing Agreement

     Fisher and its former parent are parties to a Tax Sharing Agreement that provides for (i) the payment of taxes for periods during which Fisher and its former parent were included in the same consolidated, combined or unitary group for federal, state or local income tax purposes, (ii) the allocation of the responsibility for the filing of tax returns, (iii) the cooperation of the parties in realizing certain tax benefits, (iv) the conduct of tax audits and
(v) various related matters. The Company paid approximately $1.4 million pursuant to this agreement in 1995.

NOTE 19--Restructuring and Other Charges

     Following the execution of the Merger Agreement during the fourth quarter of 1997 and in conjunction with the annual business planning process, the Company evaluated its business strategy for both its domestic and international operations, and, as a result, adopted a plan of restructuring (the "1997 Restructuring Plan") and recorded restructuring and other charges of $51.8 million. The charges include costs associated with the closure of additional logistics and customer-service centers and related asset write-offs in the United States and internationally and the impairment of goodwill and property, plant and equipment related to certain international operations and the impairment of systems-related assets. The restructuring and other charges consist of $38.3 million related to noncash asset impairments, $9.1 million of accruals for employee separation arrangements and $4.4 million of exit costs.

     Asset impairments include $31.5 million of goodwill and $1.3 million of property, plant and equipment related to the Company's international operations. The remaining amounts relate to facilities to be closed under the U.S. restructuring plan and to system-related assets. The charge for employee separation arrangements accrues for the termination and other severance costs associated with the approximately 520 salaried and hourly employees who have been or will be severed as a result of the 1997 Restructuring Plan. Approximately 20 employees were terminated as of December 31, 1997. The exit costs consist principally of future rent, net of estimated sublease rentals, and other costs related to leased facilities which as a result of the 1997 Restructuring Plan will be closed prior to the contractual termination date of the leases.

     In the third quarter of 1995, the Company adopted a restructuring plan aimed at improving the efficiency and reducing the costs of its global logistics, customer service and administrative functions (the "1995 Restructuring Plan"). As a result, the Company recorded a restructuring charge of $34.3 million. The 1995 Restructuring Plan, which anticipated the integration of the former Fisons businesses, including CMS, with the Company, included the elimination and in some cases relocation of certain administrative functions, reorganization of the research sales force and the consolidation and relocation of certain logistics and customer service systems and locations throughout the world. Implementation of the 1995 Restructuring Plan is expected to be completed in conjunction with the 1997 Restructuring Plan. The restructuring charge consisted of $18.2 million related to noncash asset impairments, $12.0 million of employee separation arrangements and $4.1 million of exit costs.

     Asset impairments were recorded primarily for certain owned facilities which were closed and sold in 1996. The net book value of each facility has been adjusted to its estimated fair market value less costs to sell. The charge for employee separation arrangements accrues for the termination and other severance costs associated with the approximately 300 salaried and hourly employees severed as a result of the 1995 Restructuring Plan, all of which were terminated prior to December 31, 1997. The exit costs were recorded primarily to accrue for future rent, net of estimated sublease rentals, and other costs related to leased facilities that as a result of the 1995 Restructuring Plan will be closed prior to the contractual termination date of the leases.

     The following table summarizes the recorded accruals and impairments related to the 1997 and 1995 Restructuring Plans (in millions):

                                                             Employee
                                                            Separations
                                                  Asset    and Other Exit
                                               Impairments     Costs      Total
                                               ----------- -------------- -----
     1995 Restructuring Plan
     Restructuring charge ...................     $18.2        $16.1      $34.3
     Cash payments ..........................        --         (1.8)      (1.8)
     Noncash items ..........................     (18.2)        (0.3)     (18.5)
                                                  -----        -----      -----
     Balance as of December 31, 1995 ........        --         14.0       14.0
     Adjustments ............................       0.8         (0.8)        --
     Cash payments ..........................        --         (6.5)      (6.5)
     Noncash items ..........................      (0.8)          --       (0.8)
                                                  -----        -----      -----
     Balance as of December 31, 1996 ........        --          6.7        6.7
     Cash payments ..........................        --         (1.9)      (1.9)
                                                  -----        -----      -----
     Balance as of December 31, 1997 ........     $  --        $ 4.8      $ 4.8
                                                  =====        =====      =====

                                                             Employee
                                                            Separations
                                                  Asset    and Other Exit
                                               Impairments     Costs      Total
                                               ----------- -------------- -----
     1997 Restructuring Plan
     Restructuring and other charges ........     $38.3       $13.5       $51.8
     Cash payments ..........................        --        (0.2)       (0.2)
     Noncash items ..........................     (38.3)         --       (38.3)
                                                  -----       -----       -----
     Balance as of December 31, 1997 ........     $  --       $13.3       $13.3
                                                  =====       =====       =====

     The 1995 and 1997 Restructuring Plans also include opening new logistics facilities and relocating certain customer service and administrative functions. In accordance with Financial Accounting Standards Board Emerging Issues Task Force Issue 94-3, "Liability Recognition for Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)", certain costs resulting from the relocation of inventories, relocation of employees, hiring and training new employees, and costs resulting from the temporary duplication of certain operations have not been included in the restructuring charge and are recognized as incurred.

     During the third quarter of 1991, Fisher recorded a $20.0 million restructuring charge relating primarily to improving operations of its North American distribution system through consolidation and expansion of certain facilities. This plan is substantially complete and the remaining $2.6 million of accruals will be substantially expended by the end of 1998.

     The Company's restructuring liabilities are evaluated quarterly, taking into consideration restructuring activity to date and the status of the restructuring plans.


NOTE 20--Geographical Financial Information

     The Company's operations are conducted in one business segment. Selected geographical financial information for the years ended December 31, 1997, 1996 and 1995 is shown below (in millions):

                                             1997          1996          1995
                                           --------      --------      --------
     Net Sales:
      Domestic ......................      $1,784.7      $1,777.0      $1,153.4
      Europe ........................         269.7         265.1         179.5
      Other International ...........         120.9         102.3         102.9
                                           --------      --------      --------
                                           $2,175.3      $2,144.4      $1,435.8
                                           ========      ========      ========
     Income (loss) from Operations:
      Domestic (1) ..................      $   70.8      $  100.2      $   34.0
      Europe (1) ....................         (38.3)         (6.2)        (13.6)
      Other International (1) .......         (11.4)          0.6          (2.2)
                                           --------      --------      --------
                                           $   21.1      $   94.6      $   18.2
                                           ========      ========      ========
     Identifiable Assets:
      Domestic ......................      $  814.0      $  851.8      $  850.4
      Europe ........................         230.6         277.4         275.1
      Other International ...........          68.7          65.6          51.2
      Corporate and Other ...........          63.2          67.9          93.8
                                           --------      --------      --------
                                           $1,176.5      $1,262.7      $1,270.5
                                           ========      ========      ========

------------
(1) Income (loss) from operations includes restructuring and other charges in domestic, Europe and other international operations of $10.4 million, $31.3 million and $10.1 million, respectively, in 1997 and $33.0 million, $1.3 million and $0.0, respectively, in 1995.


     Income from operations is revenue less related costs and direct and allocated expenses. Identifiable corporate and other assets consist principally of cash, marketable securities, and the assets of Fisher's inactive insurance subsidiary. Intercompany sales and transfers between segments were not material for the years ended December 31, 1997, 1996 or 1995.

NOTE 21--Unaudited Quarterly Financial Information

     The following is a summary of quarterly financial information for 1997 and 1996 (in millions, except per share amounts):


                                                       1997
                                     -------------------------------------------
                                     First   Second   Third   Fourth     Year
                                     ------  ------   ------  ------   ---------
     Sales ........................  $526.7  $542.6   $554.8  $551.2   $2,175.3
     Gross profit .................   146.3   148.5    153.0   143.9      591.7
     Net income (loss) (a) ........    11.0     9.6      3.9   (55.0)     (30.5)
     Earnings (loss)
      per common share:
      Basic (b)....................  $ 0.11  $ 0.10   $ 0.04  $(0.54)  $  (0.30)
      Diluted (b)..................    0.11    0.09     0.04   (0.54)     (0.30)




                                                       1996
                                     -------------------------------------------
                                     First   Second   Third   Fourth     Year
                                     ------  ------   ------  ------   ---------
     Sales ........................  $516.0  $532.2   $541.0  $555.2   $2,144.4
     Gross profit .................   135.6   142.9    146.4   153.6      578.5
     Net income ...................     4.5     8.4     11.5    12.4       36.8
     Earnings per
      common share:
      Basic (b)....................  $ 0.05  $ 0.10   $ 0.12  $ 0.12   $   0.40
      Diluted (b)..................    0.05    0.09     0.11    0.12       0.38


------------
NOTE: Amounts may not add due to rounding.

(a) During the fourth quarter of 1997, the Company recorded $51.8 million ($47.0 million, net of tax) of restructuring and other charges. See Note 19.

(b) Gives effect to a five-for-one stock split payable on April 1, 1998 to stockholders of record on March 19, 1998.

=======================================  =======================================

     No dealer, salesperson or any
other individual has been authorized to
give any information or make any                       $400,000,000
representations, other than those
contained in this Prospectus in
connection with the offer made by this
Prospectus, and, if given or made, such
information or representations must not
be relied upon as having been
authorized by the Company, Thomas H.
Lee Company or the Initial Purchasers.
This Prospectus does not constitute an
offer to sell or a solicitation of an
offer to buy any security other than
those to which it relates nor does it
constitute an offer to sell, or a                     [FISHER LOGO]
solicitation of an offer to buy the
securities offered hereby, in any
jurisdiction where, or to any person to
whom, it is unlawful to make such offer
or solicitation. Neither the delivery
of this Prospectus nor any sale made
hereunder shall, under any
circumstances, create any implication
that there has not been a change in the
facts set forth in this Prospectus or
in the affairs of the Company since the
date hereof.

             ------------                         9% Senior Subordinated
          TABLE OF CONTENTS                           Notes due 2008

                                 Page
                                 ----
Forward-Looking Statements ...    i
Available Information ........    i
Incorporation of
  Certain Documents
  by Reference ...............    i
Summary ......................    1
Risk Factors .................   12
The Recapitalization .........   18
Use of Proceeds ..............   18
Capitalization ...............   19
Unaudited Pro Forma
  Financial Statements .......   20
Management's Discussion
  and Analysis of
  Financial Condition
  and Results of
  Operations .................   26
The Exchange Offer ...........   34
Business .....................   40                --------------------
Management ...................   46                     PROSPECTUS
Security Ownership                                 --------------------
  of Certain Beneficial
  Owners and Management ......   53
Certain Transactions
  and Other Matters ..........   55
Description of
  Other Indebtedness .........   56
Description of
  Other Financing ............   57
Description of the Notes .....   58
Exchange Offer;
  Registration Rights ........   84
Certain Federal Income
  Tax Considerations .........   86
Plan of Distribution .........   89
Legal Matters ................   89
Independent Auditors .........   89
Index to Financial
  Statements .................  F-1


     Until July 5, 1998 (90 days                      April 7, 1998
following the date of this
Prospectus), all dealers effecting
transactions in the New Notes whether
or not participating in the Exchange
Offer may be required to deliver a
Prospectus.

=======================================  =======================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes and empowers the Registrant to indemnify the directors, officers, employees and agents of the Registrant against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his relationship with the Registrant, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the Registrant in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

     The Registrant's Restated Certificate of Incorporation provides that each person who at any time is or shall have been a director or officer of the Registrant, or is or shall have been serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the Registrant, and his heirs, executors and administrators, shall be indemnified by the Company in accordance with and to the full extent permitted by the General Corporation Law of the State of Delaware. Section 15 of the Registrant's Restated Certificate of Incorporation facilitates enforcement of indemnification rights by establishing the indemnification right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the Restated Certificate of Incorporation were set forth in a separate written contract between the Registrant and the director or officer.

Item 21.  Exhibits and Financial Statement Schedules.

     (a)  Exhibits. The following is a list of Exhibits to this Registration
          Statement:

EXHIBIT     DESCRIPTION
--------    --------------------------------------------------------------------
3.1 --      Certificate of Designations of Series A Junior Participating
            Preferred Stock, dated June 9, 1997. (1)
3.2 --      Restated Certificate of Incorporation of the Company. (2)
3.3 --      Bylaws of the Company. (3)
4.1 --      Indenture dated as of January 21, 1998 between Fisher Scientific
            International Inc. and State Street Bank and Trust Company N.A. (4)
4.2 --      Senior Debt Securities Indenture dated as of December 18, 1995 between the Company and Mellon Bank, N.A., as Trustee. (2)
4.3 --      Certificate of Designations of Series A Junior Participating
            Preferred Stock, dated June 9, 1997 (see Exhibit 3.1).
4.4 --      Rights Agreement dated as of June 9, 1997, between the Company and
            ChaseMellon Shareholder Services L.L.P., as Rights Agent, which includes the form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Common Shares as Exhibit B. (5)
4.5 --      First Amendment to Rights Agreement, dated as of August 7, 1997, between the Company and ChaseMellon Shareholder Services, L.L.C. (6)
4.6 --      Commitment Letters in connection with the Recapitalization. (7)
4.7 --      Specimen Certificate of Common Stock, $.01 par value per share, of the Company. (8)
5.1 --      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of securities being registered.*
10.1 --     Registration Rights Agreement dated as of January 21, 1998 among the
            Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated,
            Chase Securities Inc. and Donaldson, Lufkin & Jenrette Securities
            Corporation.*
10.2 --     Second Amended and Restated Agreement and Plan of Merger, dated as of November 14, 1997, by and between the Company and FSI Merger
            Corp. (7).

10.3 --     Investors' Agreement dated January 21, 1998 among (i) Thomas H. Lee
            Equity Fund III, L.P., certain individuals associated with THL,
            THL-CCI Limited Partnership, THL Foreign Fund III, L.P., and THL FSI
            Equity Investors, L.P. (collectively, the "THL Entities"), (ii) DLJ
            Merchant Banking Parnters II, L.P., DLJ Offshore Partners II, C.V.,
            DLJ Diversified Partners, L.P., DLJMB Funding II, Inc., DLJ Merchant
            Banking Partners II-A, L.P., DLJ Diversified Partners- A, L.P., DLJ
            Millenium Partners, L.P., DLJ Millenium Partners, A, L.P., UK
            Investment Plan 1997 Partners DLJ EAB Partners, L.P., DLJESC II,
            L.P. and DLJ First ESC, L.P. (collectively, the "DLJ Entities"),
            (iii) Chase Equity Associates, L.P. ("Chase Equity") and (iv)
            Merrill Lynch KECALP L.P. 1997, KECALP Inc., and ML IBK Positions,
            Inc. (1)
10.4 --     Credit Agreement dated as of January 21, 1998 among the Company, certain subsidiaries of the Company, various lending institutions,
            The Chase Manhattan Bank, as Administrative Agent, The Chase
            Manhattan Bank of Canada, as Canadian Administrative Agent, Chase
            Manhattan International Limited, as U.K. Administrative Agent,
            Merrill Lynch Capital Corporation, as Syndication Agent, and DLJ
            Capital Funding, Inc., as Documentation Agent. (4)
10.5 --     Change-of-Control Employment Agreement, dated July 31, 1997 between
            Fisher and Michael D. Dingman. (1)
10.6 --     Change-of-Control Employment Agreement, dated July 31, 1997 between
            Fisher and Denis N. Maiorani. (1)
10.7 --     Change-of-Control Employment Agreement, dated July 31, 1997 between
            Fisher and Paul M. Meister. (1)
10.8 --     Change-of-Control Employment Agreement, dated July 31, 1997 between
            Fisher and Paul M. Montrone. (1)
10.9 --     Rights Agreement dated as of June 9, 1997, between the Company and
            ChaseMellon Shareholder Services L.L.P., as Rights Agent, which includes the form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Common Shares as Exhibit B (see Exhibit 4.4).
10.10 --    First Amendment to Rights Agreement, dated as of August 7, 1997, between the Company and ChaseMellon Shareholder Services, L.L.C.
            (see Exhibit 4.4).
10.11 --    Second Amended and Restated Agreement and Plan of Merger, dated as of November 14, 1997, by and between the Company and FSI Merger
            Corp. (see Exhibit 10.1).
10.12 --    Commitment Letters in connection with the Transaction. (7)
10.13 --    Restated Environmental Matters Agreement, dated as of February 26,
            1986, as amended and restated as of July 28, 1989, among
            Allied-Signal Inc., The Henley Group, Inc., The Wheelabrator Group
            Inc., New Hampshire Oak, Inc. and Fisher Scientific Group Inc. (8)
10.14 --    Amended and Restated Credit Agreement dated as of February 12, 1996, amending and restating the Term Loan and Revolving Credit Agreement, dated as of October 16, 1995 among Fisher Scientific International
            Inc., Certain Commercial Lending Institutions and Toronto Dominion
            (Texas), Inc. (9)
10.15 --    Amendment No. 1 dated February 12, 1996 to the Term Loan Agreement, dated October 16, 1995 among Fisher Scientific International Inc.,
            Fisher Scientific U.K. Limited, Certain Commercial Lending
            Institutions and The Toronto Dominion Bank. (9)
10.16 --    1991 Stock Plan for Executive Employees of Fisher Scientific
            International Inc. and its Subsidiaries. (10)
10.17 --    Fisher Scientific International Inc. Retirement Plan. (3)
10.18 --    Fisher Scientific International Inc. Savings and Profit Sharing
            Plan. (3)
10.19 --    Fisher Scientific International Inc. Incentive Compensation Plan.
            (9)
10.20 --    Restricted Unit Plan for Non-Employee Directors of Fisher Scientific
            International Inc. (3)
10.21 --    Fisher Scientific International Inc. Deferred Compensation Plan for
            Non-Employee Directors. (3)
10.22 --    Retirement Plan for Non-Employee Directors of Fisher Scientific
            International Inc. (3)
10.23 --    Fisher Scientific International Inc. Long-Term Incentive Plan. (10)
10.24 --    1995 Operating Unit Stock Plan (9)
10.25 --    Employment Agreement, dated May 23, 1995, between Fisher and Michael
            J. Quinn. (9)

10.26 --    Fisher Scientific International Inc. 1998 Equity and Incentive Plan.
            (1)
12.1 --     Statements re: Computation of Ratios.*
21.1 --     List of Subsidiaries of the Company. (11)
23.1 --     Consent of Deloitte & Touche LLP.**
23.2 --     Consent of Skadden, Arps, Slate, Meagher & Flom LLP.--(included in
            Exhibit 5.1).
24.1 --     Powers of attorney.*
25.1 --     Statement of Eligibility under the Trust Indenture Act of 1939 of
            State Street Bank and Trust Company on Form T-1.*
99.1 --     Form of Letter of Transmittal.*
99.2 --     Form of Notice of Guaranteed Delivery.*
99.3 --     Form of Letter to Clients.*
99.4 --     Form of Letter to Brokers, Dealers, Trust Companies and Other
            Nominees.*


------------

*  Filed previously
** Filed herewith


(1) Included as an exhibit to the Company's Registration Statement on Form S-4 (Registration No. 333-42777) filed with the Securities and Exchange Commission on December 19, 1997 and amended on February 2, 1998.
(2) Included as an exhibit to the Company's Registration Statement on Form S-3 (Registration No. 3-99884) filed with the Securities and Exchange Commission on November 30, 1995 and incorporated herein by reference.
(3) Included in an exhibit to the Company's Form 10-K for the year ended December 31, 1992, filed with the Securities and Exchange Commission on March 24, 1993 and incorporated herein by reference.
(4) Included as an exhibit to the Company's Current Report on Form 8-K (Registration No. 001-10920) filed with the Securities and Exchange Commission on February 5, 1998.
(5) Included as an exhibit to the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 9, 1997 and incorporated herein by reference.
(6) Included as an exhibit to the Company's Current Report on Form 8-K dated August 7, 1997, filed with the Securities and Exchange Commission on August 8, 1997 and incorporated herein by reference.
(7) Included as an Annex to the proxy statement/prospectus included in the Company's Registration Statement on Form S-4 (Registration No. 333-42777) filed with the Securities and Exchange Commission on December 19, 1997 and amended on February 2, 1998.
(8) Included as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 33-43505) filed with the Securities and Exchange Commission on October 23, 1991 and incorporated herein by reference.
(9) Included in an exhibit to the Company's Form 10-K for the year ended December 31, 1995, filed with the Securities and Exchange Commission on March 21, 1996 and incorporated herein by reference.
(10) Included in an exhibit to the Company's Form 10-K for the year ended December 31, 1994, filed with the Securities and Exchange Commission on March 24, 1995 and incorporated herein by reference.
(11) Included as an exhibit to the Company's Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission on March 27, 1997 and incorporated herein by reference.

Item 22. Undertakings.

     The undersigned Registrant hereby undertakes as follows:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unen-forceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hampton, State of New Hampshire on the 7th day of April, 1998.


                                        Fisher Scientific International Inc.


                                        By: /s/ Todd M. DuChene
                                          -------------------------------------
                                          Todd M. DuChene
                                          Vice President, General Counsel
                                           and Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed on its behalf by the following persons in the capacities and on the dates indicated.




           Signature                         Title                      Date
-----------------------------   ---------------------------------  -------------

             *                  President, Chief Executive         April 7, 1998
-----------------------------   and Director
        Paul M. Montrone        (principal executive officer)

             *                  Executive Vice President,          April 7, 1998
-----------------------------   Chief Financial
        Paul M. Meister         Officer and Director
                                (principal financial
                                and accounting officer)

             *                  Director                           April 7, 1998
-----------------------------
       Mitchell J. Blutt

             *                  Director                           April 7, 1998
-----------------------------
         Robert A. Day

             *                  Director                           April 7, 1998
-----------------------------
       Anthony J. DiNovi

             *                  Director                           April 7, 1998
-----------------------------
      Michael D. Dingman

             *                  Director                           April 7, 1998
-----------------------------
        David V. Harkins

             *                  Director                           April 7, 1998
-----------------------------
       Scott M. Sperling

             *                  Director                           April 7, 1998
-----------------------------
         Kent R. Weldon

*By: /s/ Todd M. DuChene        Attorney-in-Fact                   April 7, 1998
    -------------------------
    Todd M. DuChene

                               INDEX TO EXHIBITS

EXHIBIT     DESCRIPTION
---------   --------------------------------------------------------------------
3.1 --      Certificate of Designations of Series A Junior Participating
            Preferred Stock, dated June 9, 1997. (1)
3.2 --      Restated Certificate of Incorporation of the Company. (2)
3.3 --      Bylaws of the Company. (3)
4.1 --      Indenture dated as of January 21, 1998 between Fisher Scientific
            International Inc. and State Street Bank and Trust Company N.A. (4)
4.2 --      Senior Debt Securities Indenture dated as of December 18, 1995 between the Company and Mellon Bank, N.A., as Trustee. (2)
4.3 --      Certificate of Designations of Series A Junior Participating
            Preferred Stock, dated June 9, 1997 (see Exhibit 3.1).
4.4 --      Rights Agreement dated as of June 9, 1997, between the Company and
            ChaseMellon Shareholder Services L.L.P., as Rights Agent, which includes the form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Common Shares as Exhibit B. (5)
4.5 --      First Amendment to Rights Agreement, dated as of August 7, 1997, between the Company and ChaseMellon Shareholder Services, L.L.C. (6)
4.6 --      Commitment Letters in connection with the Recapitalization. (7)
4.7 --      Specimen Certificate of Common Stock, $.01 par value per share, of the Company. (8)
5.1 --      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of securities being registered.*
10.1 --     Registration Rights Agreement dated as of January 21, 1998 among the
            Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated,
            Chase Securities Inc. and Donaldson, Lufkin & Jenrette Securities
            Corporation.*
10.2 --     Second Amended and Restated Agreement and Plan of Merger, dated as of November 14, 1997, by and between the Company and FSI Merger
            Corp. (7).
10.3 --     Investors' Agreement dated January 21, 1998 among (i) Thomas H. Lee
            Equity Fund III, L.P., certain individuals associated with THL,
            THL-CCI Limited Partnership, THL Foreign Fund III, L.P., and THL FSI
            Equity Investors, L.P. (collectively, the "THL Entities"), (ii) DLJ
            Merchant Banking Parnters II, L.P., DLJ Offshore Partners II, C.V.,
            DLJ Diversified Partners, L.P., DLJMB Funding II, Inc., DLJ Merchant
            Banking Partners II-A, L.P., DLJ Diversified Partners-A, L.P., DLJ
            Millenium Partners, L.P., DLJ Millenium Partners, A, L.P., UK
            Investment Plan 1997 Partners DLJ EAB Partners, L.P., DLJESC II,
            L.P. and DLJ First ESC, L.P. (collectively, the "DLJ Entities"),
            (iii) Chase Equity Associates, L.P. ("Chase Equity") and (iv)
            Merrill Lynch KECALP L.P. 1997, KECALP Inc., and ML IBK Positions,
            Inc. (1)
10.4 --     Credit Agreement dated as of January 21, 1998 among the Company, certain subsidiaries of the Company, various lending institutions, The Chase Manhattan Bank, as Administrative Agent, The Chase
            Manhattan Bank of Canada, as Canadian Administrative Agent, Chase
            Manhattan International Limited, as U.K. Administrative Agent,
            Merrill Lynch Capital Corporation, as Syndication Agent, and DLJ
            Capital Funding, Inc., as Documentation Agent. (4)
10.5 --     Change-of-Control Employment Agreement, dated July 31, 1997 between
            Fisher and Michael D. Dingman. (1)
10.6 --     Change-of-Control Employment Agreement, dated July 31, 1997 between
            Fisher and Denis N. Maiorani. (1)
10.7 --     Change-of-Control Employment Agreement, dated July 31, 1997 between
            Fisher and Paul M. Meister. (1)
10.8 --     Change-of-Control Employment Agreement, dated July 31, 1997 between
            Fisher and Paul M. Montrone. (1)

10.9 --     Rights Agreement dated as of June 9, 1997, between the Company and
            ChaseMellon Shareholder Services L.L.P., as Rights Agent, which includes the form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Common Shares as Exhibit B (see Exhibit 4.4).
10.10 --    First Amendment to Rights Agreement, dated as of August 7, 1997, between the Company and ChaseMellon Shareholder Services, L.L.C.
            (see Exhibit 4.4).
10.11 --    Second Amended and Restated Agreement and Plan of Merger, dated as of November 14, 1997, by and between the Company and FSI Merger
            Corp. (see Exhibit 10.1).
10.12 --    Commitment Letters in connection with the Transaction. (7)
10.13 --    Restated Environmental Matters Agreement, dated as of February 26,
            1986, as amended and restated as of July 28, 1989, among
            Allied-Signal Inc., The Henley Group, Inc., The Wheelabrator Group
            Inc., New Hampshire Oak, Inc. and Fisher Scientific Group Inc. (8)
10.14 --    Amended and Restated Credit Agreement dated as of February 12, 1996, amending and restating the Term Loan and Revolving Credit Agreement, dated as of October 16, 1995 among Fisher Scientific International
            Inc., Certain Commercial Lending Institutions and Toronto Dominion
            (Texas), Inc. (9)
10.15 --    Amendment No. 1 dated February 12, 1996 to the Term Loan Agreement, dated October 16, 1995 among Fisher Scientific International Inc.,
            Fisher Scientific U.K. Limited, Certain Commercial Lending
            Institutions and The Toronto Dominion Bank. (9)
10.16 --    1991 Stock Plan for Executive Employees of Fisher Scientific
            International Inc. and its Subsidiaries. (10)
10.17 --    Fisher Scientific International Inc. Retirement Plan. (3)
10.18 --    Fisher Scientific International Inc. Savings and Profit Sharing
            Plan. (3)
10.19 --    Fisher Scientific International Inc. Incentive Compensation Plan.
            (9)
10.20 --    Restricted Unit Plan for Non-Employee Directors of Fisher Scientific
            International Inc. (3)
10.21 --    Fisher Scientific International Inc. Deferred Compensation Plan for
            Non-Employee Directors. (3)
10.22 --    Retirement Plan for Non-Employee Directors of Fisher Scientific
            International Inc. (3)
10.23 --    Fisher Scientific International Inc. Long-Term Incentive Plan. (10)
10.24 --    1995 Operating Unit Stock Plan (9)
10.25 --    Employment Agreement, dated May 23, 1995, between Fisher and Michael
            J. Quinn. (9)
10.26 --    Fisher Scientific International Inc. 1998 Equity and Incentive Plan.
            (1)
12.1 --     Statements re: Computation of Ratios.*
21.1 --     List of Subsidiaries of the Company. (11)
23.1 --     Consent of Deloitte & Touche LLP.**

23.2 --     Consent of Skadden, Arps, Slate, Meagher & Flom LLP.--(included in
            Exhibit 5.1).
24.1 --     Powers of attorney.*
25.1 --     Statement of Eligibility under the Trust Indenture Act of 1939 of
            State Street Bank and Trust Company on Form T-1.*
99.1 --     Form of Letter of Transmittal.*
99.2 --     Form of Notice of Guaranteed Delivery.*
99.3 --     Form of Letter to Clients.*
99.4 --     Form of Letter to Brokers, Dealers, Trust Companies and Other
            Nominees.*


------------

 * Filed previously
** Filed herewith


(1) Included as an exhibit to the Company's Registration Statements on Form S-4 (Registration No. 333-42777) filed with the Securities and Exchange Commission on December 19, 1997 and amended on February 2, 1998.
(2) Included as an exhibit to the Company's Registration Statement on Form S-3 (Registration No. 3-99884) filed with the Securities and Exchange Commission on November 30, 1995 and incorporated herein by reference.
(3) Included in an exhibit to the Company's Form 10-K for the year ended December 31, 1992, filed with the Securities and Exchange Commission on March 24, 1993 and incorporated herein by reference.

(4) Included as an exhibit to the Company's Cural Report on Form 8-K (Registration No. 001-10920) filed with the Securities and Exchange Commission on February 5, 1998.
(5) Included as an exhibit to the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 9, 1997 and incorporated herein by reference.
(6) Included as an exhibit to the Company's Current Report on Form 8-K dated August 7, 1997, filed with the Securities and Exchange Commission on August 8, 1997 and incorporated herein by reference.
(7) Included as an Annex to the proxy statement/prospectus included in the Company's Registration Statement on Form S-4 (Registration No. 333-92777) filed with the Securities and Exchange Commission on December 19, 1997 and amended on February 28, 1998.
(8) Included as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 33-43505) filed with the Securities and Exchange Commission on October 23, 1991 and incorporated herein by reference.
(9) Included in an exhibit to the Company's Form 10-K for the year ended December 31, 1995, filed with the Securities and Exchange Commission on March 21, 1996 and incorporated herein by reference.
(10) Included in an exhibit to the Company's Form 10-K for the year ended December 31, 1994, filed with the Securities and Exchange Commission on March 24, 1995 and incorporated herein by reference.
(11) Included as an exhibit to the Company's Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission on March 27, 1997 and incorporated herein by reference.